UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Vascular Solutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Vascular Solutions, Inc.
(2)	Aggregate number of securities to which transaction applies: The maximum number of shares of common stock to which this transaction applies is estimated to be 18,096,285, which consists of (A) 17,568,375 shares of common stock issued and outstanding as of December 20, 2016, (B) 492,500 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of December 20, 2016, and (C) 35,410 shares of common stock issuable pursuant to the Employee Stock Purchase Plan.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 17,568,375 shares of common stock multiplied by the merger consideration of $56.00 per share; (B) 492,500 shares issuable upon options to purchase shares of common stock multiplied by $43.43 (the difference between the merger consideration of $56.00 and the weighted average exercise price of such options of $12.57); and (C) 35,410 shares of common stock issuable pursuant to the Employee Stock Purchase Plan multiplied by the merger consideration of $56.00 per share.
(4)	Proposed maximum aggregate value of transaction: $1,007,201,235.00.
(5)	Total fee paid: $116,734.62.
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[            ], 2017

To Our Shareholders:

You are invited to attend a special meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation (which we refer to as “Vascular Solutions,” the “Company,” “we,” “our” or “us”), which we will hold at 6401 Sycamore Court North, Maple Grove, Minnesota, on [          ], [          ], 2017 at [          ] local time. We refer to such meeting, including any adjournment or postponement thereof, as the “special meeting.”

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, which we refer to as the “merger agreement”), by and among Vascular Solutions, Teleflex Incorporated, a Delaware corporation (which we refer to as “Teleflex”), and Violet Merger Sub Inc., a Minnesota corporation and a wholly owned subsidiary of Teleflex (which we refer to as “Merger Sub”), pursuant to which Merger Sub will be merged with and into Vascular Solutions (which we refer to as the “merger”), the separate existence of Merger Sub will cease, and Vascular Solutions will continue as the surviving company. You will also be asked to consider and vote on (1) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and (2) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement or in the absence of a quorum.

If the merger agreement is adopted and the merger is completed, Vascular Solutions will become a wholly owned subsidiary of Teleflex, and, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Merger Sub, Teleflex or any wholly owned subsidiary of Teleflex or of Vascular Solutions immediately prior to the effective time of the merger, which will be converted into shares of common stock of the surviving company, and any dissenting shares) will be cancelled and converted into the right to receive the merger consideration of $56.00 per share in cash, without interest.

Our board of directors has unanimously adopted resolutions (i) declaring the merger agreement, the merger and the other transactions contemplated by the merger agreement fair to and in the best interests of the Company and its shareholders, (ii) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommending that the Company’s shareholders approve the merger and adopt the merger agreement and (iv) directing that the approval of the merger and the adoption of the plan of merger be submitted to the shareholders of the Company. Accordingly, our board unanimously recommends that the shareholders of Vascular Solutions vote (1) “FOR” the proposal to approve the merger and adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to be cast on the proposal vote in favor of the proposal to approve the merger and adopt the merger agreement. A failure to vote your shares of our common stock on the proposal to approve the merger and adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about Vascular Solutions from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the internet. If you attend the special meeting and wish to vote in person, you may revoke any proxy previously submitted and vote by ballot.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free, at (877) 283-0317.

On behalf of our board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Howard Root Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document is dated [         ] and is first being mailed to shareholders on or about [         ].

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court North
Minneapolis, MN 55369

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [         ], 2017

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation (which we refer to as “Vascular Solutions,” the “Company,” “we,” “our” or “us”), will be held at 6401 Sycamore Court North, Maple Grove, Minnesota, on [          ], [         ], 2017 at [         ] local time (which we refer to as the “special meeting”), to consider and vote upon the following proposals:

1.	To adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, which we refer to as the “merger agreement”), by and among Vascular Solutions, Teleflex Incorporated, a Delaware corporation (which we refer to as “Teleflex”), and Violet Merger Sub Inc., a Minnesota corporation and a direct, wholly owned subsidiary of Teleflex (which we refer to as “Merger Sub”), pursuant to which Merger Sub will be merged with and into Vascular Solutions (which we refer to as the “merger”) and to approve the merger;
2.	To approve, on an advisory (non-binding) basis, certain compensation that may be paid or payable to Vascular Solutions’ named executive officers in connection with the merger; and
3.	To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger and adopt the merger agreement or in the absence of a quorum.

Only shareholders of record as of the close of business on [         ], 2017 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Our board unanimously recommends that our shareholders vote (1) “FOR” the proposal to approve the merger and adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Your vote is important, regardless of the number of shares of our common stock you own. Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have internet access, we encourage you to submit your proxy via the internet. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Before voting your shares, we urge you to read the accompanying proxy statement carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

By order of our board of directors,

Gordon Weber Secretary

Minneapolis, Minnesota
[         ], 2017

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET
a.	Go to the website at [ ], 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on the day before the special meeting.
b.	Please have your proxy card available to verify your identity and create an electronic ballot.
c.	Follow the simple instructions provided.
2.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free [ ], 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on the day before the special meeting.
b.	Please have your proxy card available to verify your identity.
c.	Follow the simple instructions provided.
3.	BY MAIL
a.	Mark, sign and date your proxy card.
b.	Return it in the postage-paid envelope that will be provided.

If your shares are held in the name of a broker, bank or other nominee: You should receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve the merger and adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A shareholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Secretary or by providing a proxy of a later date.

You should not return your stock certificate or send documents representing our common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the merger consideration.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street – 22nd Floor
New York, NY 10005
Banks and Brokers, Call: (212) 269-5550
All Others Call Toll-Free: (877) 283-0317
Email: VASC@dfking.com

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement related to the merger of Violet Merger Sub Inc. with and into Vascular Solutions, Inc., with Vascular Solutions, Inc. surviving as a wholly owned subsidiary of Teleflex Incorporated, which transaction we refer to as the “merger,” and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.” The merger agreement is attached as Annex A to this proxy statement.

The Companies (page [•])

Vascular Solutions

Vascular Solutions, Inc., referred to as “Vascular Solutions,” the “Company,” “we,” “our” or “us,” is a Minnesota corporation. We are an innovative medical device company focused on bringing clinically advanced solutions to the market for treating coronary and peripheral vascular disease. Our product line consists of more than 90 devices and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein practices worldwide. See the sections entitled “Where You Can Find Additional Information” and “The Companies—Vascular Solutions, Inc.”

Teleflex

Teleflex Incorporated, referred to as “Teleflex” or the “Buyer,” is a Delaware corporation. Teleflex is a global provider of medical technology products that enhance clinical benefits, improve patient and provider safety and reduce total procedural costs. Teleflex primarily designs, develops, manufactures and supplies single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. See the section entitled “The Companies—Teleflex.”

Merger Sub

Violet Merger Sub Inc., referred to as “Merger Sub,” is a Minnesota corporation and a wholly owned subsidiary of Teleflex that was formed solely for the purpose of entering into the Agreement and Plan of Merger, dated as of December 1, 2016, by and among Vascular Solutions, Teleflex and Merger Sub, as it may be amended from time to time, referred to as the “merger agreement,” and consummating the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist and Vascular Solutions will continue as the surviving company. See the section entitled “The Companies—Merger Sub.”

The Merger (page [•])

You will be asked to consider and vote upon the proposal to approve the merger and adopt the merger agreement. A copy of the merger agreement is attached as Annex A. The merger agreement provides, among other things, that at the effective time of the merger, referred to as the “effective time,” Merger Sub will be merged with and into Vascular Solutions, and each issued and outstanding share of common stock, par value $0.01 per share, of Vascular Solutions, referred to as our “common stock,” other than shares of our common stock owned directly by Teleflex or Merger Sub or by any wholly owned subsidiary of Teleflex or of Vascular Solutions as of immediately prior to the effective time, referred to as the “cancelled shares,” and any shares of our common stock held of record or beneficially by a person who has not voted in favor of approval of the merger and adoption of the merger agreement and who is entitled to demand and properly demands dissenters’ rights with respect to such shares, referred to as the “dissenting shares,” will be converted automatically into the right to receive $56.00 in cash, without interest, referred to as the “merger consideration.”

The Special Meeting of Our Shareholders (page [•])

Place, Date and Time. The special meeting will be held at 6401 Sycamore Court North, Maple Grove, Minnesota, on [         ], 2017 at [         ] local time. To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If your shares are held in “street name” by a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined in this document, you will not be admitted to the special meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

Purpose of the Special Meeting. At the special meeting, you will be asked (1) to consider and vote on the proposal to approve the merger and adopt the Agreement and Plan of Merger, dated as of December 1, 2016, by and among Vascular Solutions, Teleflex, and Merger Sub, pursuant to which Merger Sub will be merged with and into Vascular Solutions; (2) to consider and vote on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Vascular Solutions’ named executive officers in connection with the merger; and (3) to consider and vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger and adopt the merger agreement or in the absence of a quorum.

Who Can Vote at the Meeting. You can vote at the special meeting, in person or by proxy, all of the shares of our common stock you own of record as of [         ], 2017, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain a legal proxy from them and vote the shares yourself at the meeting. As of [         ], 2017, there were [         ] shares of our common stock outstanding held by approximately [         ] holders of record.

What Vote is Required for Approval of the Merger Agreement. Approval of the merger and adoption of the merger agreement requires that shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting and entitled to be cast on such proposal vote “FOR” the proposal to approve the merger and adopt the merger agreement. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement.

Quorum. A quorum will be present if holders of record of a majority of the shares of our common stock outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card or voting by telephone or through the internet. If your shares are held in “street name” by a broker, bank or other nominee, you should instruct such nominee on how to vote your shares using the instructions provided by such nominee. If you do not instruct such nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote “AGAINST” approval of the merger agreement.

How to Revoke Your Proxy. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must (a) submit a new proxy with a more recent date than that of the first proxy by (1) following the internet voting instructions, (2) following the telephone voting instructions or (3) completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the special meeting; or (b) if you are a registered shareholder, attending the meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the special meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it—that is, by internet, telephone or mail.

Recommendation of the Vascular Solutions Board of Directors (page [•]); Reasons for the Merger (page [•])

Our board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board unanimously recommends that Vascular Solutions shareholders vote “FOR” the proposal to approve the merger and adopt the merger agreement at the special meeting.

For a description of the reasons considered by our board in deciding to recommend approval of the merger agreement, see the section entitled “The Merger (Proposal 1)—Reasons for our Board’s Recommendation in Favor of the Merger.”

Opinion of Vascular Solutions’ Financial Advisor (page [•])

Our board has retained Guggenheim Securities, LLC, referred to as “Guggenheim Securities,” as its financial advisor in connection with the potential sale of Vascular Solutions. Guggenheim Securities delivered an opinion to our board to the effect that, as of December 1, 2016 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the consideration to be received in connection with the merger was fair, from a financial point of view, to the holders of our common stock (excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to our board (in its capacity as such) for its information and assistance in connection with its evaluation of the consideration to be received in connection with the merger. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to our board with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of our common stock as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in connection with the merger by holders of our common stock (excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger, the merger agreement (including, without limitation, the form or structure of the merger) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that our board received from Guggenheim Securities, see “The Merger— Opinion of Vascular Solutions’ Financial Advisor.”

Certain Effects of the Merger on Vascular Solutions (page [•])

Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Vascular Solutions, with Vascular Solutions surviving the merger. Throughout this proxy statement, we use the term “surviving company” to refer to Vascular Solutions as the surviving company following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur at the time the articles of merger are duly filed with the Secretary of State of the State of Minnesota or at such later time on the closing date as may be agreed by Vascular Solutions and Merger Sub and specified in the articles of merger.

Effect on Vascular Solutions if the Merger is Not Completed (page [•])

If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, the common stock will continue to be listed and traded on the Nasdaq Global Select

Market, a listing tier of The Nasdaq Stock Market LLC, referred to as “Nasdaq,” and registered under the U.S. Securities and Exchange Act of 1934, referred to as the “Exchange Act,” and we will continue to file periodic reports with the U.S. Securities and Exchange Commission, referred to as the “SEC.” Under specified circumstances, we may be required to pay Teleflex a termination fee upon or following the termination of the merger agreement, as described in the section entitled “The Merger Agreement—Termination Fee.”

When the Merger Becomes Effective; Marketing Period (page [•])

The merger agreement provides that the closing of the merger will occur within two business days after the satisfaction or waiver of the conditions to the merger, provided, that if the marketing period has not ended at such time, the closing of the merger will occur on the earlier of (i) a date during the marketing period specified by Teleflex in writing on no fewer than two business days’ notice to Vascular Solutions, which may be conditioned upon the simultaneous completion of the debt financing and (ii) the second business day following the last day of the marketing period.

The “marketing period” refers to the first period of 15 consecutive business days beginning on the date Teleflex receives certain required information and throughout which certain conditions to the closing of the merger are satisfied, subject to certain other timing restrictions and conditions described in further detail in the section entitled “The Merger Agreement—When the Merger Becomes Effective; Marketing Period.”

As of the date of this document, the parties expect to complete the merger during the first half of 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and factors outside the control of Vascular Solutions or Teleflex may delay the completion of the merger, or prevent it from being completed at all. In addition, Teleflex is not required to complete the merger until after the completion of the marketing period. There can be no assurances as to whether or when the merger will be completed.

Treatment of Vascular Solutions Equity Awards and the Employee Stock Purchase Plan (page [•])

Restricted Stock. At the effective time, each share of our common stock issued under our equity compensation plans, and then-subject to restrictions of forfeiture under our equity compensation plans, will be cancelled and converted into the right to receive the merger consideration (subject to any applicable withholding tax).

Stock Options. At the effective time, each option to purchase our common stock, referred to as a “stock option,” that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (subject to deduction for any applicable withholding tax) equal to the product of (x) the total number of shares of our common stock subject to such stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration over the exercise price per share of such stock option.

Employee Stock Purchase Plan. The Vascular Solutions Employee Stock Purchase Plan, referred to as the “ESPP,” has been amended such that (i) participation following the date of the merger agreement will be limited to those employees who are participating in the ESPP as of such date; (ii) except to the extent necessary to maintain the status of the ESPP, participants may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement; (iii) no offering period will be commenced after the date of the merger agreement; (iv) each participant’s outstanding right to purchase shares of our common stock under the ESPP will terminate on the day immediately prior to the day on which the effective time of the merger occurs; provided that amounts allocated to each participant’s account under the ESPP as of such date will be used to purchase shares of common stock using such date as the final purchase date; and (v) the ESPP will terminate immediately following the purchase of such shares.

No Solicitation; Alternative Proposals (page [•])

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding competing transactions and our board’s ability to change or withdraw its recommendation in favor of the merger agreement. Notwithstanding these restrictions, subject to the procedures set forth in the merger agreement, our board may respond to written competing proposals, withdraw its recommendation in favor of the merger agreement and terminate the merger agreement in order to enter into an agreement with respect to a superior proposal.

Change in Board Recommendation (page [•])

Our board unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. Nevertheless, our board may make a change of recommendation or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Alternative Proposals”) if, subject to the procedures set forth in the merger agreement, Vascular Solutions receives an unsolicited, written competing proposal that our board, after consultation with outside legal and financial advisors, concludes constitutes a superior proposal (taking into account any offers made by Teleflex to adjust the terms of the merger agreement) or if, subject to the procedures set forth in the merger agreement, there has been an intervening event unrelated to a competing proposal and, in any event, failure to take such action would be inconsistent with our board’s fiduciary duties under applicable law.

Interests of Vascular Solutions’ Directors and Executive Officers in the Merger (page [•])

When considering the recommendation by our board in favor of the merger agreement and the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

•	payments in connection with unvested stock options and shares of restricted stock at the closing of the merger, as described in the section entitled “The Merger Agreement—Treatment of Vascular Solutions Equity Awards;”
•	the entitlement of certain of our executive officers to receive severance payments and benefits under their respective executive employment agreements in the event the executive officer’s employment is terminated on or following shareholder approval of the merger either by the surviving company without cause or by the executive officer for good reason; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving company.

See the section entitled “The Merger (Proposal 1) — Interests of Vascular Solutions’ Directors and Executive Officers in the Merger.”

If the proposal to approve the merger and adopt the merger agreement is approved by our shareholders and the merger closes, any shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all of our other shareholders (other than dissenting shares or cancelled shares).

The members of our board were aware of these interests of Vascular Solutions’ directors and executive officers and considered them, among other matters, when approving the merger agreement and the merger and determining to recommend that its shareholders vote “FOR” the approval of the merger agreement and the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page [•])

If you are a U.S. holder (as defined under the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page [•])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the “HSR Act,” and the rules promulgated thereunder, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, referred to as the “Antitrust Division,” and the United States Federal Trade Commission, referred to as the “FTC,” and all statutory waiting period requirements have been satisfied. On December 15, 2016, both Teleflex and Vascular Solutions filed their respective Notification and Report Forms with the Antitrust Division and the FTC. The 30-day waiting period under the HSR Act will expire at 11:59 p.m. on January 17, 2017, unless it is terminated early or otherwise extended.

Financing of the Merger (page [•])

While Teleflex’s obligations under the merger agreement are not subject to any financing condition, Teleflex has entered into a debt commitment letter, referred to as the “commitment letter,” with JPMorgan Chase Bank, N.A., referred to as “JPMorgan,” dated December 1, 2016, which was amended and restated on December 20, 2016 to add Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith and PNC Bank, National Association, referred to collectively, together with JPMorgan, as the “commitment parties,” as additional commitment parties and lead arrangers. Pursuant to the commitment letter, the commitment parties have committed (i) to provide a $750 million senior unsecured bridge facility and (ii) to backstop an amendment to Teleflex’s existing credit agreement, dated July 16, 2013, with the lenders party thereto and JPMorgan as administrative agent, referred to as the “existing credit agreement,” in order to permit the bridge facility and to make certain other changes to the existing credit agreement, collectively referred to as the “debt financing.”

Conditions to Completion of the Merger (page [•])

The conditions to each party’s obligations to complete the merger include the following:

•	the adoption of the merger agreement by our shareholders at the special meeting;
•	there is no injunction or order issued by any court of competent jurisdiction or governmental authority, and there is no law that makes consummation of the merger illegal;
•	the expiration or early termination of the waiting period applicable to the consummation of the merger under the HSR Act;
•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to certain qualifications; and
•	the other party’s performance in all material respects of its covenants and obligations under the merger agreement.

In addition, the conditions to Teleflex’s and Merger Sub’s obligations to complete the merger also include:

•	the absence of a material adverse effect with respect to Vascular Solutions.

Termination (page [•])

The merger agreement may be terminated (subject, in each case, to certain limitations):

•	by the mutual written consent of Vascular Solutions and Teleflex;
•	by either Vascular Solutions or Teleflex, if:
°	the merger has not occurred on or before May 30, 2017;
°	the consummation of the merger has been made illegal or has been permanently restrained, enjoined or otherwise prohibited by a final and non-appealable order, decree or ruling;
°	the requisite vote of our shareholders is not obtained at the special meeting; or
°	the other party has breached or failed to perform any representation, warranty, covenant or obligation set forth in the merger agreement such that the closing conditions would not be satisfied, and such breach or failure cannot be cured or, if capable of being cured, has not been cured by the earlier of May 30, 2017 or 30 days after receipt of written notice of such breach or failure; or
•	by Teleflex, if:
°	our board or any committee thereof has changed its recommendation in favor of approval of the merger agreement and the merger to our shareholders;

°	we have entered into any letter of intent or other document or agreement with respect to a competing proposal;
°	we have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within ten business days after the commencement of such tender offer or exchange offer; or
°	our board has failed to publicly reaffirm its recommendation in favor of approval of the merger agreement and the merger to Vascular Solutions shareholders within ten business days after a competing proposal has been publicly announced; or
•	by Vascular Solutions in order to accept a superior proposal if authorized by our board in compliance with the provisions of the merger agreement, provided that Vascular Solutions pays the termination fee concurrently with such termination.

Termination Fee (page [•])

Following termination of the merger agreement under specified circumstances generally relating to a competing transaction, Vascular Solutions may be required to pay Teleflex a termination fee of $35 million.

Employee Matters (page [•])

The merger agreement provides for the following treatment with respect to those employees of Vascular Solutions and its subsidiaries who continue to be employed by the surviving company or one of its subsidiaries after the effective time, whom we refer to as the “continuing employees”:

•	Teleflex will, or will cause the surviving company to, assume, honor and fulfill all material Vascular Solutions benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement (excluding Vascular Solutions stock plans and the Employee Stock Purchase Plan);
•	from the effective time through December 31, 2017, Teleflex will, or will cause the surviving company to, provide each continuing employee with base salary (or wages) and annual cash bonus opportunities that, in each case, are no less favorable than those provided by Vascular Solutions immediately prior to the effective time;
•	from the effective time through December 31, 2017, Teleflex will, or will cause the surviving company to, provide each continuing employee with employee benefits (excluding equity or equity-based compensation) that are substantially comparable in the aggregate to those provided by Vascular Solutions immediately prior to the effective time;
•	Teleflex will, or will cause the surviving company to, provide that periods of employment with Vascular Solutions will be taken into account for all purposes under all employee benefit plans maintained by Teleflex or an affiliate of Teleflex for the benefit of the continuing employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits);
•	Teleflex will, or will cause the surviving company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the continuing employees under the applicable health and welfare benefits plan of Teleflex or any affiliate of Teleflex (except to the extent applicable under Vascular Solutions’ benefit plans immediately prior to the effective time), (ii) waive any and all evidence of insurability requirements with respect to such continuing employees to the extent such evidence of insurability requirements were not applicable to the continuing employees under the Vascular Solutions benefit plans immediately prior to the effective time and (iii) credit each continuing employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Vascular Solutions benefit plans prior to the closing date during the year in which the closing of the merger occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Teleflex or an affiliate of Teleflex for such year; and

•	Teleflex or the surviving company will permit the continuing employees who are then actively employed to make rollover contributions of eligible rollover distributions, including loans, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such continuing employees from the Vascular Solutions 401(k) plans to Teleflex’s or the surviving company’s applicable 401(k) plan.

Market Prices and Dividend Data (page [•])

Our common stock is traded on Nasdaq, under the symbol “VASC.” The closing sale price of our common stock on December 1, 2016, which was the last trading day before the merger was publicly announced, was $55.10 per share. On [         ], 2017 the most recent practicable date before the filing of this document, the closing price for our common stock was $ [         ] per share.

Under the terms of the merger agreement, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, such period referred to as the “pre-closing period,” we may not declare or pay any cash dividends to our shareholders without Teleflex’s written consent. We have paid no dividends on our common stock since our initial public offering in 2000.

Dissenters’ Rights (page [•])

If the proposal to approve the merger and adopt the merger agreement is approved by Vascular Solutions shareholders at the special meeting and the merger is consummated, a shareholder of Vascular Solutions who does not vote in favor of the proposal to approve the merger and adopt the merger agreement and who otherwise complies with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to demand payment for his or her shares and an appraisal of the value of those shares. The rights of dissenting shareholders under the Minnesota Business Corporation Act are discussed in the section entitled “Dissenters’ Rights.” Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which sections are attached as Annex C to the Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a shareholder of Vascular Solutions. Please refer to the more detailed information contained elsewhere in this document, the annexes to this document and the documents referred to or incorporated by reference in this document, which we urge you to read carefully and in their entirety. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this document?
A:	On December 1, 2016, Vascular Solutions entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Teleflex, with and into Vascular Solutions, with Vascular Solutions surviving the merger as a wholly owned subsidiary of Teleflex. You are receiving this document in connection with the solicitation of proxies by our board in favor of the proposal to approve the merger and adopt the merger agreement and a proposal to adjourn the meeting, if necessary or appropriate, and to approve the other related proposal to be voted on at the special meeting.
Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our board has designated Howard Root and Gordon Weber, and each of them with full power of substitution, as proxies for the special meeting.
Q:	When and where is the special meeting?
A:	The special meeting will be held at 6401 Sycamore Court North, Maple Grove, Minnesota, on [ ], 2017, at [ ] local time (including any adjournment or postponement thereof, the “special meeting”).
Q:	Who is entitled to vote at the special meeting?
A:	Only holders of record of our common stock as of the close of business on [ ], 2017, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were [ ] shares of our common stock outstanding and entitled to vote at the special meeting, held by [ ] holders of record. Each share of our common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, we have sent this proxy statement and your proxy card to you directly.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve the merger and adopt the merger agreement;
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or in the absence of a quorum.
Q:	What is the proposed merger and what effects will it have on Vascular Solutions?
A:	The proposed merger is the acquisition of Vascular Solutions by Teleflex pursuant to the merger agreement. If the proposal to approve the merger and adopt the merger agreement is approved by the holders of our common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Vascular Solutions, with Vascular Solutions continuing as the surviving company. As a result of the merger, Vascular Solutions will become a wholly owned subsidiary of Teleflex. We will cooperate with Teleflex to de-list our common stock from Nasdaq and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, the common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Teleflex a termination fee upon the termination of the merger agreement, as described in the section entitled “The Merger Agreement—Termination Fees.”

Q:	What will I receive if the merger is completed?
A:	Upon completion of the merger, you will be entitled to receive the per-share merger consideration of $56.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $5,600.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. Upon completion of the merger, you will not own shares in the surviving company.
Q:	What will the holders of Vascular Solutions equity awards receive in the merger?
A:	Restricted Stock. At the effective time, each share of our common stock issued under our equity compensation plans, and then-subject to restrictions of forfeiture under our equity compensation plans, will be cancelled and converted into the right to receive the merger consideration (subject to any applicable withholding tax).

Stock Options. At the effective time, each option to purchase our common stock, referred to as a “stock option,” that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (subject to deduction for any applicable withholding tax) equal to the product of (x) the total number of shares of our common stock subject to such stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration over the exercise price per share of such stock option.

Q:	What will happen to the Employee Stock Purchase Plan?
A:	The Vascular Solutions Employee Stock Purchase Plan, referred to as the “ESPP,” will be amended such that (i) participation following the date of the merger agreement will be limited to those employees who are participating in the ESPP as of such date; (ii) except to the extent necessary to maintain the status of the ESPP, participants may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement; (iii) no offering period will be commenced after the date of the merger agreement; (iv) each participant’s outstanding right to purchase shares of our common stock under the ESPP will terminate on the day immediately prior to the day on which the effective time of the merger occurs; provided that amounts allocated to each participant’s account under the ESPP as of such date will be used to purchase shares of common stock using such date as the final purchase date; and (v) the ESPP will terminate immediately following the purchase of such shares.

Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as soon as possible, and currently expect to consummate the merger during the first half of 2017. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including approval of the merger agreement by our shareholders and the receipt of regulatory approvals. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” In addition, Teleflex is not required to complete the merger until after the completion of the marketing period.

The “marketing period” refers to the first period of 15 consecutive business days beginning on the date Teleflex receives certain required information and throughout which certain conditions to the closing of the merger are satisfied, subject to certain other timing restrictions and conditions described in further detail in the section entitled “The Merger Agreement—When the Merger Becomes Effective; Marketing Period.”

Q:	Am I entitled to appraisal or dissenters’ rights under Minnesota Law?
A:	Yes. As a holder of the Company’s common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you take certain actions and meet certain conditions. See the section entitled “Dissenters’ Rights.”
Q:	Will I be subject to U.S. federal income tax upon the exchange of our common stock for cash pursuant to the merger?
A:	If you are a U.S. holder (as defined under the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of our common stock for cash pursuant to the merger generally will require a U.S. holder to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. holder pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. Backup withholding may also apply to the cash payment pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	How do I attend the special meeting?
A:	To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined in this document, you will not be admitted to the special meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

If you are not a holder of record as of the record date or a beneficial holder of common stock held in “street name,” you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date. You must present that proxy, as well as a form of valid photo identification, at the entrance to the meeting.

Q:	How many shares are needed to constitute a quorum?
A:	A quorum will be present if holders of record of a majority of the shares of our common stock outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of Vascular Solutions shareholders is required to approve the merger and adopt the merger agreement?
A:	Approval of the merger and adoption of the merger agreement requires that shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting and entitled to be cast on such proposal vote “FOR” the proposal to approve the merger and adopt the merger agreement. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement.
Q:	What vote of Vascular Solutions shareholders is required to approve the other proposals to be voted upon at the special meeting?
A:	Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires that more shares are voted “FOR” such proposal than “AGAINST.”

An abstention with respect to either proposal and a failure to vote your shares of our common stock on either proposal (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will not have the effect of either a vote “FOR” or a vote “AGAINST” such proposals.

Q:	How does our board recommend that I vote?
A:	Our board unanimously recommends that our shareholders vote:
•	“FOR” the proposal to approve the merger and adopt the merger agreement;
•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and
•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that our board considered in determining to recommend the approval of the merger agreement, please see the section entitled “The Merger (Proposal 1)—Reasons for our Board’s Recommendation in Favor of the Merger.” In addition, in considering the recommendation of our board with respect to the merger agreement, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our shareholders generally. For a discussion of these interests, see the section entitled “The Merger (Proposal 1)—Interests of Vascular Solutions’ Directors and Executive Officers in the Merger.”

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to Vascular Solutions’ named executive officers in connection with the merger?
A:	The inclusion of this proposal is required by the SEC rules. However, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by shareholders and is not binding on Vascular Solutions or Teleflex. If the merger agreement is approved by Vascular Solutions shareholders and the merger is completed, the merger-related compensation may be paid to Vascular Solutions’ named executive officers in accordance with the terms of their compensation agreements and arrangements even if shareholders do not approve this proposal.

Q:	What do I need to do now? How do I vote my shares of our common stock?
A:	We urge you to read this entire document carefully, including its annexes and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of our common stock you own. See page i at the beginning of this proxy statement for instructions on how to vote your shares in person or by proxy over the internet, by telephone or by mail.
Q:	Can I revoke my proxy?
A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must (a) submit a new proxy with a more recent date than that of the first proxy by (1) following the internet voting instructions, (2) following the telephone voting instructions or (3) completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the special meeting; or (b) if you are a registered shareholder, attending the meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the special meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it—that is, by internet, telephone or mail.
Q:	Will my shares of our common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares of our common stock you may hold in “street name” will be deemed to be held by a different shareholder (that is, your bank, broker or other financial nominee) than any shares of our common stock you hold of record, any shares of our common stock held in “street name” will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares of our common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares of our common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the internet) to ensure that all of your shares of our common stock are voted.
Q:	What happens if I sell my shares of our common stock before completion of the merger?
A:	In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger. Consequently, if you transfer your shares of our common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for shareholders entitled to vote at the special meeting is on [         ], 2017, which is earlier than the consummation of the merger. If you transfer your shares of our common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of our common stock evidenced by stock certificates for the merger consideration. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	Where can I find the voting results of the special meeting?
A:	We intend to issue a press release and announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. See the section entitled “Where You Can Find Additional Information.”
Q:	Where can I find more information about Vascular Solutions?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”
Q:	Who can help answer my other questions?
A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for Vascular Solutions in connection with the merger.

If you have questions or need assistance voting your shares, please contact:

D.F. King & Co., Inc.
48 Wall Street – 22nd Floor
New York, NY 10005
Banks and Brokers, Call: (212) 269-5550
All Others Call Toll-Free: (877) 283-0317
Email: VASC@dfking.com

or

Vascular Solutions, Inc.
Attn: Investor Relations
6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 654-4300

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This communication contains forward-looking statements, including statements relating to the completion of the transaction and statements regarding Vascular Solutions’ future performance. Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends. Forward-looking statements are likely to address matters such as, among other things, Vascular Solutions’, Teleflex’s and their respective affiliates’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels. These forward-looking statements are based on the companies’ current plans, expectations and assumptions and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following factors:

•	the risk that we are unable to consummate the merger within the anticipated time period, or at all, due to the failure to obtain shareholder approval to approve the merger and adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger;
•	the risk that the merger agreement may be terminated in circumstances requiring us to pay Teleflex a termination fee of $35 million;
•	the risk of any event, change or other circumstances occurring that could give rise to the termination of the merger agreement;
•	the risk that Teleflex may be unable to access its financing or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;
•	the risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	the effect of the announcement or pendency of the merger on our business relationships (including, without limitation, customers and suppliers), operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;
•	the risks related to diverting management’s or employees’ attention from ongoing business operations;
•	the risks associated with limitations placed on our ability to operate our business under the merger agreement;
•	the risk that our stock price may decline significantly if the merger is not completed or may suffer as a result of uncertainty surrounding the merger;
•	the risk that the merger may not be consummated in a timely manner, if at all;
•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others;
•	the possibility that the companies may be adversely affected by other economic, business and/or competitive factors;
•	worldwide economic conditions and their impact on customer purchasing decisions;
•	rapid technological changes and competitive pressures in the industry; and
•	the other risks, factors and matters described or incorporated by reference in this proxy statement, including the “Risk Factors” described in our Form 10-K for the fiscal year ended December 31, 2015 and in our subsequent filings on Form 10-Q (see “Where You Can Find Additional Information”).

Many of these factors are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

THE COMPANIES

Vascular Solutions, Inc.

Vascular Solutions, Inc., referred to as “Vascular Solutions,” the “Company,” “we,” “our” or “us,” is a Minnesota corporation. Vascular Solutions was incorporated in Minnesota in December 1996 and began operations in February 1997. We are an innovative medical device company focused on bringing clinically advanced solutions to the market for treating coronary and peripheral vascular disease. Our product line consists of more than 90 devices and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein practices worldwide.

As a vertically-integrated company, we generate ideas, create new minimally-invasive medical devices and then deliver these products and related services to the physicians who treat vascular disease. In the United States, we sell our products through a 106-person direct sales force. Outside the U.S., we work through a network of 41 independent distribution companies that cover 59 countries.

Common stock, par value $0.01 per share, of Vascular Solutions, referred to as our “common stock,” is currently listed on the Nasdaq Global Select Market, a listing tier of The Nasdaq Stock Market LLC, referred to as “Nasdaq,” under the ticker symbol “VASC.”

Our principal executive offices are located at 6464 Sycamore Court North, Minneapolis, Minnesota 55369, and our telephone number is (763) 656-4300. Vascular Solutions’ website is located at www.vasc.com. The information contained on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission, referred to as the “SEC.”

Teleflex

Teleflex Incorporated, referred to as “Teleflex” or the “Buyer,” is a Delaware corporation. Teleflex was incorporated in Delaware in 1943. Teleflex is a global provider of medical technology products that enhance clinical benefits, improve patient and provider safety and reduce total procedural costs. Teleflex primarily designs, develops, manufactures and supplies single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. Teleflex markets and sells its products to hospitals and healthcare providers worldwide through a combination of its direct sales force and distributors. Because Teleflex’s products are used in numerous markets and for a variety of procedures, it is not dependent upon any one end-market or procedure. Teleflex manufactures its products at 25 manufacturing sites, with major manufacturing operations located in the Czech Republic, Germany, Malaysia, Mexico and the United States.

Teleflex’s common stock is currently listed on the New York Stock Exchange under the ticker symbol “TFX.”

Teleflex’s principal executive offices are located at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, and its telephone number is (610) 225-6800. Teleflex’s website is located at www.teleflex.com. The information contained on, or accessible through, Teleflex’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Violet Merger Sub Inc.

Violet Merger Sub Inc., referred to as “Merger Sub,” is a Minnesota corporation and a wholly owned subsidiary of Teleflex. Merger Sub was formed in November 2016 solely for the purpose of entering into the Agreement and Plan of Merger, dated as of December 1, 2016, by and among Vascular Solutions, Teleflex and Merger Sub, as it may be amended from time to time, referred to as the “merger agreement,” and consummating the transactions contemplated by the merger agreement, and it currently has no other business or operations. Upon completion of the merger contemplated by the merger agreement, referred to as the “merger,” Merger Sub will cease to exist and Vascular Solutions will survive the merger. Throughout this proxy statement, we use the term “surviving company” to refer to Vascular Solutions as the surviving company following the merger.

Merger Sub’s principal executive offices are located at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, and its telephone number is (610) 225-6800.

THE SPECIAL MEETING

We are furnishing this document to Vascular Solutions shareholders as part of the solicitation of proxies by our board for use at the special meeting or any adjournment or postponement thereof. This document provides Vascular Solutions shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This document is being furnished to our shareholders as part of the solicitation of proxies by our board for use at the special meeting to be held at 6401 Sycamore Court North, Maple Grove, Minnesota, on [         ], 2017 at [         ] local time, or at any adjournment or postponement thereof, which we refer to as the “special meeting.”

To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date.

If you are not a holder of record as of the record date or a beneficial holder of common stock held in “street name,” you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date. You must present that proxy, as well as a form of valid photo identification, at the entrance to the meeting.

Purposes of the Special Meeting

At the special meeting, Vascular Solutions shareholders will be asked to consider and vote on the following proposals:

•	to approve the merger with Merger Sub and adopt the merger agreement, dated as of December 1, 2016, by and among Vascular Solutions, Teleflex and Merger Sub, a wholly owned subsidiary of Teleflex;
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Vascular Solutions’ named executive officers in connection with the merger, the value of which is disclosed in the table in the section entitled “The Merger (Proposal 1)—Interests of Vascular Solutions’ Directors and Executive Officers in the Merger;” and
•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger and adopt the merger agreement or in the absence of a quorum.

Our shareholders must approve the merger and adopt the merger agreement for the merger to occur. If our shareholders fail to approve the merger and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this document as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger and adopt the merger agreement. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger and adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either Vascular Solutions or Teleflex. Accordingly, if the merger agreement is approved by Vascular Solutions shareholders and the merger is completed, the merger-related compensation may be paid to Vascular Solutions’ executive officers even if the shareholders fail to approve the proposal.

Vascular Solutions does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [         ], 2017, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [         ] shares of our common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of our common stock outstanding at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For Vascular Solutions to complete the merger, Vascular Solutions shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote on such proposal must vote “FOR” the proposal to approve the merger and adopt the merger agreement. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on certain compensation that may be paid or become payable to Vascular Solutions’ named executive officers in connection with the merger and the adjournment proposal requires that more shares are voted “FOR” than “AGAINST” such proposal. An abstention with respect to either proposal and a failure to vote your shares of our common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will not have the effect of either a vote “FOR” or a vote “AGAINST” these proposals.

Voting; Proxies; Revocation

Attendance

All holders of shares of our common stock as of the close of business on [         ], 2017, the record date, including shareholders of record and beneficial owners of our common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined in this document, you will not be admitted to the special meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

If you are not a holder of record as of the record date or a beneficial holder of common stock held in “street name,” you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date. You must present that proxy, as well as a form of valid photo identification, at the entrance to the meeting.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. We will give you a ballot when you arrive. If you are not a shareholder of record but instead hold your shares of our common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of our common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

To vote over the internet, go to the web address [ ] and follow the instructions for voting. Have your proxy card available when you access the web page. If you vote over the internet, please do not mail your proxy card.

To vote by telephone, dial [ ] in the United States or [ ] for international callers from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. If you vote by telephone, please do not mail your proxy card.

To vote by mail, mark your proxy card, date and sign it and return it in the postage-prepaid envelope. You should not return your stock certificate or send documents representing our common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the right to receive $56.00 in cash, without interest, referred to as the merger consideration.

If you vote by proxy over the internet or by telephone, your votes must be received by 11:59 p.m., Eastern Time, the day before the special meeting to be counted. If you vote by proxy by mail, your votes must be received prior to the special meeting to be counted.

Your proxy card will count as a “vote” if you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal. In this case, your proxy will be voted “FOR” such proposal.

A failure to vote or an abstention will have the same effect as voting “AGAINST” the proposal to approve the merger and adopt the merger agreement. An abstention and, assuming a quorum is present, a failure to vote will not have the effect of either a vote “FOR” or a vote “AGAINST” on the other two proposals.

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting “AGAINST” the proposal to approve the merger and adopt the merger agreement, but, assuming a quorum is present, will not have the effect of either a vote “FOR” or a vote “AGAINST” on the other two proposals.

In accordance with the rules of Nasdaq, brokers, banks and other nominees that hold shares of our common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to (i) the proposal to approve the merger and adopt the merger agreement, (ii) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger or (iii) the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of our common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any “broker non-votes” occurring in connection with any of the proposals at the special meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the bank, broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a shareholder of record, you may revoke your proxy by:

•	submitting a new proxy card with a later date, which is received by Vascular Solutions prior to the final vote at the special meeting;

•	using the telephone or internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to Vascular Solutions;
•	attending the special meeting, delivering a written notice of revocation and voting in person; or
•	delivering a written notice of revocation by mail to Vascular Solutions in care of the Secretary at 6464 Sycamore Court North, Minneapolis, Minnesota 55369, Attn: Secretary, which is received by Vascular Solutions prior to the final vote at the special meeting.

Please note that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. If you want to revoke your proxy by mailing a new proxy card to Vascular Solutions or by sending a written notice of revocation to Vascular Solutions, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Vascular Solutions before the special meeting.

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of our common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and adopt the merger agreement. The requisite number of shares to approve the other two proposals is based on the total number of shares voted “FOR” such proposal compared to the number of shares voted “AGAINST” such proposal. If you abstain from voting with respect to such proposals or do not vote on such proposals, such failure to vote will not have the effect of either a vote “FOR” or a vote “AGAINST” the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger or the proposal regarding adjournment of the special meeting.

Board of Directors’ Recommendation

Our board, after considering various factors described in the section entitled “The Merger (Proposal 1)—Reasons for our Board’s Recommendation in Favor of the Merger,” unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Vascular Solutions and our shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (1) ”FOR” the proposal to approve the merger and adopt the merger agreement, (2) ”FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Vascular Solutions in connection with the merger, and (3) ”FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Solicitation of Proxies

Our board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained D.F. King & Co., Inc., referred to as “D.F. King,” a proxy solicitation firm, to assist our board in the solicitation of proxies for the special meeting, and we expect to pay D.F. King $25,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone or via the internet by D.F. King or, without additional compensation, by certain of our directors, officers and employees.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available at [         ].

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contract our proxy solicitor D.F. King & Co., Inc., toll free, at (877) 283-0317.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

If the merger agreement is adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Vascular Solutions, and the separate corporate existence of Merger Sub will cease. Vascular Solutions will be the surviving company in the merger and will continue its corporate existence as a wholly owned subsidiary of Teleflex.

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, referred to as the “effective time,” each share of our common stock issued and outstanding immediately before the effective time (other than shares of our common stock owned directly by Teleflex or Merger Sub or by any wholly owned subsidiary of Teleflex or of Vascular Solutions as of immediately prior to the effective time, referred to as the “cancelled shares,” and any shares of our common stock held of record or beneficially by a person who has not voted in favor of approval of the merger and adoption of the merger agreement and who is entitled to properly demand dissenter’s rights with respect to such shares, referred to as the “dissenting shares”) will be converted into the right to receive $56.00 in cash, without interest, less any required withholding taxes. At the effective time of the merger, our current shareholders will cease to have ownership interests in the surviving company or rights as its shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the U.S. Securities and Exchange Act of 1934, referred to as the “Exchange Act,” and is quoted on Nasdaq under the symbol “VASC.” As a result of the merger, Vascular Solutions will cease to be a publicly traded company and will be a wholly owned subsidiary of Teleflex. Following the consummation of the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and Vascular Solutions will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Effects on Vascular Solutions if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, the common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Additionally, if the merger is not completed, our shareholders may be subject to the risks associated with a transition in leadership, as our current chief executive officer, Howard Root, has indicated to our board that he is unwilling to continue to serve in that role long-term. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under specified circumstances, we may be required to pay Teleflex a termination fee as described in the section entitled “The Merger Agreement—Termination Fee.”

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among our board, members of our management, or our representatives and other parties.

In November 2014, Vascular Solutions and our chief executive officer, Howard Root, were indicted on felony criminal charges in the Western District of Texas over allegations that Vascular Solutions’ sales representatives promoted “off-label” the Vari-Lase Short Kit referred to as the “Short Kit litigation.” At regular meetings held during 2015, our board discussed contingency plans for the Company in the event the Company or Mr. Root were convicted at trial, including the potential retention of Guggenheim Securities, LLC, referred to as “Guggenheim Securities,” to advise the board with an exploration of strategic alternatives. In connection with this contingency planning, our board directed our management to begin to negotiate the terms of an engagement letter with Guggenheim Securities so that Guggenheim Securities could be engaged quickly in case an adverse result in the Short Kit litigation necessitated an expedited sale process. In February 2016, upon completion of the criminal trial in San Antonio, a unanimous not guilty verdict was returned by the jury on all charges, a decision which was final and not subject to appeal. The closing price of our common stock on February 25, 2016, the day prior to our announcement of the jury verdict, was $26.25 per share.

On April 25, 2016, after the close of trading on the Nasdaq, we issued a press release reporting the Company’s results of operations and financial condition for the fiscal quarter ended March 31, 2016. The closing price of our common stock on April 25, 2016 was $37.09. On April 26, 2016, the first trading day after our earnings announcement, the closing price of our common stock was $37.06 per share.

On June 10, 2016, Mr. Root met with the Vice President of Global Corporate Development & Strategy and the President & General Manager of Vascular for Teleflex at the offices of Guggenheim Securities. The Vice President of Global Corporate Development & Strategy had requested that Guggenheim Securities arrange a meeting with Mr. Root in order to convey Teleflex’s general interest in Vascular Solutions and its products and indicated to Guggenheim Securities that Teleflex had been monitoring Vascular Solutions as a potential candidate for collaboration or acquisition. During this meeting, Mr. Root presented information based on the Company’s standard investor presentation to the representatives of Teleflex. No confidential information was disclosed by Mr. Root during this meeting, and no discussion of an acquisition or other corporate transaction occurred during this meeting.

During July 2016, Mr. Root discussed individually with each of our board members his long-terms plans and his commitment to serving as the Company’s chief executive officer. In these discussions, Mr. Root indicated that, while he did not have any immediate or definitive plans to resign as the Company’s chief executive officer, Mr. Root had reflected upon his experience in the Short Kit litigation and concluded that he was not prepared to continue to assume, as a long-term matter, the personal liability risks associated with serving as the chief executive officer of a medical device company.

At a board dinner held in the evening of July 21, 2016 and a board meeting held on July 22, 2016, our board discussed Mr. Root’s unwillingness to continue to serve long-term as the Company’s chief executive officer, the consequences of this development on the future of the Company and the full range of alternatives available to our board in responding to this development. In particular, among other matters, our board discussed the risks to the future performance of the Company without Mr. Root’s leadership of the Company and his direction on product development, the risks associated with a CEO succession, including the risk that a new CEO would be unsuccessful in implementing the Company's strategic plan and the previous efforts undertaken by Mr. Root to identify and develop a qualified successor. Our board also discussed the attractiveness of the current market valuation of the Company and the state of the mergers and acquisitions market, and discussed with our legal counsel, Dorsey & Whitney LLP, referred to as “Dorsey,” the directors’ fiduciary duties in connection with evaluating a potential sale transaction. Following the discussion of the range of alternatives, which discussion was conducted both among the full board and in an executive session of independent directors, and after balancing the benefits and risks associated with each of the potential alternatives, including the risks faced by smaller medical device companies in successfully scaling their businesses, our board directed our management to enter into an engagement letter with Guggenheim Securities to assist the board with its exploration of strategic alternatives. Our board selected Guggenheim Securities, based on, among other things, the firm’s extensive expertise and experience in our industry and its understanding of macro issues affecting our industry, Guggenheim Securities’ status as an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the medical device industry, its long-term knowledge of the Company’s business, and its prior work in evaluating the Company’s strategic alternatives. Starting from the form of engagement letter that had been commenced in early 2016, our management and Guggenheim Securities negotiated the engagement letter’s terms and, on July 28, 2016 the Company executed an engagement letter with Guggenheim Securities.

On July 25, 2016, after the close of trading on the Nasdaq, we issued a press release reporting the Company’s results of operations and financial condition for the fiscal quarter ended June 30, 2016. The closing price of our common stock on July 25, 2016 was $42.32. On July 26, 2016, the first trading day after our earnings announcement, the closing price of our common stock was $46.36 per share.

In late July 2016, at the direction of our board and management, Guggenheim Securities commenced contacting potential strategic acquirers on a confidential basis to determine such acquirers’ interest in receiving an update regarding the Company’s business, operations and recent performance. These initial contacts, which Guggenheim Securities and our management used to gauge interest in a potential transaction involving the Company, were made with a total of 13 parties, including Teleflex, in late-July and early-August 2016. The 13 parties contacted by Guggenheim Securities were identified by our management with the assistance of Guggenheim Securities as including the parties with the highest anticipated level of interest in a strategic transaction with the Company based on prior expressions of interest in the Company’s business or based on the perceived strategic fit of the Company’s business with that of the proposed party and the market valuation of the potential strategic acquirers relative to the Company. Based on an analysis of the Company’s current valuation and guidance from Guggenheim Securities as to the internal rate of return hurdles typically sought by a private equity sponsor in connection with an investment, our management concluded that it was unlikely that a financial sponsor would be able to make an offer for the Company at a competitive valuation.

In August 2016, seven of the 13 parties initially contacted by Guggenheim Securities, including Teleflex, expressed interest in receiving a confidential update regarding the Company’s business, operations and recent performance. Those seven parties were supplied with a customary non-disclosure agreement to govern the exchange of confidential information regarding the Company. Five potential acquirers, including Teleflex, executed a non-disclosure agreement with the Company. The non-disclosure agreements executed with three of the five potential acquirers, including Teleflex, contained a standstill clause; in each case, the standstill clause terminated upon public announcement of certain transactions, including the merger. The other two parties which had initially expressed interest in receiving a confidential update dropped out ahead of executing a non-disclosure agreement and receiving an update from the Company.

On August 24, 2016, members of Teleflex management met with members of our senior management team, at our headquarters in Minneapolis, Minnesota. Our management presented Teleflex management with an overview of our business and operations, including a tour of the facilities.

On September 8, 2016, at the direction of our board, Guggenheim Securities communicated to each of the five potential acquirers, including Teleflex, that our board had authorized a process to solicit non-binding indications of interest for an acquisition of Vascular Solutions.

On September 13, 2016, at the direction of our board, Guggenheim Securities supplied each of the five potential acquirers, including Teleflex, with a confidential information packet prepared by our management, including a company overview and the non-public unaudited prospective financial information described under the heading “—Certain Vascular Solutions Unaudited Prospective Financial Information.”

Between September 13 and October 17, 2016, at the direction of our management, Guggenheim Securities sent certain additional due diligence information to each of the five potential acquirers, including Teleflex, and the Company responded to additional requests for information made by the potential acquirers, including Teleflex.

Between September 16 and October 6, 2016, representatives of Guggenheim Securities, Mr. Root and, in some cases, other members of our management team, participated in executive presentations with representatives of each of the five potential acquirers, including Teleflex. The presentation with Teleflex was conducted on September 16, 2016 at Guggenheim Securities’ offices in New York City with Mr. Root.

On September 16, 2016, at the direction of our board, Guggenheim Securities sent initial bid instruction letters to representatives of the five potential acquirers, including Teleflex. The bid instruction letters established October 17, 2016 as the deadline for non-binding indications of interest.

Between September 29 and October 17, 2016, each of the four potential acquirers, other than Teleflex, communicated to representatives of Guggenheim Securities that it would decline to submit a non-binding indication of interest for an acquisition of Vascular Solutions, with the last remaining potential acquirer, other than Teleflex, notifying Guggenheim Securities on October 17 that it would decline to submit a non-binding indication of interest. Among the reasons cited by certain of the parties was that the market valuation of the Company, based on recent trading prices of the Company’s common stock, would not permit them to make an offer for the Company at a competitive valuation.

On October 17, 2016, Teleflex submitted a non-binding indication of interest for the acquisition of Vascular Solutions at a price of $55.25, in cash. The closing price of our common stock on October 17, 2016 was $45.89 per share.

At a board dinner held in the evening of October 20, 2016, Guggenheim Securities reviewed with our board certain work performed by Guggenheim Securities on behalf of Teleflex during the past two years, none of which resulted in the receipt by Guggenheim Securities of any investment banking or financial advisory fees. This work included a preliminary analysis of the Company’s weighted average cost of capital prepared by Guggenheim Securities in July 2016. See the section entitled “Opinion of Vascular Solutions’ Financial Advisor—Other Considerations.” Our board discussed the past work performed by Guggenheim Securities and the potential conflicts of interest created by such work and concluded that the matters disclosed by Guggenheim Securities to the board did not create a conflict of interest that would disqualify Guggenheim Securities from serving as the Company’s financial advisor in a transaction with Teleflex. Guggenheim Securities then described the process undertaken to date to solicit non-binding indications of interest and presented the non-binding indication of interest submitted by Teleflex to our board. Guggenheim Securities also reviewed the proposed sources of financing, due diligence requirements and necessary approvals associated with the Teleflex proposal, noting, among other things, that the Teleflex proposal specifically highlighted the fact that any definitive agreement eventually reached by the parties would not condition Teleflex’s obligation to close the transaction on the receipt of financing. Guggenheim Securities also reviewed with the board in detail its financial analysis of the proposed merger consideration of $55.25, in cash, represented by the Teleflex proposal. Dorsey again reviewed with our board the directors’ fiduciary duties in connection with evaluating a potential sale transaction. At our board meeting held on October 21, 2016, among other matters, our board further discussed the non-binding indication of interest, as well as strategic alternatives to the sale process. Following the discussion among our board and its advisors, our board determined to continue the process for exploring a sale of Vascular Solutions based on, among other matters, the value represented by the cash consideration to be paid to our shareholders under the Teleflex proposal and authorized and instructed Guggenheim Securities to communicate to Teleflex that, based on its non-binding proposal, the Company would continue to engage in discussions with Teleflex in an effort to arrive at an acceptable transaction.

On October 24, 2016, Vascular Solutions granted Teleflex and its representatives access to a virtual dataroom established for the provision of due diligence information to Teleflex and its representatives.

Also on October 24, 2016, after the close of trading on the Nasdaq, we issued a press release reporting the Company’s results of operations and financial condition for the fiscal quarter ended September 30, 2016. The closing price of our common stock on October 24, 2016 was $48.63. On October 25, 2016, the first trading day after our earnings announcement, the closing price of our common stock was $48.17 per share.

Between the time it first granted access to the virtual dataroom to Teleflex and the execution of the merger agreement on December 1, 2016, Vascular Solutions responded to numerous requests from Teleflex and its representatives in connection with the business, legal, accounting and financial due diligence investigation of Vascular Solutions undertaken by such parties.

On October 25, 2016, a representative of Teleflex’s financial advisor, J.P. Morgan, contacted Guggenheim Securities to discuss the possibility of accelerating the process to acquire Vascular Solutions in order to accommodate structuring and financing options then under consideration by Teleflex. At management’s direction, Guggenheim Securities responded that if Teleflex were to submit a definitive proposal with updated views as to valuation and the timing of a potential transaction in advance of the deadline set for submission of definitive proposals for the acquisition of Vascular Solutions, our board was prepared to consider such proposal. Guggenheim Securities further informed Teleflex that, absent the submission of a proposal on an accelerated basis, our board would consider definitive proposals on a timeline to be described in a bid process letter to be supplied to Teleflex.

Also on October 25, 2016, members of Teleflex’s management team attended a site visit of our facilities in Minneapolis, Minnesota, conducted by our executive management team. Additional site visits to our Minneapolis, Minnesota facilities, each focusing on different areas of operational or regulatory diligence, were attended by Teleflex personnel on November 2, November 4, November 8 and November 17, and on November 11, members of Teleflex’s management team attended a site visit of our facilities in Galway, Ireland.

On November, 1, 2016, at the direction of our management, Guggenheim Securities provided a bid instruction letter and a draft of the merger agreement to J.P. Morgan. The bid instruction letter established December 7, 2016 as the deadline for submitting a definitive proposal to acquire Vascular Solutions.

On November 7, 2016, members of Teleflex management and representatives of J.P. Morgan attended a management presentation held at the Company’s headquarters in Minneapolis, Minnesota, conducted by the Company’s executive management team. The closing price of our common stock on November 7, 2016 was $45.95 per share.

On November 8, 2016, representatives of Dorsey had a telephone conference with representatives of Teleflex’s legal counsel, Simpson Thacher & Bartlett LLP, referred to as “Simpson,” to discuss the transaction structure and certain elements of Minnesota law. Members of Vascular Solutions management and Teleflex management, as well as representatives of Guggenheim Securities and J.P. Morgan, also participated in the discussion.

On November 15, 2016, a representative of J.P. Morgan contacted Guggenheim Securities to inform Guggenheim Securities that Teleflex had determined that the potential structuring and financing options that would have necessitated Teleflex’s early submission of a definitive proposal were not viable and that Teleflex anticipated submitting its definitive proposal in the timeline outlined in the bid process letter.

On November 16, 2016, at an industry conference, in a conversation with Mr. Root, a sell-side analyst not affiliated with a firm that, to our knowledge, had been engaged by the Company, Teleflex or any of the other parties which had executed non-disclosure agreements with the Company in connection with the sale process, indicated an awareness of the confidential process being undertaken by Vascular Solutions to evaluate strategic opportunities and of the representatives Vascular Solutions had engaged as part of that process but did not mention any potential acquirers involved in such process. The closing price of our common stock on November 15, 2016, the day prior to the day of the conversation between Mr. Root and the analyst, was $49.90 per share.

On November 17, 2016, at the direction of our management, representatives of Guggenheim Securities and J.P. Morgan discussed, and a representative of Guggenheim Securities discussed with Teleflex’s chief executive officer and other members of Teleflex’s senior management team, the comments made to Mr. Root by the analyst the prior day, recent activity in the trading of Vascular Solutions’ stock, recent appreciation in the price of Vascular Solutions stock and the implications of this activity on our board’s evaluation of strategic alternatives. At management’s instruction, the Guggenheim Securities representative requested that Teleflex consider accelerating its evaluation of the Company in order to be in a position to submit a definitive proposal to acquire Vascular Solutions in advance of the December 7 deadline that had been set in the bid instructions.

On November 18, 2016, Teleflex’s chief executive officer provided an update to a representative of Guggenheim Securities regarding the status of its due diligence and financing related activities, stating that Teleflex would be in a position to sign a definitive agreement to acquire Vascular Solutions by late November or early December.

On November 20, 2016, at the direction of our management, Guggenheim Securities sent J.P. Morgan a draft of the confidential disclosure schedules to the merger agreement.

On November 21, 2016, J.P. Morgan called Guggenheim Securities to provide an update on a meeting that Teleflex’s board of directors held earlier that day. J.P. Morgan confirmed that, in the board meeting, the Teleflex board had confirmed the valuation of Teleflex’s proposal to acquire the Company at a price of $55.25 per share and its ability to execute a definitive agreement to acquire Vascular Solutions by December 5, 2016. The closing price of our common stock on November 21, 2016 was $53.85 per share.

In the evening of November 21, 2016, our board met to discuss the status of negotiations with Teleflex. Dorsey again reviewed with our board the directors’ fiduciary duties in connection with evaluating a potential sale transaction. Guggenheim Securities provided a process overview, with a focus on developments since the last board meeting, reported on the status of various Teleflex workstreams related to the transaction and informing the definitive proposal to be delivered by Teleflex and the most recent guidance provided by Teleflex regarding the valuation of its proposal. Guggenheim Securities also reported on recent activity in the trading of Vascular Solutions’ stock and the recent appreciation in the price of Vascular Solutions’ stock. Guggenheim Securities reviewed with our board in detail its financial analysis of the proposed merger consideration of $55.25, in cash, represented by the Teleflex proposal. After a discussion of alternative responses to Teleflex, our board instructed Guggenheim Securities to convey to Teleflex and its representatives our board’s willingness to continue to work toward a transaction with Teleflex but to communicate that additional consideration above the current valuation of $55.25 per share was necessary for Vascular Solutions to enter into a definitive merger agreement with Teleflex.

On November 22, 2016, Guggenheim Securities contacted J.P. Morgan to update J.P. Morgan on the previous night’s meeting of our board and to communicate our board’s views regarding the valuation component of the Teleflex proposal to acquire Vascular Solutions.

On November 25, 2016, members of our executive management team provided members of Teleflex management with an update on the Company’s operational and financial performance during the fourth quarter to date.

On November 28, 2016, J.P. Morgan provided Teleflex’s mark-up of the draft merger agreement and a draft debt financing commitment letter to Guggenheim Securities. Teleflex’s mark-up of the merger agreement, among other things, reflected the debt commitment letters to be entered into with J.P. Morgan in order to finance the transaction, increased the matching period before which our board could make a change in its recommendation to our shareholders from two business days to five business days, increased the fiduciary termination fee from 2.5% of equity value to 3.5% of equity value and provided for an obligation for Vascular Solutions to reimburse Teleflex for transaction expenses up to $7 million in the event that the merger was not approved by our shareholders.

On November 29, 2016, Teleflex submitted a definitive proposal for the acquisition of Vascular Solutions at a price of $55.75, in cash. The Teleflex proposal highlighted the fact that the closing of a transaction to acquire Vascular Solutions would not be subject to any financing contingency and indicated that Teleflex had completed its due diligence investigation of Vascular Solutions and expected to be able to finalize the merger agreement and execute a definitive merger agreement by December 1, 2016. The closing price of our common stock on November 29, 2016 was $53.75 per share.

Also on November 29, 2016, a representative of Guggenheim Securities attended a meeting with members of the Teleflex senior management team, including Teleflex’s chief executive officer, who were in New York City for an industry conference. During the meeting, at the direction of our management and based on discussions with our board, the representative of Guggenheim Securities communicated that Teleflex would likely have to increase its proposed price of $55.75 in order for our board to authorize entry into a definitive agreement with Teleflex.

In the evening of November 29, 2016, our board met via telephone conference to discuss the definitive proposal received from Teleflex. Guggenheim Securities updated our board on developments since the last board meeting and described the definitive proposal submitted by Teleflex. Dorsey reviewed with our board the material issues raised by Teleflex’s mark-up of the merger agreement, including Teleflex’s proposed changes to the matching period and fiduciary termination fee and the Teleflex expense reimbursement proposal. Dorsey and management reviewed proposed responses to Teleflex on these points with our board. After a discussion of alternative responses to Teleflex, our board instructed Dorsey to continue to advance the transaction documentation in order to facilitate the execution of a definitive agreement on December 1 and instructed

Guggenheim Securities to request that Teleflex submit a best and final price for the acquisition of Vascular Solutions for our board’s consideration. Our board instructed Guggenheim Securities to communicate that additional consideration above the current valuation of $55.75 per share was necessary for Vascular Solutions to enter into a definitive merger agreement with Teleflex.

Also, in the evening of November 29, 2016, Dorsey provided a revised draft of the merger agreement to Simpson reflecting the instructions received from our board at the board meeting held earlier that evening. The Dorsey draft, among other things, proposed a four-business day initial matching period, followed by subsequent matching periods of two business days in the event of material changes to any such competing proposal, proposed a fiduciary termination fee of 3.0% of equity value and eliminated the obligation for Vascular Solutions to reimburse Teleflex for transaction expenses up to $7 million in the event that the merger was not approved by our shareholders.

On November 30, 2016, as instructed by the board, representatives of Guggenheim Securities contacted representative of J.P. Morgan to request that Teleflex submit a best and final price for the acquisition of Vascular Solutions and communicated our board’s guidance regarding valuation.

On November 30, 2016, Simpson provided a revised draft of the merger agreement to Dorsey. The Simpson draft, among other things, increased the fiduciary termination fee to 3.25% of equity value and reinstated the obligation for Vascular Solutions to reimburse Teleflex for transaction expenses up to $7 million in the event that the merger was not approved by our shareholders. Following Dorsey’s receipt of the Simpson mark-up, representatives of Dorsey and Simpson held a call to negotiate, but did not resolve, the remaining open points in the merger agreement. Also on November 30, Dorsey sent a revised draft of the confidential disclosure schedules to the merger agreement to Simpson.

On December 1, 2016, representatives of Dorsey, acting on instructions provided by our management, and Simpson negotiated the remaining open points in the merger agreement. The negotiations resulted in, among other things, Teleflex dropping its request to be reimbursed for transaction expenses up to $7 million in the event that the merger was not approved by our shareholders in exchange for a fiduciary termination fee of 3.5% of equity value as proposed in Teleflex’s initial mark-up.

After the close of Nasdaq trading on December 1, 2016, Teleflex submitted a proposal characterized as best and final for the acquisition of Vascular Solutions at a price of $56.00, in cash. The closing price of our common stock on December 1, 2016 was $55.10 per share.

In the afternoon of December 1, 2016, our board met by telephone conference to consider approval of the merger agreement and the transactions contemplated thereby. Prior to the meeting, the members of our board were provided with materials relating to the proposed acquisition, including, among other things, the current draft of the merger agreement, a summary of the material terms of the merger agreement prepared by Dorsey, and a financial analysis prepared by Guggenheim Securities. At the meeting, representatives of Dorsey presented a summary of the material terms of the proposed merger agreement and described the resolution of the material open points in the merger agreement that had been negotiated since the previous board meeting. Guggenheim Securities reviewed with our board its financial analysis of the consideration to be received in connection with the merger and rendered an oral opinion, confirmed by delivery of a written opinion dated December 1, 2016, to our board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the consideration to be received in connection with the merger, was fair, from a financial point of view, to the holders of our common stock (excluding (i) any wholly owned subsidiary of the Company or (ii) Teleflex, Merger Sub and their respective affiliates). Following consideration and discussion of the terms of the proposed merger agreement and the transactions contemplated thereby our board formed a special committee composed solely of disinterested directors who were not, and who had not been, our officers or employees of the Company during the prior five years, in order for the committee to consider the merger agreement, and the transactions contemplated by the merger agreement, solely for purposes of certain Minnesota anti-takeover statutes. The special committee then approved the merger agreement, and the transactions contemplated by the merger agreement, for purposes of certain Minnesota anti-takeover statutes and recommended that our full board approve the merger agreement and the transactions contemplated thereby. Our board then unanimously (i) declared and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Vascular Solutions and its shareholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) recommended to our shareholders that they approve the merger and adopt the merger agreement; and (iv) directed that the approval of merger and adoption of the merger agreement be submitted to a vote at a meeting of our shareholders.

The parties executed the merger agreement during the evening of December 1, 2016, and each of Teleflex and the Company issued a press release prior to the opening of Nasdaq trading on December 2, 2016, announcing the parties’ entry into the merger agreement.

Reasons for our Board’s Recommendation in Favor of the Merger

On December 1, 2016, our board unanimously (i) declared and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Vascular Solutions and its shareholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) recommended to our shareholders that they approve the merger and adopt the merger agreement; and (iv) directed that the approval of merger and adoption of the merger agreement be submitted to a vote at a meeting of our shareholders.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board consulted with our executive management, outside legal counsel and an outside financial advisor. In recommending that our shareholders vote their shares of common stock in favor of the proposal to approve the merger and adopt the merger agreement, our board also considered a number of factors potentially weighing in favor of the merger, including the following factors (which are not necessarily presented in order of relative importance):

•	The Prospects of the Company; Risks Relating to Remaining a Stand-Alone Company. Our board reviewed our current and historical financial condition, results of operations, prospects, business strategy, competitive position and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, to assess the prospects and risks associated with remaining an independent public company, including:
°	the unwillingness of our current chief executive officer, Howard Root, to continue to serve in that role on a long-term basis;
°	the board’s evaluation of the risks associated with a CEO succession, including the risk that a new CEO would be unsuccessful in implementing the Company’s strategic plan;
°	the uncertainties associated with achieving and executing upon the Company’s business and financial plans in the short- and long-term, including the risks associated with commercializing or successfully completing clinical trials for new products, including our RePlas freeze dried plasma product and our large bore closure product, and the potential for significant delays in the successful commencement or completion of our clinical trials, the risks associated with plans to increase international growth and the other risks and uncertainties described in the section entitled “Risk Factors” set forth in our Form 10-K for the fiscal year ended December 31, 2015;
°	increasing regulatory and compliance requirements for operating as a medical device company in the U.S. and international markets, and the increasing challenges faced by small medical device companies in managing those requirements;
°	competition for the products that we manufacture and sell and the ability to compete successfully in light of the nature of the medical device industry and the presence of many larger, well-financed competitors;
°	the uncertain nature of U.S. and global equity, debt and currency markets and economic conditions; and
°	the volatility in our financial performance resulting from various factors, including the factors described above.
•	The Merger Consideration. Our board believes that the merger consideration of $56.00 per share, taking into account our board’s evaluation of the prospects and risks associated with remaining an independent public company as described above, represents full and fair value for our shares and is more favorable to our shareholders than the potential value of remaining an independent public company. In addition, our board considered the historic volatility in the trading price of our shares as demonstrated by the broad range of 52-week high and low trading prices of our shares. Specifically, our board considered:

°	that the merger consideration of $56.00 per share represented a premium of 16% over the average closing price of our shares for the 90 trading days ended December 1, 2016, the last trading day prior to our announcement of the entry in the merger agreement;
°	that the merger consideration of $56.00 per share represented 38.4x the midpoint of the Company’s preliminary 2017 earnings-per-share guidance of $1.44 to $1.48; and
°	that the enterprise value of the transaction, based upon the merger consideration of $56.00 per share, represented 5.2x the midpoint of the Company’s preliminary 2017 revenue guidance of $183 million to $187 million.
•	Certainty of Value. Our board considered that the consideration to be received by our shareholders in the merger will consist entirely of cash, which provides liquidity and certainty of value to shareholders. Our board believes this certainty of value is compelling compared to its potential long-term value, taking into account the Company’s future prospects and the anticipated timing and execution risks of implementing the Company’s business plan. Our board considered its knowledge of Teleflex, its financial condition and the representations and covenants of Teleflex in the merger agreement regarding its obligations to obtain financing sufficient to pay the merger consideration and the fact that Teleflex’s obligation to close the merger is not subject to any financing contingency. Our board believes, after consultation with senior management and its legal advisors, that there are unlikely to be any significant delays or obstacles to Teleflex obtaining the necessary regulatory clearances and approvals to complete the merger.
•	Competitive Auction Process. Our board considered the fact that our board and senior management, in coordination with our independent legal and financial advisors, implemented a robust sale process involving a broad group of 13 potential acquirers determined by our management to be the most likely to have interest in an acquisition and the fact that five potential acquirers entered into non-disclosure agreements with us and received information related to us. Our board believes that the per-share merger consideration to be paid by Teleflex in the merger was the best price reasonably attainable for our shareholders.
•	Fairness Opinion. Our board considered the opinion, dated December 1, 2016, of Guggenheim Securities to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the $56.00 per share in cash to be received in connection with the merger by holders of our common stock (excluding (i) any wholly owned subsidiary of the Company or (ii) Teleflex, Merger Sub or their respective affiliates), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations and qualifications to the review undertaken as more fully described under the section entitled “Opinion of Vascular Solutions’ Financial Advisor.” The full text of the written opinion of Guggenheim Securities is attached hereto as Annex B.
•	The Terms of the Merger Agreement. Our board considered all of the terms and conditions of the merger agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the structure of the termination rights, including:
°	that the terms of the merger agreement were the product of arms-length negotiations between two sophisticated parties and their respective financial and legal advisors;
°	that the “fiduciary out” provisions of the merger agreement, subject to the terms and conditions thereof, permit the Company to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $35 million termination fee (approximately 3.5% of the transaction value), terminate the merger agreement in order to approve a superior proposal;

°	the board’s belief that the $35 million termination fee payable by the Company upon its termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) reflects the competitive auction conducted by the board, our management and financial and legal advisors to solicit proposal for the acquisition of Vascular Solutions and (iii) would not preclude another party from making a competing proposal;
°	Teleflex’s obligations to close the merger are subject to a limited number of conditions and are not subject to a financing condition, and the board’s belief, in consultation with senior management and legal advisors, that the transactions contemplated by the merger agreement are reasonably likely to be consummated; and
°	the Company’s ability to enforce any provision of the merger agreement by a decree of specific performance if Teleflex fails, or threatens to fail, to satisfy their obligations under the merger agreement.
•	Dissenters’ Rights. Our board considered the availability of dissenters’ rights to our shareholders who comply with specified procedures under Minnesota law.

In its deliberations concerning the merger and the other transactions contemplated by the merger agreement, our board also considered and balanced against the factors potentially weighing in favor of the merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the merger, including the following (which are not necessarily presented in order of relative importance):

•	No Stockholder Participation in Future Growth or Earnings. Our board considered the fact that our shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company by participating in any future earnings or growth or in any future appreciation in value of shares of our common stock.
•	Taxable Consideration. Our board considered the fact that receipt of the all-cash merger consideration would be taxable to those of our shareholders that are treated as U.S. holders for U.S. federal income tax purposes.
•	Termination Fee. Our board considered the fact that, under specified circumstances, we may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Vascular Solutions, including:
°	the possibility that the $35 million termination fee payable by us to Teleflex upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although our board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in acquiring us; and
°	if the merger is not consummated, we will generally be required to pay our own expenses associated with the merger agreement and the transactions contemplated thereby.
•	Monetary and Opportunity Costs / Interim Restrictions. Our board considered the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt our business operations. Our board also considered the restrictions on our conduct of business prior to completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or taking other actions with respect to our operations during the pendency of the merger, whether or not the merger is completed.
•	Effects of Transaction Announcement. Our board considered the fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to our relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.
•	Effect on Market Price. Our board considered the fact that the market price of our common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting us; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider us to be an unattractive acquisition candidate; and (iii) the possible sale of our common stock by short-term investors following an announcement that the merger agreement was terminated.

•	Closing Conditions. Our board considered the fact that completion of the merger is subject to the satisfaction of certain closing conditions that are not within the Company’s control, including receipt of the necessary regulatory clearances and approvals and that no material adverse effect on the Company has occurred.
•	Potential Conflicts of Interest. Our board considered the fact that certain of our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of our shareholders. Our board was made aware of and considered these interests; for more information about such interests, see below under the heading “—Interests of the Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to our shareholders.

The foregoing discussion of factors considered by our board is not intended to be exhaustive, but summarizes the material factors considered by our board. In light of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of our board applied his or her own personal business judgment to the process and may have given different weight to different factors. Our board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, our executive management, financial advisor and legal counsel. It should be noted that this explanation of the reasoning of our board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements.”

Certain Vascular Solutions Unaudited Prospective Financial Information

Vascular Solutions does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the solicitation of non-binding indications of interest for the acquisition of Vascular Solutions, our management prepared certain non-public unaudited prospective financial information, referred to as the “September projections,” and provided the September projections to five potential acquirers, including Teleflex, who had executed non-disclosure agreement with the Company in connection with their due diligence reviews of a possible transaction. See “—Background of the Merger.” In October 2016, our management prepared certain updated non-public unaudited prospective financial information, which made certain corrections and adjustments to the September projections, and provided this prospective financial information to Guggenheim Securities for use in performing its financial analyses summarized below and presented by Guggenheim Securities to our board. See “—Opinion of Vascular Solutions’ Financial Advisor.” We refer to the updated non-public unaudited prospective financial information provided to Guggenheim Securities as the “updated projections” and refer to the September projections and the updated projections, collectively, as the “projections.” The projections were provided to our board and certain other advisors in connection with our evaluation of a possible transaction.

The projections were not prepared with a view to public disclosure and the September projections are included in this proxy statement because the September projections were supplied to Teleflex and the updated projections are included in this proxy statement because such information was part of the basis for the opinion of Guggenheim Securities. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither Baker Tilly Virchow Krause, LLP, our independent auditor, nor any other independent accountant has examined, reviewed, compiled or otherwise applied procedures to, the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

A summary of the material non-public unaudited prospective financial information that was included in the September projections is set forth below.

	Projected Year Ending December 31, 2016	Forecast Year Ending December 31,
		2017	2018	2019	2020	2021
	(dollars in millions)
Revenue	$166.4	$194.8	$229.3	$259.8	$302.1	$339.3
Gross Margin %	65.7%	66.4%	66.8%	66.1%	65.6%	65.2%

Operating Income(1)	$31.2	$44.5	$52.8	$63.4	$76.4	$87.4
Operating Margin %	18.7%	22.8%	23.0%	24.4%	25.3%	25.7%

Net Income(1)	$22.4	$31.7	$37.2	$44.4	$53.2	$61.0

EBITDA (non-GAAP)(1)(2)	$38.0	$51.0	$60.2	$71.8	$85.9	$98.1
(1)	Amounts for the year-ended December 31, 2016 were adjusted to exclude expenses related to the Short Kit litigation. The September projections also included calculations of Operating Income — $23.8, Operating Margin — 14.3%, Net Income — $17.5 and EBITDA — $30.6, which, in each case, were not adjusted to exclude expenses related to the Short Kit litigation.
(2)	EBITDA, as defined by us, means operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

A summary of the material non-public unaudited prospective financial information that was included in the updated projections is set forth below.

	Projected Year Ending December 31, 2016	Forecast Year Ending December 31,
		2017	2018	2019	2020	2021
	(dollars in millions)
Revenue	$166.4	$194.8	$229.3	$259.8	$302.1	$339.3
Gross Margin %	65.7%	66.4%	66.8%	66.1%	65.6%	65.2%

Operating Income(1)	$31.2	$44.5	$52.8	$63.4	$76.4	$87.4
Operating Margin %	18.7%	22.8%	23.0%	24.4%	25.3%	25.7%

Net Income(1)	$22.4	$31.7	$37.2	$44.4	$53.2	$61.0

EBITDA (non-GAAP)(1)(2)	$38.0	$51.0	$60.3	$72.0	$86.2	$98.5

Unlevered Free Cash Flow (non-GAAP)(3)		$29.2	$32.2	$37.5	$44.4	$55.7
(1)	Amounts for the year-ended December 31, 2016 were adjusted to exclude expenses related to the Short Kit litigation.
(2)	EBITDA, as defined by us, means operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.
(3)	Unlevered cash flows were not included in the updated projections. Guggenheim Securities calculated unlevered free cash flows for the years 2017-2021 based on the updated projections for use in the discounted cash flow analysis used by Guggenheim Securities in the preparation of its opinion.

From the updated projections, Guggenheim Securities created a probability-adjusted case for use in the discounted cash flow analysis used by Guggenheim Securities in the preparation of its opinion. See “—Opinion of Vascular Solutions’ Financial Advisor.” The probability-adjusted case assumed a 75% probability of success, per direction provided by Vascular Solutions management, applied to our RePlas freeze dried plasma product and our large bore closure product, with research and development costs weighted at 100%. A summary of the material non-public unaudited prospective financial information that was included in the updated projections, as adjusted to reflect the probability adjustment, is set forth below.

	Projected Year Ending December 31, 2016	Forecast Year Ending December 31,
		2017	2018	2019	2020	2021
	(dollars in millions)
Revenue	$166.4	$194.8	$229.3	$259.3	$297.9	$331.3
Gross Margin %	65.7%	66.4%	66.8%	66.1%	65.7%	65.2%

Operating Income(1)	$31.2	$44.5	$52.8	$63.2	$74.1	$82.9
Operating Margin %	18.7%	22.8%	23.0%	24.4%	24.9%	25.0%

Net Income(1)	$22.4	$31.7	$37.2	$44.3	$51.6	$57.9

EBITDA (non-GAAP)(1)(2)	$38.0	$51.0	$60.1	$71.4	$83.3	$93.2

Unlevered Free Cash Flow (non-GAAP)(3)		$29.2	$32.0	$37.1	$43.1	$52.7
(1)	Amounts for the year-ended December 31, 2016 were adjusted to exclude expenses related to the Short Kit litigation.
(2)	EBITDA, as defined by us, means operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.
(3)	Unlevered cash flows were not included in the updated projections. Guggenheim Securities calculated unlevered free cash flows for the years 2017-2021 based on the updated projections for use in the discounted cash flow analysis used by Guggenheim Securities in the preparation of its opinion.

Although a summary of the projections is presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, the timing of new product launches, competitive pressures, and changes in tax laws. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. Further, the projections do not take into account the potential consequences should the merger fail to be consummated, and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the our board, our management, our financial advisor or any other recipient of this information considered, or now considers, the projections to be material information of Vascular Solutions or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights with respect to shares of our common stock, but solely because the September projections were made available by Vascular Solutions to Teleflex and our board and the updated projections were used by Guggenheim Securities in connection with the rendering of its fairness opinion to the board and performing its related financial analyses, as described in the section entitled “Opinion of Vascular Solutions’ Financial Advisor” and were provided to our board. Vascular Solutions has made no representation to Teleflex or Merger Sub, in the merger agreement or otherwise, concerning the projections.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Vascular Solutions contained in our public filings with the SEC. The projections were reviewed by our management with, and considered by, our board in connection with their evaluation and approval of the merger. The projections are forward-looking statements. For information on factors that may cause our future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements.”

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when Vascular Solutions prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to rely on the projections included in this proxy statement.

Certain of the measures included in the projections may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Vascular Solutions may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included because, in the case of the September projections, they were supplied to Teleflex and to our board and, in the case of the updated projections, they were used by Guggenheim Securities in the preparation of its opinion, as described under “—Opinion of Vascular Solutions’ Financial Advisor” and were supplied to our board.

Opinion of Vascular Solutions’ Financial Advisor

Overview

Our board has retained Guggenheim Securities as its financial advisor in connection with the potential sale of Vascular Solutions. In selecting Guggenheim Securities as its financial advisor, our board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the medical device industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the December 1, 2016 meeting of our board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to our board to the effect that, as of December 1, 2016 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the consideration to be received in connection with the merger was fair, from a financial point of view, to the holders of our common stock (excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to our board (in its capacity as such) for its information and assistance in connection with its evaluation of the consideration to be received in connection with the merger;
•	did not constitute a recommendation to our board with respect to the merger;
•	does not constitute advice or a recommendation to any holder of our common stock as to how to vote or act in connection with the merger or otherwise;

•	did not address Vascular Solutions’ underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Vascular Solutions, the financing of the merger or the effects of any other transaction in which Vascular Solutions might engage;
•	addressed only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in connection with the merger by holders of our common stock (excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates) to the extent expressly specified in such opinion;
•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger or the merger agreement (including, without limitation, the form or structure of the merger) or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in such opinion), creditors or other constituencies of Vascular Solutions, Teleflex or other participants in the merger; and
•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Vascular Solutions’ or Teleflex’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the consideration to be received in connection with the merger or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated as of December 1, 2016;
•	reviewed certain publicly available business and financial information regarding Vascular Solutions;
•	reviewed certain updated non-public business and financial information regarding Vascular Solutions’ business and prospects, including certain financial projections for Vascular Solutions for the calendar years ending December 31, 2016 through December 31, 2021, referred to as the “updated projections,” all as prepared and provided to Guggenheim Securities by Vascular Solutions’ senior management. See “—Certain Vascular Solutions Unaudited Prospective Financial Information;”
•	discussed with our senior management their views of Vascular Solutions’ business, operations, historical and projected financial results and future prospects, including the commercial, competitive and regulatory dynamics in the medical device industry;
•	reviewed the historical prices, trading multiples and trading activity of the shares of our common stock;
•	compared the financial performance of Vascular Solutions and the trading multiples and trading activity of the shares of our common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Vascular Solutions;
•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;
•	performed discounted cash flow analyses for Vascular Solutions based on the updated projections; and
•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the updated projections, any other estimates and any other forward-looking information) furnished by or discussed with Vascular Solutions or obtained from public sources, data suppliers and other third parties.
•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the updated projections, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the updated projections, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of our senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, the updated projections, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the updated projections, any other estimates and any other forward-looking information furnished by or discussed with Vascular Solutions, (a) Guggenheim Securities was advised by our senior management, and Guggenheim Securities assumed, that the updated projections, any other estimates and any other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of our senior management as to the expected future performance of Vascular Solutions and (b) Guggenheim Securities assumed that the updated projections, such other estimates and such other forward-looking information had been reviewed by our board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	Guggenheim Securities was asked by our board to solicit indications of interest from selected third parties regarding a potential transaction with Vascular Solutions, and Guggenheim Securities considered the results of such solicitation in rendering its opinion.
•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Vascular Solutions or any other entity or the solvency or fair value of Vascular Solutions or any other entity, nor was Guggenheim Securities furnished with any such appraisals.
•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Vascular Solutions or its securityholders. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Vascular Solutions and its other advisors with respect to such matters.
•	Guggenheim Securities further assumed that:
°	in all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) each of Vascular Solutions, Teleflex and Merger Sub will comply with all terms of the merger agreement and (iii) the representations and warranties of Vascular Solutions, Teleflex and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver, amendment or modification thereof; and
°	the merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Vascular Solutions or the merger in any way meaningful to Guggenheim Securities’ analyses and opinion.
•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of our common stock or other securities of Vascular Solutions may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to our board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to our board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Vascular Solutions, Teleflex and Guggenheim Securities;
•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;
•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and
•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in connection with the merger by the holders of our common stock (excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates) to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.
•	None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Vascular Solutions, and none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Vascular Solutions based on Guggenheim Securities’ familiarity with the medical device industry in the United States.
•	In any event, selected publicly traded companies analysis and selected precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies and selected precedent merger and acquisition transactions to which Vascular Solutions and the merger were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	Adj. P/E: represents the relevant company’s stock price divided by its historical or projected earnings per share excluding the impact of certain one-time, non-recurring items.
•	CY: means calendar year.
•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.
•	Enterprise value: represents the relevant company’s equity value plus (i) the principal or face amount of total debt and preferred stock plus (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.
•	Equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.
•	LTM: means latest twelve months.
•	NTM: means next twelve months.
•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.
•	VWAP: means volume-weighted average share price over the indicated period of time.

Recap of Implied Merger Financial Metrics

Based on the merger price of $56.00 per share in cash for each share of Vascular Solutions common stock, Guggenheim Securities calculated various implied merger-related premia and multiples as outlined in the table below:

Merger Premia and Implied Merger Multiples
Merger Price per Share	$56.00
	Vascular Solutions Stock Price
Implied Acquisition Premium/(Discount) Relative to Vascular Solutions’:
Closing Stock Price @ 11/30/16(1)	$55.10	2%
Unaffected Stock Price @ 11/15/16(2)	49.90	12
Unaffected 20-Day VWAP(3)	47.10	19
Intraday All-Time High Stock Price	55.30	1

Enterprise Value/Revenue:
2016CY — Management Estimates		5.81	x
2017CY — Management Estimates		4.96
NTM — Management Estimates		5.02

Enterprise Value/ Adj. EBITDA:(3)
2016CY — Management Estimates		25.4	x
2017CY — Management Estimates		18.9
NTM — Management Estimates		19.3
LTM — Management Estimates		25.8

Adj. P/E:
2017CY — Management Estimates		31.5	x
(1)	Represents the last full trading day prior to the execution of the merger agreement.
(2)	Represents the last full trading day before the sell-side analyst interaction with the chief executive officer of Vascular Solutions. See “—Background of the Merger.”
(3)	Represents 20-day VWAP for the period ending on the last full trading day before the sell-side analyst interaction with the chief executive officer of Vascular Solutions. See “—Background of the Merger.”
(4)	Adj. EBITDA excludes certain one-time, non-recurring expenses.

Vascular Solutions Financial Analyses

Recap of Financial Analyses. In evaluating Vascular Solutions in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including selected publicly traded companies analysis, selected precedent merger and acquisition transactions analysis and discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for our common stock and Wall Street equity research analysts’ price targets for our common stock. The implied per share equity values for Vascular Solutions reflected below were rounded to the nearest $0.25.

Summary of Financial Analyses
Merger Price per Share	$56.00
	Reference Range for Vascular Solutions
Financial Analyses	Low	High
Selected Publicly Traded Companies Analysis	$37.50	$51.00

Selected Precedent M&A Transactions Analysis:
Overall Reference Range	39.75	71.75
Focused Reference Range	50.50	55.75

Illustrative Discounted Cash Flow Analyses:
Management Projections — Probability-Adjusted	38.50	55.25
Management Projections — Non-Probability-Adjusted	41.75	60.50

For Informational Reference Purposes
Vascular Solutions — Stock Price Range During Past Year	$24.25	$55.25
Wall Street Equity Research Discounted Price Targets	44.25	52.50

Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Vascular Solutions’ historical stock price performance, trading metrics and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., medical device companies with market capitalizations of $500 million to $2 billion, 2016 to 2018 estimated revenue growth of ~10% to ~22% and gross margins greater than 60%). The following seven publicly traded companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Publicly Traded Companies
•	AtriCure Inc.	•	MiMedX Group Inc.
•	Cardiovascular Systems Inc.	•	Spectranetics Corp.
•	Cynosure, Inc.	•	ZELTIQ Aesthetics Inc.
•	K2M Group Holdings Inc.

Guggenheim Securities calculated, among other things, various public market trading multiples for Vascular Solutions and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Company Multiples
Selected Publicly Traded Company Multiples	Enterprise Value / 2017E Revenue
Mean	3.46	x
Median	3.47
High	4.46
Low	1.88

Vascular Solutions — Unaffected Trading Basis(1)
Vascular Solutions — Management Projections	4.39	x

Teleflex/Vascular Solutions Merger
Vascular Solutions — Management Projections	4.96	x
(1)	Calculated using closing stock price on 11/15/16, which represents the last full trading day before sell-side analyst interaction with the CEO of Vascular Solutions. See “—Background of the Merger.”

In performing its selected publicly traded companies analysis:

•	Guggenheim Securities selected a trading enterprise value/2017E revenue multiple reference range of 3.25x – 4.50x for purposes of evaluating Vascular Solutions on a stand-alone public market trading basis.
•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in an overall reference range of $37.50 – $51.00 per share for purposes of evaluating our common stock on a stand-alone public market trading basis.
•	Guggenheim Securities noted that the merger price of $56.00 per share was above the foregoing public market trading reference range based on the selected publicly traded companies analysis.

Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with two categories of selected precedent merger and acquisition transactions that Guggenheim Securities deemed relevant for purposes of this analysis:

•	Primary precedent merger and acquisition transactions: selected precedent merger and acquisition transactions announced since 2011 involving a US-target company in the medical device sector (excluding transactions involving a target company that was an original equipment manufacturer) with transaction values from $500 million to $2 billion, target company forward revenue growth rates ~10% to ~22% and target company forward gross margins of greater than 60%, as a general matter, such target companies had relatively low or no positive forward EBITDA.
•	Other precedent merger and acquisition transactions for informational reference purposes: selected recent precedent merger and acquisition transactions involving a target company in the medical device sector in which the target companies had lower forward revenue growth profiles but had meaningful positive forward EBITDA.

The following eight primary precedent merger and acquisition transactions and five other precedent merger and acquisition transactions were selected by Guggenheim Securities for purposes of this analysis:

Selected Precedent Merger and Acquisition Transactions
Date Announced	Acquirer	Target Company
Primary Precedent M&A Transactions
6/27/16	Medtronic plc	HeartWare International, Inc.
6/7/16	Zimmer Biomet Holdings, Inc.	LDR Holding Corp.
10/27/14	Wright Medical Group N.V.	Tornier B.V.
12/8/13	Covidien plc	Given Imaging Ltd.
4/29/13	Bayer Healthcare LLC	Conceptus Inc.
11/28/12	Smith & Nephew plc	Healthpoint Biotherapeutics
3/12/12	Asahi Kasei Corporation	ZOLL Medical Corporation
12/15/11	Fujifilm Holdings Corporation	SonoSite, Inc.

Other Precedent M&A Transactions
2/16/16	Stryker Corporation	Physio-Control International, Inc.
2/2/16	TE Connectivity Ltd.	Creganna Medical Group
2/1/16	Stryker Corporation	Sage Products, LLC
9/15/15	Dentsply International Inc.	Sirona Dental Systems Inc.
3/2/15	Boston Scientific Corporation	Endo AMS Men’s Health and Prostate Health businesses

Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent Merger and Acquisition Transaction Multiples
Primary Precedent M&A Transactions	Transaction Value / NTM Revenue
Median of Primary Precedent M&A Transactions	3.90x

Teleflex/Vascular Solutions Merger:
Vascular Solutions — Management Projections	5.02
Vascular Solutions — Wall Street Consensus Forecasts	5.25
Other Precedent M&A Transactions	Transaction Value / NTM EBITDA
Median of Other Precedent M&A Transactions	14.0x

Teleflex/Vascular Solutions Merger:
Vascular Solutions — Management Projections	19.3
Vascular Solutions — Wall Street Consensus Forecasts	20.9

In performing its selected precedent merger and acquisition transactions analysis with respect to the primary precedent merger and acquisition transactions:

•	Guggenheim Securities selected an overall transaction enterprise value/NTM revenue multiple reference range of 3.50x – 6.50x for purposes of evaluating Vascular Solutions on a change-of-control basis, which implied an overall reference range of approximately $39.75 – $71.75 per share of our common stock.
•	Within the foregoing overall transaction enterprise value/NTM revenue multiple reference range of 3.50x – 6.50x, Guggenheim Securities focused more specifically on a transaction enterprise value/NTM revenue multiple reference range of 4.51x – 4.99x, which was based on the transaction enterprise value/NTM revenue multiples attendant to the two most recent precedent merger and acquisition transactions (each of which involved target companies with forward revenue growth rates similar to that of Vascular Solutions) and which implied a reference range of approximately $50.50 – $55.75 per share of our common stock. Guggenheim Securities noted that the merger consideration of $56.00 per share was above the foregoing change-of-control transaction reference range based on this subset of the primary precedent merger and acquisition transactions.

With respect to its analysis of the other precedent merger and acquisition transactions for informational reference purposes, Guggenheim Securities noted that the transaction enterprise value/NTM EBITDA multiples for the Teleflex/Vascular Solutions merger were well above the transaction enterprise value/NTM EBITDA multiples attendant to such other precedent merger and acquisition transactions.

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Vascular Solutions based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Vascular Solutions and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the updated projections.
•	Guggenheim Securities based its primary discounted cash flow analyses on a probability-adjusted case derived from the updated projections as derived by Vascular Solutions’ senior management and furnished to Guggenheim Securities, with the probability-adjusted case assuming a 75% probability of success, per direction provided by Vascular Solutions management, applied to our RePlas freeze dried plasma product and our large bore closure product, with research and development costs weighted at 100%. For informational reference purposes only, Guggenheim Securities also performed discounted cash flow analyses based on the updated projections (which were not probability adjusted).
•	Guggenheim Securities used a discount rate range of 9.40% – 11.40% based on its estimate of Vascular Solutions’ weighted average cost of capital.
•	In calculating Vascular Solutions’ terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used a two-stage terminal/continuing value methodology based on an illustrative reference range of perpetual growth rates of Vascular Solutions’ steady-state terminal year normalized after-tax unlevered free cash flow of 2.0% – 3.0%.
•	Guggenheim Securities’ illustrative discounted cash flow analyses on a probability-adjusted basis resulted in an overall reference range of $38.50 – $55.25 per share for purposes of evaluating our common stock on a stand-alone intrinsic-value basis. Guggenheim Securities noted that the merger price of $56.00 per share was above the foregoing discounted cash flow-based reference range based on the illustrative discounted cash flow analyses on a probability-adjusted basis.
•	For informational reference purposes only, Guggenheim Securities’ illustrative discounted cash flow analyses on a non-probability-adjusted basis resulted in an overall reference range of $41.75 – $60.50 per share for purposes of evaluating our common stock on a stand-alone intrinsic-value basis. Guggenheim Securities noted that the merger price of $56.00 per share was toward the high end of the foregoing discounted cash flow-based reference range based on the illustrative discounted cash flow analyses on a non-probability-adjusted basis.

Other Financial Reviews and Analyses for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Vascular Solutions’ Stock Price Trading History. Guggenheim Securities reviewed Vascular Solutions’ stock price trading history over various timeframes:

•	Among other things, Guggenheim Securities noted that the merger price of $56.00 exceeded (i) the all-time intraday high price for our common stock of $55.30, (ii) the closing price of our common stock of $55.10 on November 30, 2016, the last trading day prior to execution of the merger agreement, (iii) the unaffected stock price of our common stock of $49.90 on November 15, 2016 and (iv) the 20-day unaffected VWAP for our common stock of $47.10 for the period ending November 15, 2016. The “unaffected stock price” refers to the closing price of our stock on November 15, 2016, the trading day before the day a sell-side analyst indicated to our chief executive officer an awareness of the confidential process being undertaken by Vascular Solutions to evaluate strategic. The “20-day unaffected VWAP” refers to the 20-day VWAP for the period ending on November 15, 2016. See “—Background of the Merger.”
•	Guggenheim Securities also noted that Vascular Solutions has significantly outperformed its peer index over the last three months, including reaching an all-time high intraday stock price on November 30, 2016.

Vascular Solutions Wall Street Equity Research Analyst Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst price targets for Vascular Solutions:

•	Guggenheim Securities noted that the range of selected Wall Street equity research analyst price targets for our common stock was $49.00 — $58.00 per share, or approximately $44.25 — $52.50 per share on a present value basis (as of November 30, 2016) using an illustrative discount rate 10.62% (which reflected Guggenheim Securities’ estimate of the midpoint of Vascular Solutions’ cost of equity). For comparison purposes, Guggenheim Securities noted that the merger price of $56.00 per share was above the foregoing equity research price target range for Vascular Solutions.
•	Guggenheim Securities noted that the public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for our common stock, and such estimates are subject to various uncertainties, including the future financial performance of Vascular Solutions and future capital markets conditions.

Other Considerations

Except as described in the summary above, Vascular Solutions did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Vascular Solutions and Teleflex and were approved by our board. The decision to enter into the merger agreement was solely that of our board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by our board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of our board with respect to the fairness, from a financial point of view, to holders of Vascular Solutions common stock of the consideration to be received pursuant to the merger.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Vascular Solutions has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate consideration involved in the merger) upon consummation of the merger, which cash transaction fee currently is estimated to be approximately $15,460,000. In connection with Guggenheim Securities engagement, a cash milestone fee of $1,000,000 became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Vascular Solutions has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Other than Guggenheim Securities’ current engagement with Vascular Solutions, Guggenheim Securities has not during the past two years been formally engaged to provide any investment banking or financial advisory services to, or received any investment banking or financial advisory fees from, either Vascular Solutions or Teleflex. As previously disclosed to our board, however, during the past two years Guggenheim Securities has maintained relationships with both Vascular Solutions and Teleflex, has performed certain work on behalf of Teleflex (including a preliminary analysis of the Company’s weighted average cost of capital prepared by Guggenheim Securities in July 2016) and may seek to provide Vascular Solutions, Teleflex and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Vascular Solutions, Teleflex, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or any of its affiliates and related entities has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Vascular Solutions, Teleflex, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Vascular Solutions, Teleflex, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Vascular Solutions, Teleflex, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Financing of the Merger

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be funded by Teleflex, all or a portion of which may be funded through the debt financing transactions described in the next paragraph, including the funds needed to (i) pay our shareholders the amounts due to them under the merger agreement; (ii) make payments in respect of Vascular Solutions’ outstanding restricted stock and stock options pursuant to the merger agreement; and (iii) pay all fees and expenses payable by Teleflex and Merger Sub under the merger agreement and in connection with the debt facility described below. The merger is not conditioned upon receipt of financing by Teleflex. Teleflex will fund the transaction through the proceeds from one or more debt financing transactions.

While Teleflex’s obligations under the merger agreement are not subject to any financing condition, Teleflex has entered into a debt commitment letter, referred to as the “commitment letter,” with JPMorgan Chase Bank, N.A., referred to as “JPMorgan,” dated December 1, 2016, which was amended and restated on December 20, 2016 to add Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith and PNC Bank, National Association, referred to collectively, together with JPMorgan, as the “commitment parties,” as additional commitment parties and lead arrangers. Pursuant to the commitment letter, the commitment parties have committed (i) to provide a $750 million senior unsecured bridge facility and (ii) to backstop an amendment to Teleflex’s existing credit agreement, dated July 16, 2013, with the lenders party thereto and JPMorgan as administrative agent, referred to as the “existing credit agreement,” in order to permit the bridge facility and to make certain other changes to the existing credit agreement, collectively referred to as the “debt financing.” The agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the debt financing or any other financing to be obtained by Teleflex (or any of its affiliates) in connection with the transactions contemplated by the merger agreement, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns are collectively referred to as the “financing sources.” The actual documentation governing the debt financing has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the commitment letter. In connection with the debt financing, we have agreed to provide certain required information prior to commencement of the marketing period, as described in the section entitled “The Merger Agreement—When the Merger Becomes Effective; Marketing Period.”

Interests of Vascular Solutions’ Directors and Executive Officers in the Merger

When considering the recommendation of our board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. Our board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by our shareholders.

For purposes of this proxy statement, our named executive officers consist of (i) Howard Root, (ii) James Hennen, (iii) Chad Kugler, (iv) Carrie Powers and (v) Charmaine Sutton. The compensation that may become payable to our named executive officers in connection with the merger is subject to approval, on an advisory (non-binding) basis, by our shareholders, as described below in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2).”

Treatment of Equity Awards

Under the merger agreement, the equity-based awards held by our directors and executive officers under our stock plans will be treated as described in the section entitled “The Merger Agreement—Treatment of Vascular Solutions’ Equity Awards and the Employee Stock Purchase Plan.”

The following table sets forth the number of shares of restricted stock and the number of shares underlying stock options, whether vested or unvested, held by our non-employee directors and executive officers as of December 20, 2016 and the amount of merger consideration that will be payable in connection therewith upon settlement of the outstanding equity awards as of the effective time of the merger.

Name	Number of Restricted Shares (#)	Number of Shares Underlying Stock Options (#)	Total Payment
Directors (not including Howard Root)
John Erb	2,145	20,000	$1,005,720
Richard Nigon	2,145	60,000	$2,928,920
Paul O’Connell	2,145	—	$120,120
Jorge Saucedo	2,145	40,000	$1,966,620
Martin Emerson	2,145	10,000	$563,820
Richard Kramp	2,145	—	$120,120
Executive Officers
Howard Root	55,644	360,000	$18,405,264
James Hennen	24,413	—	$1,367,128
Chad Kugler	56,022	—	$3,137,232
Carrie Powers	24,995	—	$1,399,720
William Rutstein	16,593	—	$929,208
Brent Binkowski	8,680	—	$486,080
Charmaine Sutton(1)	—	—	—
(1)	Ms. Sutton is a former executive officer who resigned effective as of March 31, 2016.

Employment Agreements, Separation Agreements, Termination and Change in Control Payments

We have entered into employment agreements with each of the named executive officers. The employment agreements provide for employment “at will,” which may be terminated by either party for any reason upon ten business days’ prior written notice. The base salary and bonus for each of the named executive officers are determined by the compensation committee of our board. During the term of his or her employment agreement and for a period of one year after termination, each named executive officer is prohibited from competing with us individually or in any entity whose business is directly competitive with our business.

The employment agreements provide for certain payments and benefits to the named executive officers if a named executive officer’s employment is terminated (i) within 12 months following a “change in control” by us without “cause” or by the named executive officer for “good reason” or (ii) by us without “cause” prior to a

“change in control” at the request or insistence of any person (other than the Company) in connection with a “change in control,” which we refer to as the change in control severance payments. “Cause” is generally defined in the employment agreements as willful and continued failure by the named executive officer to substantially perform his or her duties, breach of the employment agreement or willful engagement in misconduct materially injurious to Vascular Solutions. “Good reason” is generally defined in the employment agreements as a change in the named executive officer’s responsibilities, a reduction in base salary, an amendment to the cash incentive compensation program that is adverse to the interest of the named executive officer, the failure to provide substantially similar benefits or a relocation of more than 50 miles from the named executive officer’s principal office, in each case, as compared to prior to a “change in control,” or the failure by any successor company to assume the obligations under the employment agreement. “Change in control” is generally defined as an acquisition of 50% or more of the combined voting power of our outstanding securities by any person or group, shareholder approval of (x) a merger pursuant to which shares of our stock would be converted into cash, securities or other property, (y) a sale of assets or (z) dissolution of Vascular Solutions or the replacement of a majority of our board with directors not recommended by the existing board. The employment agreements provide that the change in control severance payments are payable, at our discretion, in a lump sum payment or in periodic payments in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 24 times monthly base salary in the case of Howard Root and 12 times monthly base salary for the other named executive officers. Mr. Root’s employment agreement, which was entered into in January 2012, also provides for payments to be made to Mr. Root equal to 12 times his monthly base salary in the event that we terminate Mr. Root’s employment without cause at any time, except within 12 months following a change in control.

Our named executive officers hold options to purchase shares of our common stock, which we refer to as stock options, and shares of restricted stock, which we refer to as restricted stock, each of which were granted pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan. Pursuant to the Incentive Stock Option Agreement used for grants of stock options and the Restricted Stock Award Agreement used for grants of restricted stock, all outstanding unvested stock options vest and become exercisable and restricted stock vests upon a “change in control,” which has a definition similar to the definition in the employment agreements above, with an additional criteria that the majority of the existing members of the our board may make the determination, in their discretion, that a change of control has occurred.

Quantification of Payments and Benefits to Vascular Solutions’ Named Executive Officers

The table below shows the estimated compensation that each named executive officer would receive assuming that the merger was consummated and each such named executive officer’s employment was terminated by Vascular Solutions without cause or by the named executive officer for good reason on December 20, 2016.

The amounts reflected in the table and the footnotes are determined using a per-share price for our common stock of $56.00, as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to approval, on an advisory (non-binding) basis, by our shareholders, as described below in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2).”

The calculations in the tables below do not include amounts the named executive officers were already entitled to receive or that were vested as of December 20, 2016, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of a named executive officer and that are available generally to all of our salaried employees. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the first half of 2017. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to amounts triggered by a change in control for which payment is not conditioned upon the named executive officer’s termination without cause or resignation for good reason and “double-trigger” refers to amounts triggered by a change in control for which payment is conditioned upon such a termination or resignation of the named executive officer.

Golden Parachute Compensation

Named Executive Officers	Cash(1)	Equity(2)	Pension ($)	Perquisites/ Benefits(3)	Tax Reimbursement ($)	Other ($)	Total
Howard Root	$1,160,000	$6,803,364	—	$55,769	—	—	$8,019,133
James Hennen	$315,000	$1,367,128	—	$14,490	—	—	$1,696,618
Chad Kugler	$375,000	$3,137,232	—	$4,190	—	—	$3,516,422
Carrie Powers	$315,000	$1,399,720	—	$27,266	—	—	$1,741,986
Charmaine Sutton	—	—	—	—	—	—	—
(1)	This amount is equal to the named executive officer’s fiscal year 2016 salary, with the exception of Mr. Root whose amount is equal to two times his fiscal year 2016 salary. Such amounts are payable upon a termination of employment by the Company without cause or by the named executive officer for good reason, in either case, within 12 months following a change in control. All cash payments are “double-trigger.”
(2)	This amount represents the aggregate merger consideration with respect to shares subject to unvested stock options and restricted stock that will become vested and will convert into the right to receive cash upon the closing of the merger, as described in the section entitled “The Merger Agreement—Treatment of Vascular Solutions’ Equity Awards and the Employee Stock Purchase Plan.” The amounts are determined as of [•] 2016 and some of the outstanding unvested stock options and outstanding restricted stock are scheduled to vest before the closing date. Any such unvested stock options and restricted stock that vest before the closing date will no longer be counted as golden parachute payments at closing, but are included in the calculations here. The stock options and restricted stock awards are “single-trigger.”

The following table lists the portion of the value set forth in the “Equity” column in the table above attributable to each type of accelerated equity held by the named executive officers:

Named Executive Officers	Stock Options	Restricted Stock Awards	Total
Howard Root	$3,687,300	$3,116,064	$6,803,364
James Hennen	—	$1,367,128	$1,367,128
Chad Kugler	—	$3,137,232	$3,137,232
Carrie Powers	—	$1,399,720	$1,399,720
Charmaine Sutton	—	—	—
(3)	This amount represents accrued vacation and was determined by taking the named executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40-hour work week and a 52 week year. This hourly salary rate was then multiplied by the hours of vacation the named executive officers’ had available to them at November 30, 2016. All of the accrued benefits amounts are payable upon a termination of employment within 12 months following a change in control.
(4)	Ms. Sutton is a former named executive officer who resigned effective as of March 31, 2016. Ms. Sutton will not be entitled to receive any payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event.

Insurance and Indemnification of Directors and Executive Officers

For not less than six years from and after the effective time, the surviving company is required to (and Teleflex is required to cause the surviving company to) indemnify and hold harmless all past and present directors and officers of Vascular Solutions and our subsidiaries (each referred to as an “indemnified party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim suit, proceeding or investigation to each indemnified party subject to such indemnified party agreeing to return any such funds which a court has determined in a final, non-appealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement, the consummation of the merger or any of the other transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer or director of Vascular Solutions or any of our subsidiaries or serving at the request of Vascular Solutions or any of our subsidiaries as a director, officer, employee or agent of another person, to the fullest extent permitted by law or provided pursuant to Vascular Solutions’ governing documents or the organizational documents of any Vascular Solutions subsidiary or any other agreement, if any, in existence on the date of the merger agreement.

Teleflex and Merger Sub have also agreed that, for six years after the effective time, all rights to elimination or limitation of liability, indemnification and advancement of expenses, whether asserted or claimed prior to, at or after the effective time, now existing in favor of the indemnified parties as provided in Vascular Solutions or our subsidiaries charter documents or any other agreement will survive the merger and continue in full force and effect. The surviving company’s charter documents will not contain any provisions contradictory or otherwise adverse to such rights or be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement, the consummation of the merger or any of the other transactions contemplated by the merger agreement) without the consent of such indemnified party.

Teleflex has also agreed to either (i) cause the surviving company to provide, for a period of not less than six years from the effective time, a directors’ and officers’ liability insurance policy that is no less favorable than the Company’s existing policy as of the date of the merger agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage, with an annual cost not in excess of 300% of the last annual premium paid prior to the date of the merger agreement referred to as the “D&O insurance,” covering acts or omissions at or prior to the effective time with respect to those persons who are covered by the D&O insurance as of the effective time, or (ii) at Teleflex’s option, Vascular Solutions or surviving company may obtain, a single premium tail coverage with respect to D&O insurance with an annual cost not in excess of 300% of the last annual premium paid prior to the date of the merger agreement.

Teleflex and the surviving company are required to make proper provision for the continuation of these rights in connection with certain future corporate transactions.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, referred to as the “IRS,” each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling will be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of our common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, S corporations, or other pass-through entities, or investors in such S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in Teleflex immediately after the merger, and U.S. holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our common stock, you should consult your tax advisor.

This summary of U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of our common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of our common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the “HSR Act,” and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, referred to as the “Antitrust Division,” and the United States Federal Trade Commission, referred to as the “FTC,” and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act, the merger may not be completed until the expiration of a 30 calendar day waiting period, which begins when Teleflex and Vascular Solutions file Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust

Division. Teleflex and Vascular Solutions filed their Premerger Notification and Report Forms on December 15, 2016 in connection with the merger, and the waiting period will therefore expire at 11:59 p.m., Eastern Time, on January 17, 2017. If prior to the expiration or termination of the waiting period either the FTC or the Antitrust Division issues to Teleflex or Vascular Solution a request for additional information or documentary material, the waiting period with respect to the merger would be extended until the 30th calendar day following the date of Teleflex’s and Vascular Solutions’ substantial compliance with that request. After that time, absent Teleflex’s and Vascular Solutions’ agreement, the acquisition can be blocked only by court order. The FTC and the Antitrust Division may terminate the applicable waiting period at any time before its expiration.

At any time (regardless of whether before or after the expiration or termination of the statutory waiting periods under the HSR Act, or before or after the effective time), the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Vascular Solutions nor Teleflex believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Delisting and Deregistration of Vascular Solutions Common Stock

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

The Merger Agreement Proposal

We are asking you to approve a proposal to approve the merger and adopt the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Annex A.

Vote Required and Board Recommendation

Under Minnesota Law, approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to be cast on the proposal to approve the merger and adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal.

As discussed in the section entitled “—Reasons for our Board’s Recommendation in Favor of the Merger,” and after considering various factors described in such section, our board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Vascular Solutions and its shareholders and resolved to recommend that Vascular Solutions shareholders vote in favor of the approval of the merger and adoption of the merger agreement. Accordingly, our board unanimously recommends that you vote “FOR” the proposal to approve the merger and adopt the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this document as Annex A and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this document.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this document, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Vascular Solutions or modify or supplement any factual disclosures about Vascular Solutions in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Vascular Solutions. The merger agreement contains representations and warranties by and covenants of Vascular Solutions, Teleflex and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Vascular Solutions’ public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in Vascular Solutions’ periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Vascular Solutions may be found elsewhere in this document and Vascular Solutions’ other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Articles of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into Vascular Solutions, and the separate corporate existence of Merger Sub will cease. Vascular Solutions will be the surviving company in the merger and will continue its corporate existence as a Minnesota corporation and a wholly owned subsidiary of Teleflex.

At the effective time, the articles of incorporation of Vascular Solutions will be amended and restated in their entirety to be identical to the form attached as Exhibit A to the merger agreement, which is attached as Annex A hereto, and such articles will be the articles of incorporation of the surviving company. Also at the effective time, the bylaws of Vascular Solutions will be amended and restated in their entirety to be identical to the form attached as Exhibit B to the merger agreement, which is attached as Annex A hereto, and such bylaws will be the bylaws of the surviving company.

At the effective time, the individuals holding positions as directors of Merger Sub immediately before the effective time will become the initial directors of the surviving company, and the individuals holding positions as officers of Vascular Solutions immediately before the effective time will continue as the initial officers of the surviving company.

When the Merger Becomes Effective; Marketing Period

The closing of the merger will take place at 10:00 a.m. Central Time at the offices of Dorsey & Whitney LLP, 50 S. Sixth Street, Minneapolis, Minnesota 55402, no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions). However, if the marketing period (as summarized below), has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a date during the marketing period specified by Teleflex on no fewer than two business days' notice to Vascular Solutions, which may be conditioned upon the simultaneous completion of the financing and (ii) the second business day following the end of the marketing period.

At the closing, the articles of merger will be filed with the Secretary of State of the State of Minnesota. The merger will become effective at the time when the articles of merger are filed or at such later time on the closing date as may be agreed by Vascular Solutions and Merger Sub and specified in the articles of merger.

The “marketing period” refers to the first period of 15 consecutive business days beginning upon Teleflex’s receipt of certain information required by the debt commitment letter, which information we refer to as the “required information,” and throughout which no condition exists that would cause any of the closing conditions to the obligations of each party (as described in the section entitled “—Conditions to Completion of the Merger”) to fail to be satisfied, assuming the closing were to be scheduled for any time during such period (other than those conditions that by their terms are to be satisfied at the closing, but subject to such conditions being able to be satisfied). However, the marketing period will not be deemed to have commenced if, after the date of the merger agreement and prior to the completion of the marketing period: (1) our auditor has withdrawn its audit opinion with respect to any audited financial statements contained in the required information, in which case the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements; or (2) Vascular Solutions has publicly announced any intention to restate any historical financial statements of Vascular Solutions included in the required information or that such restatement is under consideration, in which case the marketing period will not be deemed to commence unless and until such restatement has been completed and the applicable required information has been amended or Vascular Solutions has publicly announced that it has concluded no such restatement is required; or (3) the required information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such required information not materially misleading, in which case the marketing period will not be deemed to commence until all such required information has been corrected or disclosed. In addition, if Vascular Solutions fails to file with the SEC any forms, certifications, schedules, exhibits, documents and reports required to be filed or furnished by it with the SEC on or prior to the date required therefor under the Exchange Act, the marketing period will not be deemed to have commenced unless and until, at the earliest, such document has been so filed. The marketing period will be deemed to have ended on any date that the initial funding of Teleflex’s debt financing occurs.

Effect of the Merger on the Common Stock

At the effective time, each share of our common stock outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will be converted into the right to receive the merger consideration. The merger consideration will be $56.00 per share in cash, without interest, and subject to any applicable withholding taxes.

At the effective time, each cancelled share will be converted into one fully paid and nonassessable share of common stock of the surviving company. Each dissenting share will be entitled only to payment of the fair value of the share (including interest determined in accordance with Section 302A.473 of the Minnesota Business Corporation Act); however, if the holder of any dissenting share fails to perfect or otherwise waives, withdraws or loses the right to dissent under the dissenters’ rights provisions of the Minnesota Business Corporation Act, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for the right to receive the merger consideration. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights.”

At the effective time, each share of common stock of Merger Sub outstanding immediately prior to the effective time will be converted into one fully paid and nonassessable share of common stock of the surviving company, and such shares, together with the cancelled shares, will constitute the only outstanding shares of capital stock of the surviving company.

Treatment of Vascular Solutions’ Equity Awards and the Employee Stock Purchase Plan

Restricted Stock. At the effective time, each share of our common stock issued under our equity compensation plans, and then-subject to restrictions of forfeiture under our equity compensation plans, will be cancelled and converted into the right to receive the merger consideration (subject to any applicable withholding tax).

Stock Options. At the effective time, each option to purchase our common stock, referred to as a “stock option,” that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (subject to deduction for any applicable withholding tax) equal to the product of (x) the total number of shares of our common stock subject to such stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration over the exercise price per share of such stock option.

Employee Stock Purchase Plan. The Vascular Solutions Employee Stock Purchase Plan, referred to as the “ESPP,” has been amended such that (i) participation following the date of the merger agreement will be limited to those employees who are participating in the ESPP as of such date; (ii) except to the extent necessary to maintain the status of the ESPP, participants may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement; (iii) no offering period will be commenced after the date of the merger agreement; (iv) each participant’s outstanding right to purchase shares of our common stock under the ESPP will terminate on the day immediately prior to the day on which the effective time of the merger occurs; provided that amounts allocated to each participant’s account under the ESPP as of such date will be used to purchase shares of common stock using such date as the final purchase date; and (v) the ESPP will terminate immediately following the purchase of such shares.

Payment for Common Stock in the Merger

Prior to the closing of the merger, Teleflex will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to Vascular Solutions, referred to as the “Paying Agent,” sufficient funds to pay the aggregate merger consideration. Promptly after the effective time, Teleflex and the surviving company will cause the Paying Agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon (i) surrender of certificates (or effective affidavits of loss in lieu of certificates and, if required, the posting of a bond) to the Paying Agent together with the letter of transmittal, duly completed and validly executed in accordance with the instructions to the letter of transmittal or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence as the Paying Agent may reasonably request), the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the merger consideration for all such shares.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of Vascular Solutions, subject to certain exceptions in the merger agreement, in the confidential disclosure schedule delivered in connection with the merger agreement and in certain of Vascular Solutions’ public filings, as to, among other things:

•	organization, good standing, qualification to do business and ownership of subsidiaries;
•	capitalization;
•	our board recommendation, corporate authority and governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	the SEC filings and financial statements of Vascular Solutions;
•	the absence of undisclosed liabilities;
•	compliance with applicable laws and possession of applicable permits;
•	environmental matters;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	the absence of material adverse changes and certain other events;

•	litigation, investigations and other proceedings;
•	tax matters;
•	labor matters;
•	intellectual property;
•	real property;
•	material contracts;
•	insurance;
•	regulatory compliance;
•	our products and product warranties;
•	broker’s or finder’s fees;
•	the receipt by our board of a fairness opinion from Guggenheim Securities; and
•	the accuracy and completeness of the information supplied for the purposes of this proxy statement.

The merger agreement also contains representations and warranties of Teleflex and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:

•	organization, good standing, qualification to do business and ownership of Merger Sub;
•	corporate authority and governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	compliance with applicable laws;
•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;
•	the availability of the funds necessary to consummate the merger and solvency;
•	litigation, investigations and other proceedings;
•	broker’s and finder’s fees;
•	ownership of shares of Vascular Solutions’ common stock; and
•	liabilities and conduct of operations of Merger Sub.

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to either Vascular Solutions or Teleflex, as discussed below.

For purposes of the merger agreement, a “material adverse effect” with respect to Vascular Solutions means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Vascular Solutions and its subsidiaries taken as a whole; provided, however, that none of the following will constitute, or will be considered in determining whether there exists or has occurred, a material adverse effect on Vascular Solutions (except, in the case of the first bullet point through the fifth bullet point and the ninth bullet point below, to the extent such change has had a disproportionate impact on Vascular Solutions and its subsidiaries, taken as a whole, compared to other participants in the medical device industry):

•	changes generally affecting the United States or global economic conditions;
•	changes generally affecting the medical device industry;
•	changes generally affecting legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions;
•	changes or prospective changes in United States generally accepted accounting principles or the interpretation thereof;

•	adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of and by any governmental entity (including with respect to taxes);
•	the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement or compliance with the terms of the merger agreement;
•	changes in the trading price of our common stock, in and of itself;
•	failure to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself;
•	changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of terrorism, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;
•	the negotiation, pendency or public announcement of the execution of the merger agreement or the transactions contemplated by the merger agreement, including any resulting litigation from holders of our common stock; and
•	any action or failure to take any action that is expressly requested by Teleflex in writing.

A “material adverse effect” on Vascular Solutions also includes any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, would prevent, materially delay or materially impair Vascular Solutions’ ability to consummate the merger.

For purposes of the merger agreement, a “material adverse effect” with respect to Teleflex means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, prevents or materially delays consummation or would reasonably be expected to prevent, or materially delay consummation, by Teleflex or Merger Sub of the merger or performance of any of its material obligations under the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, such period referred to as the “pre-closing period,” except as Teleflex will otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned), as expressly required pursuant to the merger agreement, as set forth in the disclosure schedules or as required by applicable law, we will, and will cause our subsidiaries to, conduct our and their businesses in the ordinary course of business consistent with past practice, and we will use our commercially reasonable efforts to preserve intact our and our subsidiaries’ present business organizations, to keep available the services of our and our subsidiaries’ current officers and employees and to preserve our and our subsidiaries’ present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and other persons with whom we and our subsidiaries have material business relations.

The merger agreement further provides that, during such period, except as Teleflex otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required pursuant to the merger agreement or set forth in the disclosure schedule or as required by applicable law or judgment, we will not, and will not cause our subsidiaries not to, subject in each case to certain specified exceptions:

•	amend or otherwise change our charter documents, or otherwise alter our corporate structure through merger, liquidation, reorganization or otherwise;
•	issue, sell, pledge, dispose of, or encumber, or otherwise authorize the issuance, sale, pledge, disposition or encumbrance of, any securities of Vascular Solutions or its subsidiaries (except (1) for shares of common stock pursuant to stock options outstanding on the date of the merger agreement or (2) shares of common stock issuable pursuant to rights outstanding under the ESPP in accordance with the merger agreement);

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of common stock (except pursuant to a repurchase right in favor of Vascular Solutions with respect to unvested shares of restricted stock at no more than cost);
•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create a lien on any assets (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) such incurrences of indebtedness, guarantees of indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $100,000 in the aggregate);
•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of stock options or vesting of shares of restricted stock, or authorize cash payments in exchange for any stock options or shares of restricted stock, except as may be required under any stock options, shares of restricted stock, contract or the merger agreement or as may be required by applicable law;
•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock of Vascular Solutions, except that a wholly owned subsidiary of Vascular Solutions may declare and pay a dividend to Vascular Solutions, (ii) split, combine or reclassify any capital stock of Vascular Solutions or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Vascular Solutions securities or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary of Vascular Solutions to repurchase, redeem or otherwise acquire, any securities of Vascular Solutions or its subsidiaries, or propose to do any of the foregoing;
•	sell, assign, transfer, license, sublicense, allow to lapse or expire or otherwise dispose of any of Vascular Solutions’ or our subsidiaries’ intellectual property (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
•	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any person, corporation, partnership or other business organization or business or division thereof or any other material property or assets, (ii) enter into, terminate or amend any Vascular Solutions material contract or grant any release or relinquishment of any material rights under any Vascular Solutions material contract, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in November and December of 2016 or as contemplated by the capital expenditure budgets for the fiscal year ending December 31, 2017 set forth on the disclosure schedule, or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing;
•	forgive any loans to any person, including our employees, officers, directors or affiliates;
•	other than as required by law or by the Vascular Solutions benefit plans existing on the date of the merger agreement (i) except in the ordinary course of business consistent with past practice for employees of Vascular Solutions or our subsidiaries who have an annual base salary below $150,000, referred to as “non-management employees,” increase the compensation or other benefits payable or to become payable or provided to our directors, officers, employees or consultants, (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for severance agreements or employment agreements terminable on no more than sixty (60) days’ notice without penalty or expense, in each case, that are entered into with employees who are non-management employees in the ordinary course of business consistent with past practice), (iii) hire or terminate the employment of any employees other than non-management employees, (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses in the ordinary course of business, (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice, (vi) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date of the merger agreement) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in an increase in benefits or in cost to Vascular Solutions and our subsidiaries or (vii) grant any equity or equity-based compensation;

•	take any action, other than as required by applicable law or generally accepted accounting principles, to change accounting policies or procedures (with Teleflex to be provided prompt written notice of such change);
•	make or change any material tax election inconsistent with past practices, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any amended tax return, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund or settle or compromise any material tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;
•	enter into any material partnership arrangements, joint development agreements or strategic alliances;
•	initiate any material litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than any settlement that is solely for monetary damages of less than $50,000 and does not involve a governmental entity;
•	fail to use our commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Vascular Solutions and our subsidiaries and respective properties, assets and businesses or substantially equivalent policies; or
•	take, or agree in writing or otherwise to take, any of the foregoing actions.

No Solicitation; Alternative Proposals

We and our board will generally not be permitted to solicit or participate in discussions regarding any inquiry, indication of interest or proposal that would reasonably be expected to lead to a competing proposal. For purposes of the merger agreement:

•	“competing proposal” means any inquiry, proposal or offer made by a person or group (other than a proposal or offer by Teleflex or any of its subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such person or group to acquire direct or indirect beneficial ownership of at least 15% of the assets (as determined on a book value basis) of, equity interest in, or businesses of, Vascular Solutions (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the shareholders of Vascular Solutions immediately preceding such transaction holding less than 85% of the equity interests of the surviving or resulting entity of such transaction, in each case other than the transactions contemplated by the merger agreement.
•	“superior proposal” means a bona fide, written competing proposal (with references to 15% and 85% being deemed to be references to 50%), which our board, or a duly authorized committee thereof, determines in good faith after consultation with outside legal and financial advisors to be more favorable to the shareholders of Vascular Solutions from a financial point of view than the transactions contemplated by the merger agreement, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such competing proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated by the merger agreement) and all other terms and conditions of such competing proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Teleflex in response to such competing proposal or otherwise)).

Except as permitted by the merger agreement, during the pre-closing period, the merger agreement requires that we will not and will cause our subsidiaries, directors and officer not to, and will use our reasonable best efforts to cause our other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate the submission or announcement of any competing proposal;
•	participate in any negotiations regarding, or furnish to any person any nonpublic information relating to Vascular Solutions or our subsidiaries in connection with any competing proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal;
•	engage in discussions with any third party with respect to any competing proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal;
•	approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any competing proposal;
•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Teleflex, our board recommendation; or
•	enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any competing proposal.

Notwithstanding these restrictions, which we refer to as the “no-shop restrictions,” if at any time prior to the time the requisite shareholder vote is obtained, we receive a bona fide, written competing proposal that did not result from a material breach of the no-shop restrictions, we may furnish nonpublic information to such third party and engage in discussions or negotiations with such third party with respect to the competing proposal if (A) our board has determined in good faith, after consultation with our outside legal counsel and financial advisors, that such competing proposal constitutes or could reasonably be expected to constitute a superior proposal; and (B) any nonpublic information furnished to such third party is (1) subject to a confidentiality agreement that contains terms that are no less favorable in the aggregate to Teleflex than those contained in our confidentiality agreement with Teleflex, and (2) any such nonpublic information has previously been provided to Teleflex or is provided to Teleflex prior to or substantially concurrently with the time such nonpublic information is furnished to such third party.

During the pre-closing period, we are also required to promptly (and in any event within two days after the occurrence thereof) advise Teleflex of (i) the receipt of any competing proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal, which notice will include the identity of the Person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements related thereto; (ii) any change to the financial or other material terms and conditions of any competing proposal and must otherwise keep Teleflex reasonably informed of the status of any such competing proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clause (i) above); and (iii) the receipt of any request for non-public information relating to us or our subsidiaries or any of our subsidiaries’ properties, books or records by any person in connection with a competing proposal or a proposal or offer that could reasonably be expected to lead to a competing proposal. Neither we nor our subsidiaries will, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit us or our subsidiaries from providing such information to Teleflex, or terminate, waive or amend any provision of any existing “standstill” agreement with respect to the submission of any competing proposal except to allow a third party to make a confidential competing proposal to our board.

Change in Board Recommendation

As described in the section entitled “The Merger (Proposal 1)—Reasons for our Board’s Recommendation in Favor of the Merger,” and subject to the provisions described below, our board has unanimously recommended that our shareholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. We refer in this document to the recommendation of our board that shareholders approve this merger agreement as the “board recommendation.” We refer to the board recommendation and the approval of the merger by our board of directors together as the “board actions.”

The merger agreement provides that, except as described below, our board may not (any of the following, a “change of recommendation”):

•	approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any competing proposal; or
•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Teleflex, the board actions.

Notwithstanding the restrictions described above and in the section entitled “—No Solicitation; Alternative Proposals,” at any time prior to the time the requisite Vascular Solutions shareholder vote is obtained, our board may, in response to an intervening event or a superior proposal, (x) make a change of recommendation and/or (y) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal. Our board is permitted to take these actions solely if:

•	our board has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of our board under applicable law;
•	we have given Teleflex at least four business days’ written notice (which notice period is erroneously referred to in various provisions of the merger agreement as a five-business day period) advising Teleflex of its intention to take such action, which notice will include (i) for intervening events, the reasons therefor (including the material facts and circumstances related to the applicable intervening event) or (ii) for superior proposals, a copy of the superior proposal, a copy of any proposed agreements for such superior proposal (including any financing commitments related thereto) or, in each case, if not provided in writing to us, a written summary of the terms thereof;
•	for superior proposals, we have given Teleflex an additional two-business day notice period in the event of any change or amendment to the financial or other material terms and conditions of any superior proposal;
•	during any such required notice period, we have negotiated with Teleflex in good faith (to the extent Teleflex wishes to negotiate) to enable Teleflex to determine whether to propose revisions to the terms of the merger agreement or any other agreement related to the transactions contemplated by the merger agreement;
•	we have considered in good faith any proposal by Teleflex to amend the terms of the merger agreement or any other agreement related to the transactions contemplated by the merger agreement;
•	at the end of the required notice period, taking into account any changes to the merger agreement or any other agreement related to the transactions contemplated by the merger agreement proposed by Teleflex, if any, and (i) for intervening events, after consultation with outside legal counsel, our board has determined in good faith that the failure to make such change of recommendation would be inconsistent with its fiduciary duties under applicable law even if such changes proposed by Teleflex were given effect, or (ii) for superior proposals, after consultation with outside financial advisors and outside legal counsel, our board has determined in good faith that such competing proposal would continue to constitute a superior proposal even if such changes proposed by Teleflex were given effect; and
•	in the case of any termination of the merger agreement to enter into a definitive agreement with respect to a superior proposal, prior to or simultaneously with such termination, we pay the termination fee (as described in the section entitled “—Termination Fee”).

Nothing contained in the merger agreement prohibits us or our board from (i) disclosing to our shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to our shareholders if our board has reasonably determined in good faith after consultation with outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to compliance with the restrictions on a change of recommendation described above.

Vascular Solutions Shareholders’ Meeting

Subject to the relevant provisions of the merger agreement, including our board’s right to change its recommendation in favor of the merger and our right to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, as described in the section entitled “—Change in Board Recommendation,” we have agreed to (1) convene and hold the special meeting as promptly as practicable following the mailing of this document and (2) use commercially reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger and adoption of the merger agreement and secure any other approval of our shareholders that is required by applicable law in connection with the merger. Notwithstanding the foregoing, (i) we will not change the date of, postpone or adjourn the special meeting without Teleflex’s prior written consent, and (ii) Teleflex may cause us to postpone or adjourn the special meeting by prior written notice to us.

Employee Matters

The merger agreement provides for the following treatment with respect to those employees of Vascular Solutions and its subsidiaries who continue to be employed by the surviving company or one of its subsidiaries after the effective time, whom we refer to as “continuing employees”:

•	Teleflex will, or will cause the surviving company to, assume, honor and fulfill all material Vascular Solutions benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement (excluding Vascular Solutions stock plans and the ESPP);
•	from the effective time through December 31, 2017, Teleflex will, or will cause the surviving company to, provide each continuing employee with base salary (or wages) and annual cash bonus opportunities that, in each case, are no less favorable than those provided by Vascular Solutions immediately prior to the effective time;
•	from the effective time through December 31, 2017, Teleflex will, or will cause the surviving company to, provide each continuing employee with employee benefits (excluding equity or equity-based compensation) that are substantially comparable in the aggregate to those provided by Vascular Solutions immediately prior to the effective time;
•	Teleflex will, or will cause the surviving company to, provide that periods of employment with Vascular Solutions will be taken into account for all purposes under all employee benefit plans maintained by Teleflex or an affiliate of Teleflex for the benefit of the continuing employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits);
•	Teleflex will, or will cause the surviving company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the continuing employees under the applicable health and welfare benefits plan of Teleflex or any affiliate of Teleflex (except to the extent applicable under the Vascular Solutions benefit plans immediately prior to the effective time), (ii) waive any and all evidence of insurability requirements with respect to such continuing employees to the extent such evidence of insurability requirements were not applicable to the continuing employees under the Vascular Solutions benefit plans immediately prior to the effective time and (iii) credit each continuing employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Vascular Solutions benefit plans prior to the closing date during the year in which the closing of the merger occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Teleflex or an affiliate of Teleflex for such year; and
•	Teleflex or the surviving company will permit the continuing employees who are then actively employed to make rollover contributions of eligible rollover distributions, including loans, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such continuing employees from the Vascular Solutions’ 401(k) plans to Teleflex’s or the surviving company’s applicable 401(k) plan.

Indemnification and Insurance

For not less than six years from and after the effective time, the surviving company is required to (and Teleflex is required to cause the surviving company to) indemnify and hold harmless all past and present directors and officers of Vascular Solutions and our subsidiaries (each referred to as an “indemnified party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim suit, proceeding or investigation to each indemnified party subject to such indemnified party agreeing to return any such funds which a court has determined in a final, non-appealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement, the consummation of the merger or any of the other transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer or director of Vascular Solutions or any of our subsidiaries or serving at the request of Vascular Solutions or any of our subsidiaries as a director, officer, employee or agent of another person, to the fullest extent permitted by law or provided pursuant to Vascular Solutions’ governing documents or the organizational documents of any Vascular Solutions subsidiary or any other agreement, if any, in existence on the date of the merger agreement.

Teleflex and Merger Sub have also agreed that, for six years after the effective time, all rights to elimination or limitation of liability, indemnification and advancement of expenses, whether asserted or claimed prior to, at or after the effective time, now existing in favor of the Indemnified Parties as provided in Vascular Solutions’ or our subsidiaries’ charter documents or any other agreement will survive the merger and continue in full force and effect. The surviving company’s charter documents will not contain any provisions contradictory or otherwise adverse to such rights or be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement, the consummation of the merger or any of the other transactions contemplated by the merger agreement) without the consent of such indemnified party.

Teleflex has also agreed to either (i) cause the surviving company to provide, for a period of not less than six years from the effective time, a directors’ and officers’ liability insurance policy that is no less favorable than the Company’s existing policy as of the date of the merger agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage, with an annual cost not in excess of 300% of the last annual premium paid prior to the date of the merger agreement referred to as the “D&O insurance,” covering acts or omissions at or prior to the effective time with respect to those persons who are covered by the D&O insurance as of the effective time, or (ii) at Teleflex’s option, Vascular Solutions or surviving company may obtain, a single premium tail coverage with respect to D&O insurance with an annual cost not in excess of 300% of the last annual premium paid prior to the date of the merger agreement.

Teleflex and the surviving company are required to make proper provision for the continuation of these rights in connection with certain future corporate transactions.

Coordination on Litigation

The merger agreement requires Vascular Solutions and Teleflex to promptly notify (but in any event within 24 hours) the other party of any litigation related the merger agreement, the merger or the transactions contemplated by the merger agreement that is brought or threatened by any shareholder of that party against such party, any of its subsidiaries or any of their respective directors or officers. Unless we have made a change of recommendation, we must give Teleflex the opportunity to participate, at Teleflex’s expense, in the defense, prosecution or settlement of any such litigation, and we are not allowed to offer to settle, or agree to settle, any such litigation except with Teleflex’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

Financing Efforts

As described in the section entitled “The Merger (Proposal 1)—Financing of the Merger,” while Teleflex’s obligations under the merger agreement are not subject to any financing condition, Teleflex has entered into a debt commitment letter. Teleflex will use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the debt financing on the terms and conditions described in the commitment letter, including using its reasonable best efforts with respect to (i) maintaining in effect the commitment letter; (ii) negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Teleflex in its sole discretion and would not adversely affect (including with respect to timing, taking into account the expected timing of the marketing period) the ability of Teleflex to consummate the transactions contemplated herein; and (iii) taking into account the expected timing of the marketing period, satisfying on a timely basis all conditions applicable to Teleflex and its subsidiaries to obtaining the debt financing that are within Teleflex’s control.

Teleflex will not, without our prior written consent, (i) terminate the commitment letter (unless the commitment letter is replaced in a manner consistent with the following clause (ii)) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the commitment letter if such amendment, modification, waiver or replacement (x) would (1) add any new material conditions to the debt financing (or modify any existing condition in a manner adverse to Teleflex) that would be reasonably expected to adversely affect (including with respect to timing, taking into account the expected timing of the marketing period) the ability of Teleflex to consummate the transactions contemplated by the merger agreement, or (2) taking into account the expected timing of the marketing period, could be reasonably expected to make the timely funding of any of the debt financing or satisfaction of the conditions to obtaining any of the debt financing materially less likely to occur, (y) reduces the aggregate amount of the debt financing to an amount such that the transactions contemplated by the merger agreement could not be consummated or (z) taking into account the expected timing of the marketing period, could reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement; provided, that Teleflex may amend the commitment letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the commitment letter as of the date hereof and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the debt financing.

In the event that any portion of the aggregate amount of the debt financing becomes unavailable, regardless of the reason therefor, Teleflex will (i) promptly notify us of such unavailability and, to the knowledge of Teleflex, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the marketing period, alternative financing (in an amount sufficient to enable the transactions contemplated by the merger agreement to be consummated) from the same or other sources.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this document, confidentiality, public announcements relating to the merger, elimination of any applicable takeover statutes, exemptions of dispositions of Vascular Solutions securities in connection with the merger under Rule 16b-3 of the Exchange Act and the delisting and deregistration of our common stock.

Conditions to Completion of the Merger

Each party’s obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	the adoption of the merger agreement by Vascular Solutions shareholders;
•	the absence of an injunction or judgment issued by any court of competent jurisdiction or governmental authority, and of any law or other legal restraint, that would make illegal or otherwise prevent or prohibit the consummation of the merger; and
•	the expiration or early termination of the waiting period applicable to the consummation of the merger under the HSR Act.

The obligations of Teleflex and Merger Sub to complete the transactions contemplated by the merger agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of Vascular Solutions both at and as of the date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true and correct only as of that earlier date), subject to the following standards:
°	being true and correct in all “material” respects, with regard to organization, qualification and ownership of subsidiaries; stock option grants; our board recommendation, corporate authority and governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement; broker’s or finder’s fees; and the receipt by our board of a fairness opinion of Vascular Solutions’ financial advisor;
°	being true and correct in all but de minimis respects, with regard to capitalization of Vascular Solutions;
°	being true and correct in all respects, with regard to the absence of any “material adverse effect” on Vascular Solutions and its subsidiaries since December 31, 2015; and
°	being true and correct subject to a “material adverse effect” standard, with regard to all of Vascular Solutions’ other representations and warranties; and
•	Vascular Solutions having performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or prior to the closing;
•	Vascular Solutions’ delivery to Teleflex of a certificate, dated as of the closing date and signed by Vascular Solutions’ chief executive officer or chief financial officer, certifying to the satisfaction of certain of the foregoing conditions; and
•	the non-occurrence, since the date of the merger agreement, of any “material adverse effect” on Vascular Solutions.

The obligation of Vascular Solutions to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of Teleflex and Merger Sub both at and as of date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true and correct only as of that earlier date), being true and correct subject to a “material adverse effect” standard;
•	Teleflex and Merger Sub having performed or complied in all material respects with all covenants and obligations required to be performed or complied with by them under the merger agreement at or prior to the closing; and
•	Teleflex’s delivery to Vascular Solutions of a certificate, dated as of the closing date and signed on behalf of Teleflex and Merger Sub by an officer of Teleflex, certifying to the satisfaction of certain of the foregoing conditions.

Termination

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve the merger and adopt the merger agreement by our shareholders, in the following ways:

•	by mutual written consent of Teleflex and Vascular Solutions;
•	by either Vascular Solutions or Teleflex, if:
°	the consummation of the merger has been made illegal or has been permanently restrained, enjoined or otherwise prohibited by a final and non-appealable order, decree or ruling;
°	the merger has not occurred on or before May 30, 2017, referred to as the “End Date;” or
°	the requisite vote of our shareholders is not obtained at the special meeting;

provided, however, that these rights to terminate the merger agreement will not be available to any party if a breach by such party of any provision of the merger agreement will have been the primary cause of, or resulted in, such event; or

•	by Teleflex, prior to the time our shareholders approve the merger and adopt the merger agreement, if:
°	our board or any committee thereof has changed its recommendation in favor of approval of the merger agreement and the merger to our shareholders;
°	we have failed to publicly recommend against and tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within ten business days after the commencement of such tender offer or exchange offer;
°	our board has failed to publicly reaffirm its recommendation in favor of approval of the merger agreement and the merger to our shareholders within ten business days after a competing proposal has been publicly announced; or
°	if we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions would not be satisfied, and such breach or failure cannot be cured or, if capable of being cured and we are continuing to use commercially reasonable efforts to cure, has not been cured by the earlier of the End Date or 30 days after written notice thereof has been given by Teleflex to Vascular Solutions; or
•	by Vascular Solutions,
°	at any time prior to the time the Vascular Solutions shareholder vote is obtained, in order to accept a superior proposal in accordance with the no-shop restrictions, provided that Vascular Solutions pays the termination fee; or
°	if Teleflex has breached any representation or warranty and such breach has had a “material adverse effect” or Teleflex has failed to perform in any material respect a covenant or agreement set forth in the merger agreement such that the closing conditions would not be satisfied, and such breach or failure cannot be cured or, if capable of being cured and Teleflex is continuing to use commercially reasonable efforts to cure, has not been cured by the earlier of the End Date or 30 days after written notice thereof has been given by Vascular Solutions to Teleflex.

Termination Fee

Vascular Solutions will pay Teleflex a termination fee in an amount equal to $35 million if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by Vascular Solutions in order to enter into a definitive agreement with respect to a superior proposal;
•	if the merger agreement is terminated by Teleflex because:
°	our board or any committee thereof has changed its recommendation in favor of approval of the merger agreement and the merger to our shareholders;

°	we have entered into any letter of intent or other document or agreement with respect to a competing proposal;
°	we have failed to publicly recommend against and tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within ten business days after the commencement of such tender offer or exchange offer; or
°	our board has failed to publicly reaffirm its recommendation in favor of approval of the merger agreement and the merger to Vascular Solutions shareholders within ten business days after a competing proposal has been publicly announced; or
•	if the merger agreement is terminated and (1) a competing proposal has been publicly disclosed or any person has publicly announced an intention (whether or not conditional) to make a competing proposal, or a competing proposal has otherwise become publicly known, and in each case such competing proposal has not been irrevocably withdrawn prior to the date of termination; (2) within twelve months after the date of termination, a competing proposal is consummated or we enter into a definitive agreement for a competing proposal; and (3) the termination is because:
°	the merger has not occurred on or before the End Date;
°	the requisite vote of our shareholders is not obtained at the special meeting; or
°	we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions would not be satisfied, and such breach or failure cannot be cured or, if capable of being cured and we are continuing to use commercially reasonable efforts to cure, has not been cured by the earlier of the End Date or 30 days after written notice thereof has been given by Teleflex to Vascular Solutions.

Limitations on Remedies

The merger agreement provides that any claim or cause of action based upon, arising out of or related to the Agreement may only be brought against persons that are expressly named as parties to the merger agreement, and then only with respect to the specific obligations set forth therein. The merger agreement is specifically without recourse to former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners and assignees of Vascular Solutions, Teleflex or Merger Sub and their respective affiliates or representatives.

If the merger agreement is terminated pursuant to the provisions described in the section entitled “—Termination,” the merger agreement will become null and void and there will be no liability on the part of Vascular Solutions, Teleflex or Merger Sub, except that (a) termination of the merger agreement will not relieve any party from liability for any fraud or willful breach of its representations, warranties, covenants or agreement set forth in the merger agreement and (b) the provisions of the confidentiality agreement between the parties and the merger agreement relating to termination and general matters will survive termination.

Expenses

In general, all fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is consummated. Teleflex is responsible for all filing fees associated with the HSR Act and for any transfer taxes imposed with respect to the transactions contemplated by the merger agreement.

Amendment and Modification

The merger agreement may be amended at any time by an instrument in writing signed on behalf of each of Vascular Solutions, Teleflex and Merger Sub and authorized by the respective boards of directors of the parties, except that after the merger agreement has been adopted by our shareholders, no amendment that requires further shareholder approval under applicable law will be made without such further approval. At any time prior to the effective time, the parties may extend the time for performance of any obligations, waive any inaccuracies in the representations and warranties of the parties, and, subject to applicable law, waive compliance with any of the agreements or conditions in the merger agreement. Any waiver must be set forth in a written instrument signed by the applicable party.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Minnesota. Notwithstanding anything to the contrary in the merger agreement, any legal proceeding involving any party that have committed to provide or arrange all or any part of the debt financing to be obtained by Teleflex in connection with the merger will be governed by and construed in accordance with the laws of the State of New York.

Specific Enforcement

Teleflex, Merger Sub and Vascular Solutions are entitled to a decree or order of specific performance enforcing covenants and obligations contained in the merger agreement or injunctions to prevent breaches or threatened breaches of the merger agreement in addition to any other remedy to which they are entitled at law or in equity, subject to the limitations described above.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
(PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our shareholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger, as described in the table entitled “Golden Parachute Compensation” under “The Merger (Proposal 1)—Interests of Vascular Solutions’ Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Vascular Solutions’ Executives,” including the footnotes to the table and related narrative discussion.

Our board unanimously recommends that our shareholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Vascular Solutions’ named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger (Proposal 1)—Interests of Vascular Solutions’ Directors and Executive Officers in the Merger— Quantification of Payments and Benefits to Vascular Solutions’ Executives,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger and adopt the merger agreement. Accordingly, you may vote to approve the merger and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Vascular Solutions or Teleflex. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our shareholders.

The above resolution approving the merger-related compensation of our named executive officers on an advisory basis requires that more shares are voted “FOR” the proposal than “AGAINST.”

Our board unanimously recommends that the shareholders of Vascular Solutions vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Our shareholders are being asked to approve a proposal that will give our board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger and adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by our board to any date. In addition, our board could postpone the special meeting before it commences. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time before the final vote.

We do not anticipate calling a vote on this proposal if a quorum is present and the proposal to approve the merger and adopt the merger agreement is approved by at least a majority of the outstanding shares of our common stock as of the record date.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the merger and adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve the merger and adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires that more shares are voted “FOR” the proposal than “AGAINST.”

Our board unanimously recommends that the shareholders of Vascular Solutions vote “FOR” the adjournment proposal, if a vote on such proposal is called.

MARKET PRICE OF VASCULAR SOLUTIONS’ COMMON STOCK

Our common stock is traded on Nasdaq under the symbol “VASC.”

The following table sets forth during the periods indicated the high and low sales prices of our common stock as reported on Nasdaq for the periods indicated:

	Market Price
	High		Low
2014
First Quarter		$28.21		$21.05
Second Quarter		$27.00		$18.42
Third Quarter		$25.82		$21.15
Fourth Quarter		$30.96		$22.92
2015
First Quarter		$31.74		$25.41
Second Quarter		$35.98		$29.08
Third Quarter		$40.33		$31.26
Fourth Quarter		$37.50		$31.33
2016
First Quarter		$34.00		$24.34
Second Quarter		$41.77		$30.68
Third Quarter		$50.72		$40.78
Fourth Quarter (through [ ], 2016)	$	[57.15]	$	[43.25]

The closing sale price of our common stock on December 1, 2016, which was the last trading day before the merger was publicly announced, was $55.10 per share. On [         ], 2017 the most recent practicable date before the filing of this document, the closing price for our common stock was $[         ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

We have paid no dividends on our common stock since our initial public offering in 2000. Under our current dividend policy, we intend to retain future earnings for use in our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

If the merger is consummated, then our common stock will be delisted from Nasdaq, there will be no further public market for shares of the our common stock and each share of our common stock will be converted into the right to receive $56.00 in cash, without interest, less any required withholding taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 20, 2016 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors, each of our executive officers and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of December 20, 2016 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of December 20, 2016 is described in the footnotes to the table.

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.

Percentage of ownership is based on 17,568,375 shares of our common stock outstanding on December 20, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and executive officers
Howard Root	700,840		3.9%
James Hennen	33,341		*
Brent Binkowski	8,680		*
Chad Kugler	57,871		*
Carrie Powers	36,844		*
William Rutstein	24,376		*
Timothy Slayton	7,517		*
John Erb	31,733		*
Martin Emerson	18,435		*
Richard Kramp	9,910		*
Richard Nigon	121,588		*
Paul O’Connell	6,882		*
Jorge Saucedo	60,805		*
Charmaine Sutton(2)	28,585		*
All directors and executive officers as a group (14 persons)	1,147,407	(3)	6.4%
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Other beneficial owners
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,761,431	(4)	10.0%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	1,118,828	(5)	6.4%
*	Less than 1%
(1)	Includes the following shares subject to options exercisable within 60 days after December 20, 2016:
Name	Shares	Name	Shares	Name	Shares
Mr. Root	360,000	Mr. Emmerson	10,000	Mr. Saucedo	40,000
Mr. Erb	20,000	Mr. Nigon	60,000
(2)	Ms. Sutton is a former executive officer who resigned effective as of March 31, 2016.
(3)	Includes 490,000 shares subject to options exercisable within 60 days after December 20, 2016.
(4)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on August 9, 2016 and reflects beneficial ownership as of July 31, 2016. BlackRock, Inc. reports having sole dispositive power with respect to these shares and sole voting power with respect to 1,726,337 of these shares.
(5)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Wellington Management Group LLP on February 11, 2016 and reflects beneficial ownership as of December 31, 2015. Wellington Management Company, LLP reports having shared dispositive power with respect to these shares and shared voting power with respect to 953,696 of these shares.

DISSENTERS’ RIGHTS

The following is a summary of the material provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached to this document as Annex C and which are incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about these statutory provisions that is important to you. We encourage you to read carefully Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act in their entirety, as the rights and obligations of the Company and its shareholders are governed by the express terms of these statutory provisions and other applicable law and not by this summary or any other information contained in this document.

Section 302A.471 of the Minnesota Business Corporation Act entitles any Vascular Solutions shareholder who is entitled to vote and who objects to the merger to dissent from such action and obtain payment for the “fair value” of his or her shares of our common stock. Any Vascular Solutions shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are attached to this document as Annex C), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 are not fully and precisely satisfied.

Under Section 302A.473, subdivision 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a dissenter, must file with us (at Vascular Solutions, Inc., Attn: Secretary, 6464 Sycamore Court North, Minneapolis, Minnesota 55369), before the shareholder vote on the merger, a written notice of intent to demand the “fair value” of the shares of our common stock owned by the shareholder. Under Section 302A.471, subdivision 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. In addition, the shareholder must not vote his or her shares in favor of the merger. A vote against the merger does not in itself constitute such a written notice, and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of approving the merger and a waiver of statutory dissenters’ rights.

If the merger is approved by our shareholders, then we must send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of the merger) a notice containing certain information required by Section 302A.473, subdivision 4, including the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after we give such notice. Under Minnesota law, notice by mail is given when deposited in the United States mail. A shareholder who fails to timely make demand for payment and to deposit certificates as required by Section 302A.473, subdivision 4, loses the right to receive the fair value of his or her shares under such section notwithstanding the timely filing of notice of intent to demand payment under Section 302A.473, subdivision 3.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter as required by the notice, then after our receipt of such demand or the effective date of the merger, whichever is later, we must pay the dissenter an amount which we estimate to be the fair value of the dissenter’s shares of our common stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of the merger. It is possible that the fair value of shares our common stock as determined pursuant to dissenters' rights procedures may be determined to be less than the value of the merger consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 Subd. 1, Paragraph (c), clause (1), which is currently 4.0% per year. If a dissenter believes this payment is less than the fair value of the shares of our common stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date we mail the payment, and must demand payment of the difference between his or her estimate and our payment. If such dissenter fails to give written notice of such estimate to us, or fails to demand payment of the difference, within the 30-day time period, such dissenter is entitled only to the amount of our payment.

We may withhold such payment with respect to shares of our common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the merger, which is December 2, 2016. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, we must mail our estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that our offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to us within 30 days after the mailing of our offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount we offered.

If we and a dissenter (including both a dissenter who held shares of our common stock on or prior to December 2, 2016, which was the date the merger was first publicly announced, and a dissenter who purchased shares of our common stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after we receive the dissenter’s estimate of the fair value of his or her shares of stock, then we must file a petition in a court of competent jurisdiction in the county in which our registered office is located, requesting that the court determine the statutory fair value of stock with interest, if any. Our registered office is currently located in Hennepin County, Minnesota, but is subject to change at any time. All dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by us or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, under the statute, dissenters are not liable to us for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against us, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, subdivision 2, a shareholder may not assert dissenters’ rights with respect to less than all of the shares of our common stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, subdivision 4, a shareholder has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or us.

In view of the complexity of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, the Company’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Vascular Solutions has received contrary instructions from one or more of the shareholders. Each shareholder will receive a separate proxy card. Vascular Solutions will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Vascular Solutions in care of the Secretary at 6464 Sycamore Court North, Minneapolis, Minnesota 55369, Attn: Secretary, or by calling (763) 656-4300. In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting Vascular Solutions at the address and phone number set forth in the prior sentence.

FUTURE SHAREHOLDER PROPOSALS

Depending on if and when the merger is completed, we may not hold an annual meeting of shareholders in 2017. If the merger is completed, we will not hold an annual meeting of shareholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders. If any such annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

The date for shareholder proposals intended for inclusion in our 2017 proxy materials for presentation at the annual meeting of shareholders, if we hold an annual meeting of shareholders in 2017, was November 25, 2016. If the date of the 2017 annual meeting of shareholders is moved more than 30 days before or after the anniversary date of the 2016 annual meeting of shareholders, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.

We must receive notice of any other shareholder proposals, including proposals for director nominees, intended to be presented at our 2017 annual meeting of shareholders, but not proposed for inclusion in our proxy material, in writing and delivered to our principal executive office no later than February 8, 2017. If the date of the 2017 annual meeting of shareholders is moved more than 30 days before or after such anniversary date of the 2016 annual meeting of shareholders, notice by a shareholder will be timely only if so delivered or so mailed and received not less than 90 days before the 2017 annual meeting of shareholders or, if later, within ten days after the first public announcement of the date of 2017 annual meeting of shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

We also make available a copy of these reports, without charge, on our investor website at http://vasc.com/investor-relations as soon as reasonably practicable after we file the reports electronically with the SEC.

In addition, you may obtain a copy of the reports, without charge, by writing or telephone us at: Vascular Solutions, Inc., at 6464 Sycamore Court North, Minneapolis, Minnesota 55369, Attn: Secretary, (763) 656-4300. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of our common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to us.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this document. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document, and before the date of the special meeting:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
•	Our Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016;
•	Our Definitive Proxy Statement for the 2016 Annual Meeting, filed on March 25, 2016; and
•	Our Current Reports on Form 8-K, to the extent filed and not furnished with the SEC, filed on March 4, 2016, March 28, 2016, May 2, 2016 and December 2, 2016.

MISCELLANEOUS

We have supplied all information relating to Vascular Solutions. Teleflex has supplied, and we have not independently verified, all of the information relating to Teleflex, Merger Sub and the debt financing sources contained in “Summary—The Companies,” “Summary—Financing of the Merger,” “The Companies” and “The Merger (Proposal 1)—Financing.”

You should not send in your Vascular Solutions stock certificates until you receive transmittal materials after the merger is completed.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference into this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [         ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TELEFLEX INCORPORATED,

VIOLET MERGER SUB INC.

and

VASCULAR SOLUTIONS, INC.

dated as of December 1, 2016

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 1, 2016, is by and among Teleflex Incorporated, a corporation incorporated under the laws of Delaware (“Parent”), Violet Merger Sub Inc., a corporation incorporated under the laws of Minnesota (“Merger Sub”) and Vascular Solutions Inc., a corporation incorporated under the laws of Minnesota (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, in accordance with the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”), whereby each share of the Company’s common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), except as otherwise provided herein, shall be converted into the right to receive $56.00 per Share, without interest, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s shareholders, has approved this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”) and the Transactions in accordance with the MBCA, and has resolved to recommend that the shareholders of the Company vote to approve the Merger and adopt the Plan of Merger.

WHEREAS, the board of directors of Parent has approved and declared advisable this Agreement, the Plan of Merger and the Transactions.

WHEREAS, the board of directors of Merger Sub has determined that this Agreement, the Plan of Merger and the Transactions are advisable and fair to and in the best interests of Merger Sub and its sole shareholder, and has approved this Agreement, the Plan of Merger and the Transactions and Parent, as the sole shareholder of Merger Sub, has by resolution duly approved the Merger and adopted the Plan of Merger as contemplated by the MBCA.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

[RESERVED]

ARTICLE II

THE MERGER

Section 2.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger. The Merger shall have the effects provided in this Agreement and as specified in Section 302A.641 of the MBCA. For purposes of this Agreement, (a) the Company, as the corporation surviving the Merger after the Effective Time, is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 2.2   Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 50 S. Sixth Street, Minneapolis, MN 55402 at 10:00 a.m. (Minneapolis time), or at such other place, date and time, or in such other manner, as the Parties hereto may agree in writing (including by electronic exchange of Closing documents in lieu of an in-person Closing), as promptly as practicable following, but in any event no later than the second (2nd) Business Day after, the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (y) the second (2nd) Business Day following the last day of the Marketing Period. The date on which the Closing occurs is the “Closing Date”. Subject to the provisions of this Agreement, (i) articles of merger satisfying the applicable requirements of the MBCA (the “Articles of Merger”) shall be duly executed by Merger Sub and the Company and (ii) Parent, Merger Sub and the Company shall cause the Articles of Merger to be delivered to the Secretary of State of the State of Minnesota for filing concurrently with the Closing. The Merger shall become effective on the Closing Date upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or such later time on the Closing Date as is agreed upon in writing by the Parties hereto and specified in the Articles of Merger (such time on the Closing Date, the “Effective Time”).

Section 2.3   Governing Documents; Directors and Officers.

(a)   At the Effective Time, by virtue of the Merger and in accordance with Section 302A.611, Subd. 1(d), of the MBCA, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b)   At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c)   The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and each director shall serve until such director’s successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of such director in accordance with the MBCA. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and each officer shall serve until such officer’s successor is elected or appointed or until the earlier death, resignation, removal or disqualification of such officer in accordance with the MBCA.

Section 2.4   Conversion of Shares; Conversion of Merger Sub Common Stock.

(a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)   any Shares then held by any wholly owned Subsidiary of the Company shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)   any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation;

(iii)   except as provided in clauses (i) and (ii) above and subject to Section 2.4(b), each Share then issued and outstanding (including any Restricted Shares but not including any Dissenting Shares) shall be converted into the right to receive a cash amount equal to $56.00, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.8;

(iv)   each share of common stock, $0.01 par value per share, of Merger Sub then issued and outstanding shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)   At the Effective Time, all Shares converted pursuant to Section 2.4(a)(iii) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

Section 2.5   Surrender of Certificates.

(a)   Prior to the Closing, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. Prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares (other than Shares cancelled or converted pursuant to Sections 2.4(a)(i) and 2.4(a)(ii) and Dissenting Shares) (the “Payment Fund”). With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the MBCA. To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article II or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent or its designee. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b)   Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 2.4(a)(iii) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon (A) surrender to the Paying Agent of Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be cancelled. No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)   At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d)   No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e)   At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and, subject to compliance with this Section 2.5, exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.5.

(f)   If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which includes an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with (i) the inaccuracy of any statement or the breach of any representation or warranty set forth in such affidavit, and (ii) any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.8) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

Section 2.6   Dissenters’ Rights.

(a)   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under (or a court of competent jurisdiction shall determine that such holder is not entitled to receive fair value pursuant to) the

Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, upon surrender of such Dissenting Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.

(b)   The Company shall provide prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c)   If the Surviving Corporation makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Section 2.7   Treatment of Company Options; Restricted Shares; Stock Plans.

(a)   Treatment of Options. At the Effective Time, each option or similar right to purchase Shares (other than pursuant to the ESPP) (the “Company Options”), granted under any stock option plan of the Company, including the Vascular Solutions, Inc. Stock Option and Stock Award Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), whether or not such Company Options are then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other Person, cancelled and converted into the right to receive from the Surviving Corporation, as soon as practicable (but in no event after the first payroll date following the Closing Date) following the Effective Time an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.8), without interest, equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Company Option. Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the stock option agreements evidencing the Company Options and, to the extent necessary, obtaining consent of the holders of the Company Options, to effectuate the actions contemplated by this Section 2.7(a).

(b)   Treatment of Restricted Shares. At the Effective Time, each Share awarded under, and then subject to forfeiture pursuant to, the Company Stock Plans (a “Restricted Share”) shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Restricted Share or any other Person, cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.4(a)(iii). As soon as practicable (but in no event after the first payroll date following the Closing Date) following the Effective Time, the Surviving Corporation shall pay to each holder of Restricted Shares an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.8), without interest, equal to the product of (A) the total number of Restricted Shares held by such holder of Restricted Shares and (B) the Merger Consideration. Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Shares and, to the extent necessary, obtaining consent of the holders of the Restricted Shares, to effectuate the actions contemplated by this Section 2.7(b).

(c)   Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

(d)   Termination of ESPP. The provisions of Section 2.7(a) shall not apply to the Company’s Employee Stock Purchase Plan (the “ESPP”). Effective as of the date of this Agreement, the Company Board, or a duly authorized committee thereof, shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the terms of the ESPP for the then-outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the ESPP shall terminate immediately following such purchases of Shares. The Company acknowledges and agrees that it will timely comply with any written notice requirements set forth in the ESPP, including the written notice requirement set forth in Section 19(b) of the ESPP. The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions, notices and documents prepared in connection with any such actions prior to the adoption of such resolutions, sending of notices or taking of such actions.

Section 2.8   Withholding. Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including without limitation the Code). To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9   Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in, and reasonably apparent from, the Company SEC Documents filed or furnished with the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 3.1   Qualification, Organization, Subsidiaries, etc.

(a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not have a Company Material Adverse Effect. The Company has filed with the SEC or otherwise made available to Parent, prior to the date of this Agreement, a complete and accurate copy of the Company Articles and the Company Bylaws as amended to the date hereof and the comparable organizational documents of each of the Company Subsidiaries as amended to the date hereof. The Company

Articles and the Company Bylaws (and the comparable organizational documents of the Company Subsidiaries) are in full force and effect and the Company is not in violation of either the Company Articles or the Company Bylaws (or the comparable organizational documents of any of the Company Subsidiaries).

(b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own, directly or indirectly, any equity interests or voting securities of any Person.

Section 3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of 40,000,000 Shares, par value $0.01 per share. As of December 1, 2016 (the “Company Capitalization Date”), (i) 17,568,445 Shares were issued and outstanding, including 355,104 Restricted Shares, (ii) 1,129,984 Shares were reserved and available for issuance pursuant to the Company Stock Plans (of which 492,500 Shares were subject to outstanding Company Options) and 696,097 Shares were reserved and available for issuance pursuant to the ESPP (with 407 participants in the ESPP as of the Company Capitalization Date and an aggregate of $169,780.91 committed pursuant to outstanding rights under the ESPP as of the Company Capitalization Date) and (iii) no preferred shares of the Company’s capital stock were issued and outstanding. All the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Company Capitalization Date, of all outstanding Company Options and Restricted Shares, including, in each case, the name of the Company Stock Plan under which such Company Options or Restricted Shares were granted, the name of the holder, and the exercise price of such Company Options.

(b)   Except as set forth in Section 3.2(a) above, as of the date of this Agreement (i) the Company does not have any shares of capital stock issued, reserved for issuance or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date, and (ii) there are no outstanding subscriptions, options, shares of restricted stock, restricted stock units, “phantom” stock rights, performance units, warrants, puts, calls, exchangeable or convertible securities issued or granted by Company or any of the Company Subsidiaries or any Contracts, rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) issue, grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or such Contract, right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests of the Company or any Company Subsidiary, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of the Shares or other equity interests of the Company or any Company Subsidiary. Since the Company Capitalization Date until the date of this Agreement, the Company has not granted any Company Options, Restricted Shares or other equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

(c)   All Company Options have been granted having a per share exercise price at least equal to the fair market value of a Share on the date of grant, and have not otherwise been subject to a “modification” or “extension” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder. All grants of Company Options were validly issued and properly approved by the Company Board (or compensation committee thereof) in accordance with the applicable Company Stock Plan and applicable Laws.

(d)   There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote. As of the date of this Agreement, the Company and the Company Subsidiaries have no outstanding indebtedness for borrowed money (and do not guarantee the outstanding Indebtedness for borrowed money of any other Person) other than indebtedness for borrowed money between the Company and any wholly owned Company Subsidiary.

Section 3.3   Company Board Recommendation; Corporate Authority Relative to this Agreement; No Violation.

(a)   A committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Special Committee”) has duly:

(i)   approved this Agreement, the Plan of Merger and the Transactions (including the Merger), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, constituted approval for the purposes of Sections 302A.671 and 302A.673, Subd. 1, of the MBCA as a result of which this Agreement, the Plan of Merger and the Transactions, including the Merger, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA; and

(ii)   recommended to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the Transactions (including the Merger).

(b)   The Company Board has duly adopted and not subsequently rescinded or modified in any way resolutions, (i) declaring that this Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement, the Plan of Merger and the Transactions, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1, thereof); (iii) recommending that the Company’s shareholders approve the Merger and adopt the Plan of Merger (such recommendations, the “Company Board Recommendation”); and (iv) directing that the approval of the Merger and the adoption of the Plan of Merger be submitted to the shareholders of the Company.

(c)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of the Plan of Merger by the Company’s shareholders in the case of the Merger, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions other than for the approval of the Merger and adoption of the Plan of Merger by the holders of a majority of the issued and outstanding Shares (the “Required Company Shareholder Vote”) and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(d)   Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Governing Documents; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective properties, rights or assets may be bound; or (iii) subject to receipt of the Required Company Shareholder Vote and obtaining or making the consents, approvals, authorizations or permits referred to in Section 3.3(e), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or any Law, in each case applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not have a Company Material Adverse Effect.

(e)   No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the Company Shareholders Meeting) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; and (B) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (v) such consent, approval, authorization or permit as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the other consents, approvals, authorizations or permits of Governmental Entities set forth in Section 3.3(e) of the Company Disclosure Schedule; and (vii) such other consent, approval, authorization, filing, registration, notice or permit which if not obtained or made would not have a Company Material Adverse Effect.

(f)   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger and the other Transactions (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) other similar anti-takeover statute or regulation in Minnesota; or (iv) any anti-takeover provision in the Company Governing Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Company Governing Documents applies to this Agreement, the Merger or any other Transactions.

Section 3.4   Reports and Financial Statements.

(a)   Since January 1, 2014, the Company has timely filed or furnished all forms, certifications, schedules, exhibits, documents and reports with the SEC (such forms, certifications, schedules, exhibits, documents and reports, the “Company SEC Documents”) required to be filed or furnished by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2014 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c)   The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(d)   Each of the chief executive officer of the Company and the chief financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.

Section 3.5   No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2016 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2016, (c) as expressly permitted to be incurred by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have a Company Material Adverse Effect. For purposes of this Section 3.5, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract.

Section 3.6   Compliance with Laws; Permits.

(a)   The Company and each Company Subsidiary is in compliance with, and is not in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective businesses, properties or assets, except where such noncompliance, default or violation would not have a Company Material Adverse Effect.

(b)   The Company and the Company Subsidiaries are in possession of all licenses, permits, consents and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and (ii) the Company and each Company Subsidiary is in compliance with all Company Permits.

(c)   Notwithstanding anything contained in this Section 3.6, no representation or warranty shall be deemed to be made in this Section 3.6 in respect of environmental, Tax, labor or employee benefits Laws matters.

Section 3.7   Environmental Laws and Regulations. Except for such matters as would not have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are now and have been since January 1, 2014 in compliance with all applicable Environmental Laws, (b) no real property currently, or to the Knowledge of the Company, formerly, owned or operated by the Company or any of the Company Subsidiaries is contaminated with any Hazardous Substance in a manner that is required to be remediated or removed or that would otherwise reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law, (c) since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any written notice of any Legal Proceeding or any written demand or claim, alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions, and to the Knowledge of the Company no such Legal Proceeding, notice, demand or claim is threatened, (d) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law, and (e) the Company has and has complied with all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted. This Section 3.7 and Sections 3.3, 3.4, 3.5, 3.9 and 3.15 contain the sole and exclusive representations and warranties of the Company with respect to any Environmental Laws.

Section 3.8   Employee Benefit Plans.

(a)   Section 3.8(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) and “U.S. Company Benefit Plan” means Company Benefit Plans other than those maintained outside of the United States. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the two (2) most recent Form 5500 Annual Report, to the extent applicable, (iii) the two (2) most recent audited financial statements, and (iv) all material filings and correspondence with any Governmental Entity.

(b)   (i) Except as would not have a Company Material Adverse Effect, each of the U.S. Company Benefit Plans has been established, operated and administered in compliance and in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, or comparable U.S. state Law, (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that can to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder, (v) no U.S. Company Benefit Plan is, and neither the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or has had any liability or obligation in respect of, a “multiemployer pension plan” (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) except as would not have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each U.S. Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (vii) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (viii) except as would not have a Company Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a liability. Except as would not have a Company

Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Company Benefit Plan is a prototype plan, the opinion or notification letter for each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(c)   Except as would not have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan that is funded, the liability of each insurer for any such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, or could reasonably be expected to, (i) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, independent contractor or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. Except as set forth in the calculations provided pursuant to Section 6.8(e), no amount paid or payable as a result of the execution and delivery of this Agreement and the consummation of the Transactions (either alone or in conjunction with any other event) will result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(e)   Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against it before any Governmental Entity.

Section 3.9   Absence of Certain Changes or Events.

(a)   From December 31, 2015 through the date of this Agreement, there has not occurred any Company Material Adverse Effect.

(b)   From September 30, 2016 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1 had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 3.10   Investigation; Litigation. (a) As of the date of this Agreement, there is no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would have a Company Material Adverse Effect.

Section 3.11   Tax Matters. Except as would not have a Company Material Adverse Effect:

(a)   all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)   the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c)   there is no pending or threatened in writing audit, examination, investigation, assessment or other proceeding with respect to any Taxes of the Company or any Company Subsidiary;

(d)   neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)   neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(f)   none of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated Tax Return or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g)   there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens;

(h)   neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(i)   since January 1, 2010, and, to the Knowledge of the Company, during all times prior to such period, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns asserting that the Company or Company Subsidiary is or may be subject to taxation by that jurisdiction; and

(j)   no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any Company Subsidiary.

Section 3.12   Labor Matters.

(a)   As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or similar labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b)   The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary. Since January 1, 2014, the neither the Company nor any Company Subsidiary has implemented any employee layoffs that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

(c)   The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information, except as would not have a Company Material Adverse Effect.

Section 3.13   Intellectual Property. Section 3.13 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all current or previously registered Intellectual Property and all pending applications therefor owned or exclusively licensed by Company or a Company Subsidiary. Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary is the sole owner of the items listed above, free and clear of all Liens and either the Company or a Company Subsidiary owns, is licensed, can acquire on reasonable terms or otherwise possesses the right to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not have a Company Material Adverse Effect or as set forth on Section 3.13 of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, no claims threatened in writing against the Company or any Company Subsidiary by any Person alleging that the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted would infringe upon any Intellectual Property right of any Person in the jurisdictions in which the Company and the Company Subsidiaries have operations, (ii) the Company and the Company Subsidiaries are not committing any such infringement; and (iii) the Company and the Company Subsidiaries take reasonable efforts to protect their trade secrets and the integrity, security and continuous operation of their material software and systems, and there have been no material violations, breaches or outages of same. As of the date hereof, neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would have a Company Material Adverse Effect. This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to the infringement of any third-party Intellectual Property.

Section 3.14   Real Property.

(a)   With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not have a Company Material Adverse Effect, either the Company or a Company Subsidiary has valid title to such the Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) that is for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (iii) that is disclosed in accordance with GAAP on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents or securing liabilities reflected on such balance sheet, (iv) that secures indebtedness for borrowed money or any financial guaranty thereof, in each case incurred in compliance with the terms of this Agreement, or (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records that do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property affected thereby (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”).

(b)   Except as would not have a Company Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which the material operations of the Company and any Company Subsidiary are conducted as of the date hereof (the “Company Leased Real Property”) is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of the Company or, if applicable, any Company Subsidiary (and, to the Knowledge of the Company, any other party to such leases, subleases or other such agreements), exists with respect to any Company Leased Real Property. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.15   Material Contracts.

(a)   Except for this Agreement and for any Contracts filed as an exhibit to any Company SEC Document, Section 3.15 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.15(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.15(a) being referred to herein as the “Company Material Contracts”):

(i)   (A) any Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business, area or geographic region, or with any Person, including any Contract that requires the Company and any Company Subsidiary to work exclusively with any Person in any area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) any Contract that provides for “most favored nation” rights with respect to pricing (or other terms) to another Person or (C) any Contract that provides for exclusive or preferred purchasing arrangements or similar provisions obligating the Company or Company Subsidiary to obtain its requirements for, or a minimum quantity of, certain products exclusively from any Person;

(ii)   (A) any partnership, joint venture, limited liability company agreement or similar Contract or (B) any strategic alliance, collaboration, co-promotion or research and development project Contract which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;

(iii)   any Contract not otherwise described in any other subsection of this Section 3.15(a) that (A) is reasonably expected to involve future expenditures by, or future payments to, the Company or any Company Subsidiary of more than $100,000 in the twelve (12) month period following the date hereof (or involved expenditures by, or payments to, the Company or any Company Subsidiary of more than $100,000 in the twelve (12) month period preceding the date hereof) and (B) cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty;

(iv)   any acquisition or divestiture Contract or material licensing agreement that has not closed as of the date of this Agreement or that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $100,000;

(v)   any Contract (A) relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount, individually or in the aggregate with any other such Contracts, in excess of $100,000 (other than Contracts solely among the Company and any Company Subsidiary), (B) that grants a Lien (other than a Company Permitted Lien) or restricts the granting of Liens on any material property or asset of the Company or the Company Subsidiaries, (C) that provides for or relates to any interest, currency or hedging, derivatives or similar contracts or arrangements or (D) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or the Company Subsidiaries;

(vi)   any Contract, other than a Contract relating to employment, between the Company or any Company Subsidiary, on the one hand, and any Person beneficially owning five percent (5%) or more of the Shares or any officer, director, employee or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(vii)   any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms to the extent the licenses contained therein are incidental to such Contracts, immaterial, nonexclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii)   any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix)   any shareholders, investors rights, registration rights, voting or similar agreement or arrangement;

(x)   any collective bargaining agreement or other Contract with any labor union;

(xi)   any Contract involving or providing for the settlement (or proposed settlement) of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $50,000 or (C) that materially restricts or imposes material obligations on the Company and the Company Subsidiaries, taken as a whole;

(xii)   any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or the Company Subsidiaries or that contains a put, call or similar right pursuant to which the Company or the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets of any Person;

(xiii)   any Contract obligates the Company or the Company Subsidiaries to make any capital investment or capital expenditure in excess of  $100,000, which capital investment or expenditure is outside the ordinary course of business or is not contemplated by the Capital Expenditure Budget;

(xiv)   any Contract under which (A) the Company or the Company Subsidiaries leases from any other Person any equipment or other tangible personal property providing for annual payments by the Company or the Company Subsidiaries in excess of  $100,000 or (B) the Company or the Company Subsidiaries leases or sublease any real property to any other Person; and

(xv)   any Contract pursuant to which the Company or any Company Subsidiary has made a loan to any other Person, or that requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in the form of a loan, capital contribution or similar transaction) any other Person, in each case in excess of $100,000.

(b)   Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary have received written notice from any other party to a Company Material Contract that such other party intends to terminate or fail to renew any such Company Material Contract.

Section 3.16   Insurance. All insurance policies and insurance Contracts of the Company and the Company Subsidiaries set forth on Section 3.16 of the Company Disclosure Schedule are, in all material respects, in full force and effect and are valid and Enforceable, all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation, denial of coverage or termination with respect to any insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation, denial or termination would have a Company Material Adverse Effect.

Section 3.17   Regulatory Compliance.

(a)   (i) Each of the Company and each Company Subsidiary holds, and is operating in compliance in all material respects with, all material Company Permits of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)’s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360(e) (“PMA’s”), and all such FDA Permits are in full force and effect; (ii) all of the 510(k)’s and PMA’s for product of the Company and the Company Subsidiaries are exclusively owned by the Company or one of the Company Subsidiaries, and to the Knowledge of the Company, the FDA has not threatened in writing to suspend or revoke any such 510(k)’s or PMA’s, or change the marketing classification or labeling of any such products and (iii) to the Knowledge of the Company, the manufacture, distribution, and marketing of the Company’s products (including components thereof) is in compliance with all FDA Permits.

(b)   Since January 1, 2014, each of the Company and each Company Subsidiary has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state gift and disclosure laws; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009. To the Knowledge of the Company, since January 1, 2014, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation in any material respect of any applicable Law.

(c)   Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in material violation of any applicable Law, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA or comparable Governmental Entity. Since January 1, 2014, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Knowledge of the Company’s, threatened relating to the Company or any Company Subsidiary.

(d)   The clinical, pre-clinical and other studies and tests conducted by, or, to the Knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary were since January 1, 2014 and, if still pending, are being conducted in all material respect in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Since January 1, 2014, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(e)   Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice from the FDA of any pending or threatened investigation in respect of the Company, any Company Subsidiary or any of the Company directors, officers, and employees, or any products of the Company or any Company Subsidiary, pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a. Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents. Neither the Company nor any Company Subsidiary (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity.

Section 3.18   Products. Since January 1, 2014, neither the Company nor any Company Subsidiary has received a claim for or based upon breach of product or service warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of September 30, 2016.

Section 3.19   Finders and Brokers. Neither the Company nor any Company Subsidiary has employed or entered into any Contract with any investment banker, broker or finder, other than Guggenheim Securities, LLC, who would be entitled to any fee or commission in connection with or upon consummation of the Transactions. A true and correct copy of the engagement letter between the Company and Guggenheim Securities, LLC executed in connection with the Transactions (which discloses all fees and commissions payable to Guggenheim Securities, LLC in connection with or upon consummation of the Transactions) has been made available to Parent prior to the date hereof.

Section 3.20   Fairness Opinion. The Company Board has received the opinion of Guggenheim Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the consideration to be received by holders of Shares (other than (a) any wholly owned Subsidiary of the Company or (b) Parent, Merger Sub and their respective affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent promptly following receipt thereof.

Section 3.21   Information Supplied. The Proxy Statement will not, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 3.22   No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly represent and warrant to the Company as set forth below.

Section 4.1   Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power and authority, would not have a Parent Material Adverse Effect. All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are owned directly or indirectly by Parent.

Section 4.2   Corporate Authority Relative to this Agreement; No Violation.

(a)   Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by Parent’s board of directors and, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. Parent, as sole shareholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent approving the Merger and adopting the Plan of Merger, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the Consents referred to in Section 4.2(c) below, violate any order or judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that would not have a Parent Material Adverse Effect.

(c)   No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of any reports, forms or documents that may be required of Parent by the Exchange Act in connection with this Agreement and the Transactions and such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (v) such consents, approvals, authorizations, filings, registration, notices or permits as may be required under the HSR Act; and (vi) such other consents, approvals, authorizations, filings, registrations, notices or permits which if not obtained or made would not have a Parent Material Adverse Effect.

(d)   Parent has no knowledge of any fact relating to its or any of its affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any consent, approval, authorization or permit necessary for the consummation of the Transactions.

Section 4.3   Compliance with Law; Permits. Parent and Merger Sub are in compliance with and is not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets, except where such noncompliance, default or violation would not have a Parent Material Adverse Effect.

Section 4.4   Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.5   Sufficiency of Funds; Solvency.

(a)   Parent has delivered to the Company true, complete and correct copies of an executed debt financing commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter”) (it being understood that the Fee Letter may be customarily redacted; provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted) from the Lenders pursuant to which such Lenders have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of Parent (the “Debt Financing”). There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company pursuant to this Section 4.5(a).

(b)   As of the date of this Agreement: (i) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto; (ii) the Debt Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect and no such withdrawal, termination, reduction or rescission is contemplated by Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any of the other parties thereto. As of the date of this Agreement, Parent has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement, and Parent is unaware of any fact or occurrence existing on the date of this Agreement that could reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate or that could reasonably be expected to cause the Debt Commitment Letter to be ineffective. As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing except as expressly set forth in the Debt Commitment Letter.

(c)   As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a failure to satisfy a condition precedent by Parent or Merger Sub or any of their respective affiliates or, to the knowledge of Parent or Merger Sub, any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Debt Commitment Letter prior to the expiration thereof, or that the full amount of the Debt Financing will not be available in full to Parent and Merger Sub at the Acceptance Time and the Effective Time, nor does Parent or Merger Sub have knowledge or reason to believe that any of the other parties to the Debt Commitment Letter will not perform their respective obligations thereunder.

(d)   Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter together with any cash on the balance sheet of Parent, will, in the aggregate, constitute the funds necessary to consummate the Merger and the other Transactions, including payment in cash of the aggregate Merger Consideration and amounts payable to holders of the Company Options in accordance with the terms of this Agreement, and to pay all related fees and expenses required to be paid by Parent and Merger Sub, and to perform their other respective obligations, under this Agreement.

(e)   Without limiting Section 6.7, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective affiliates or any other financing transaction, regardless of the accuracy of the representations or the accuracy or realization of the assumptions set forth in this Section 4.5, be a condition to any of the obligations of Parent or Merger Sub hereunder.

(f)   None of the funds to be paid by Parent or Merger Sub pursuant to this Agreement will (i) be derived from, or related to, any activity that is deemed criminal or subject to sanctions under applicable Law or (ii) cause the Company or any of its shareholders to be in violation of any applicable Law, including in each case the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, or any sanctions administered by any Governmental Entity.

(g)   Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the accuracy of the representations and warranties of the Company set forth in Article III, immediately following the Closing, Parent and Surviving Corporation will be, individually and on a consolidated basis, Solvent after giving effect to the transactions contemplated by this Agreement or by Parent or any of its affiliates.

Section 4.6   Investigations; Litigation. (a) As of the date of this Agreement, there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would have a Parent Material Adverse Effect, challenge the validity or propriety of the Merger or otherwise seek to prevent or materially delay the consummation of the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 4.7   Finders and Brokers. Neither Parent nor Merger Sub has employed or entered into any Contract with any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company or any Company Subsidiary would be responsible.

Section 4.8   Stock Ownership. None of Parent, Merger Sub or Parent’s affiliates (other than, with respect to clause (a), the Teleflex Incorporated Retirement Income Plan) or associates (a) directly or indirectly owns, beneficially or otherwise, any Shares; (b) is, or has at any time during the four (4) years preceding the date hereof been, an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA; or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 4.9   No Merger Sub Activity. Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any obligations or liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions). Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 4.10   No Other Representations. Except for the representations and warranties contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that neither of them has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent and Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in connection with the entry into this Agreement or the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1   Conduct of Business by the Company Pending the Closing. The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1 (the “Pre-Closing Period”), except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations, to keep available the services of its and their current officers and employees and to preserve its and their present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of this Section 5.1 shall be deemed a breach of this clause (i) and (ii) agrees that during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to:

(a)   amend or otherwise change the Company Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for Shares issuable pursuant to Company Options under the Company Stock Plans, which Company Options are outstanding on the date hereof, or Shares issuable pursuant to rights outstanding under the ESPP in accordance with Section 2.7(d));

(c)   redeem, repurchase or otherwise acquire, directly or indirectly, any Shares (other than pursuant a repurchase right in favor of Company with respect to unvested Restricted Shares at no more than cost);

(d)   incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create a Lien on any assets (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) such incurrences of Indebtedness, guarantees of Indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $100,000 in the aggregate);

(e)   accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of Company Options or vesting of Restricted Shares, or authorize cash payments in exchange for any Company Options or Restricted Shares, except as may be required under any Company Options, Restricted Shares, Contract or this Agreement or as may be required by applicable Law;

(f)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Company Subsidiaries, or propose to do any of the foregoing;

(g)   sell, assign, transfer, license, sublicense, allow to lapse or expire or otherwise dispose of any of the Company’s or a Company Subsidiary’s Intellectual Property (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)   (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person, corporation, partnership or other business organization or business or division thereof or any other material property or assets, (ii) enter into, terminate or amend any Company Material Contract or grant any release or relinquishment of any material rights under any Company Material Contract, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in November and December of 2016 or as contemplated by the capital expenditure budgets for the fiscal year ending December 31, 2017 set forth on Section 5.1(h) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)   forgive any loans to any Person, including its employees, officers, directors or affiliates;

(j)   other than as required by Law or by Company Benefit Plans existing on the date hereof (i) except in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who have an annual base salary below $150,000 (“Non-Management Employees”), increase the compensation or other benefits payable or to become payable or provided to its directors, officers, employees or consultants (it being acknowledged that, pursuant to the Company’s customary annual year-end compensation review process, employees’ annual compensation generally is increased on January 1 of each year and that, as of the date hereof, the Company’s customary annual year-end compensation review process is in process), (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for severance agreements or employment agreements terminable on no more than sixty (60) days’ notice without penalty or expense, in each case, that are entered into with employees who are Non-Management Employees in the ordinary course of business consistent with past practice), (iii) hire or terminate the employment of any employees other than Non-Management Employees, (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses in the ordinary course of business, (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice, (vi) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in an increase in benefits or in cost to the Company and its Subsidiaries or (vii) grant any equity or equity-based compensation;

(k)   take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures (with Parent to be provided prompt written notice of such change);

(l)   make or change any material Tax election inconsistent with past practices, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or settle or compromise any material Tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(m)   enter into any material partnership arrangements, joint development agreements or strategic alliances;

(n)   initiate any material litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than any settlement that is solely for monetary damages of less than $50,000 and does not involve a Governmental Entity (provided that any litigation, action, suit, proceeding, claim or arbitration arising in connection with this Agreement shall only be settled in accordance with Section 6.9);

(o)   fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, the Company Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies; or

(p)   take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1(a) through (n) above.

Section 5.2   No Solicitation.

(a)   During the Pre-Closing Period, except as otherwise specifically provided for in this Section 5.2, the Company agrees that it shall not (and that the Company shall cause each Company Subsidiary and the directors and officers of the Company and the Company Subsidiaries not to), and that it shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission or an announcement of any Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with any Company Competing Proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal, (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any Company Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or (vi) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Company Competing Proposal (an “Alternative Acquisition Agreement” and any act described in clauses (iv) and (v) above, a “Company Change of Recommendation”). The Company shall immediately cease, and shall use commercially reasonable efforts to cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Company Competing Proposal. The Company shall promptly following the execution of this Agreement inform its Representatives of the Company’s obligations under this Section 5.2. For purposes of this Section 5.2, the term “Person” includes any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent. The Company and the Company Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any bona fide, written Company Competing Proposal (or amended proposal) that did not result from a material breach of Section 5.2(a) solely to determine whether such Company Competing Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made a Company Competing Proposal of the provisions of this Section 5.2, in each case, so long as the Company, the Company Subsidiaries and the Company’s Representatives otherwise comply with this Section 5.2 in connection therewith. The Company shall not terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Competing Proposal, except to the extent to allow the applicable party to make a confidential Company Competing Proposal to the Company Board.

(b)   Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the time the Required Company Shareholder Vote is obtained, a bona fide, written Company Competing Proposal from any Person that did not result from a material breach of Section 5.2(a), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event, with respect to such Company Competing Proposal or Person, prior to the time the Required Company Shareholder Vote is obtained, the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and any such nonpublic information has previously been provided to Parent or its Representatives or is provided to Parent prior to or substantially concurrently with the time such information or data is provided to such Person and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c)   The Company shall notify Parent orally and in writing promptly (but in any event within two (2) days) (i) after receipt of any Company Competing Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal), which notice shall include the identity of the Person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Competing Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Competing Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clause (i) above) and (iii) after receipt of any request for non-public information relating to it or any Company Subsidiary or for access to its or any of the Company Subsidiaries’ properties, books or records by any Person in connection with a Company Competing Proposal or a proposal or offer that could reasonably be expected to lead to a Company Competing Proposal. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d)   Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to the time the Required Company Shareholder Vote is obtained, the Company Board may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) a Company Superior Proposal, in each case, if and only if, with respect to each of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law and the Company first complies with Section 5.2(e).

(e)   Prior to the Company taking any action permitted (i) under Section 5.2(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) Business Day period, (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation and (z) at the end of the four (4) Business Day period described above, and taking into account any changes to this Agreement proposed by Parent to the Company, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law even if such changes proposed by Parent were given effect or (ii) under Section 5.2(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice (it being understood and agreed that any change or amendment to the financial or other material terms and conditions of any Company Competing Proposal shall require the Company to again comply with this Section 5.2(e) and provide a new notice and an additional two (2) Business Day period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed agreements for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof), and during such five (5) Business Day period (or any subsequent two (2) Business Day period), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal and (z) at the end of such five (5) Business Day period, and taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Competing Proposal would continue to constitute a Company Superior Proposal even if such changes proposed by Parent were given effect.

(f)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law; provided, however, that this Section 5.2(f) shall not permit the Company Board to make a Company Change of Recommendation except in compliance with Section 5.2(d) and Section 5.2(e).

(g)   References in this Section 5.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1   Proxy Statement; Company Shareholders Meeting.

(a)   The Company, in consultation with Parent, shall as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 6.1(b), duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company for the purpose of seeking the Required Company Shareholder Vote (the “Company Shareholders Meeting”) (with the record date and meeting date to be determined by Parent in consultation with the Company). Subject to Section 5.2, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Plan of Merger. At the Company Shareholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the adoption of this Agreement. The Company shall comply with the MBCA, the Company Governing Documents, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.1(b) below. Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of the Plan of Merger, and secure any other approval of shareholders of the Company that is required by applicable Law in connection with the Merger; provided, that (i) the Company shall not change the date of, postpone or adjourn the Company Shareholders Meeting without Parent’s prior written consent; and (ii) Parent may cause the Company to postpone or adjourn the Company Shareholders Meeting by prior written notice to the Company. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its shareholders any Company Competing Proposal and the obligation of the Company to duly call, give notice of, convene and hold the Company Shareholder Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s shareholders shall not be affected by a Company Change of Recommendation.

(b)   As promptly as reasonably practicable after the date of this Agreement, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. Subject to Section 5.2, the Proxy Statement shall reflect the Company Board Recommendation. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent with copies of any written comments, and shall inform them of any oral comments, that the Company may receive from the SEC or its staff, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

Section 6.2   Access; Confidentiality; Notice of Certain Events.

(a)   During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and Company shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, the Company shall, and Company shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and its Representatives all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 6.2 to provide Parent, Merger Sub or their Representatives with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent shall use commercially reasonable efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

(b)   Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Merger or other Transactions, (iii) any notice or other communication received by the Company from any Person requesting the convening of a meeting of the shareholders of the Company and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.2(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 6.3   Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to use its best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained by such Party from any third party or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) using its reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)   Without limiting the generality of Section 6.3(a), as promptly as practicable after the date of this Agreement (but in no event later than the tenth (10th) Business Day after the date hereof), each of Parent and the Company shall file and not withdraw (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act, and (ii) the filings set forth on Section 6.3(b) of the Company Disclosure Schedules that are required to be made by it with any Governmental Entity under any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, and shall promptly make any further filings pursuant thereto that may be necessary.

(c)   If Parent or the Company (or any of their respective affiliates) receives a request for additional information from any Governmental Entity that is related to the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, and after consultation with the other Party, an appropriate response to such request. No Party shall participate in any meeting or engage in any material substantive conversation with any Governmental Entity relating to the Transactions without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Entity in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the Transactions under any Antitrust Law as promptly as practicable.

(d)   Parent shall take, and shall cause its affiliates to take (and, with the prior written consent of Parent, the Company and its Subsidiaries and affiliates shall be permitted to take, without affecting any representation, warranty, covenant or condition in this Agreement), all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any judgment or order that would otherwise have the effect of preventing, impairing or delaying the Closing; provided that nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to agree to or take any action with respect to the matters set forth in this Section 6.3 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) the financial condition or result of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the anticipated economic benefit or value that Parent reasonably expects to be realized from the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its affiliates shall not be required (and Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to), take any action with respect to any order or any applicable Law which is not conditioned upon the consummation of the Merger.

Section 6.4   Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that without limiting any of its obligations under Section 5.2, the Company shall not be required by this Section 6.4 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, however, that each Party and their respective affiliates or Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.4 (so long as such disclosure is still accurate).

Section 6.5   Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement, the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement, if any, in existence on the date of this Agreement. The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall provide to the Indemnified Parties the same rights as provided to the Indemnified Parties on the date of this Agreement under the provisions in the Company Governing Documents and the organizational documents of any Company Subsidiary, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and the Surviving Corporation’s organizational documents shall not contain any provisions contradictory or otherwise adverse to such rights or be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement, the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that, at Parent’s option, in lieu of the foregoing insurance coverage, the Company or Surviving Corporation may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 6.5 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.5, the provisions of this Section 6.5 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5. The rights and obligations under this Section 6.5 shall survive consummation of the Merger and, following the Effective Time, shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.5 are intended to be, following the Effective Time, for the benefit of, and shall be Enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6   Takeover Statutes. The Parties shall, to the extent permitted by applicable Law, use reasonable best efforts to (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.7   Obligations of Merger Sub. Subject to the terms and conditions of this Agreement, Parent shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8   Employee Benefits Matters.

(a)   Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all material Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement (excluding, for the avoidance of doubt, the Company Stock Plans and ESPP). Effective as of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), from the Effective Time through December 31, 2017 (i)(x) base salary (or wages) and (y) annual cash bonus opportunities that, in each case, are no less favorable than those provided by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially comparable to those provided by the Company immediately prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent recognized by the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b)   Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c)   The Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such actions. Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants. Parent or the Surviving Corporation shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including loans, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan.

(d)   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, (ii) create any third party rights in any Person or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(e)   No later than thirty (30) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to, or benefits received by, such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the anticipated Closing Date.

(f)   The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to any of the Transactions, and, to the extent practicable, shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 6.9   Security Holder Litigation. Each Party shall provide the other Party prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any shareholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. Unless, in the case of such litigation with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.3, the provisions of this Section 6.9 shall control.

Section 6.10   Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.11   Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company and any affiliate of a director of the Company that may rely on Rule 16b-3.

Section 6.12   Financing Assistance by the Company.

(a)   Prior to the Closing and provided that it shall not unreasonably interfere with the business or ongoing operations of the Company or any of the Company Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i)   furnishing Parent as promptly as reasonably practicable with financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing (including the Required Information);

(ii)   participating in (including using its reasonable best efforts to cause the members of senior management and the Representatives of the Company to participate in) a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with the Lenders and prospective lenders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, prospectuses, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing, including using reasonable best efforts to cause (x) the execution and delivery of reasonable and customary representation letters in connection with such materials and (y) the Company’s independent registered public accounting firm to cooperate with Parent and any Lenders, including to obtain consents of, and facilitate the delivery of, customary accountants’ comfort letters (including “negative assurance” comfort) from such accounting firm;

(iii)   cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing;

(iv)   using reasonable best efforts to obtain (i) legal opinions, (ii) surveys and (iii) title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing;

(v)   (A) assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and (B) reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and necessary to permit consummation of the Debt Financing; and

(vi)   at least four (4) Business Days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by the Lenders as the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to Closing;

provided in each case that none of the Company or any Company Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case the effectiveness of which is not contingent upon the Closing.

(b)   The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(c)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the reasonable best efforts of any of the Company or any Company Subsidiary be deemed or construed to require the Company or any Company Subsidiary to pay any commitment or similar fee in connection with the Debt Financing. Parent shall reimburse, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries).

Section 6.13   Parent Financing Efforts.

(a)   Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts with respect to (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Parent in its sole discretion and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein, and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries to obtaining the Debt Financing that are within Parent’s control.

(b)   Parent shall not, without the prior written consent of the Company, (i) terminate the Debt Commitment Letter (unless the Debt Commitment Letter is replaced in a manner consistent with the following clause (ii)) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver, or replacement (x) would (1) add any new material conditions to the Debt Financing (or modify any existing condition in a manner adverse to Parent) that would be reasonably expected to adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated by this Agreement, or (2) taking into account the expected timing of the Marketing Period, could be reasonably expected to make the timely funding of any of the Debt Financing or satisfaction of the conditions to obtaining any of the Debt Financing materially less likely to occur, (y) reduces the aggregate amount of the Debt Financing to an amount such that the transactions contemplated hereby could not be consummated or (z) taking into account the expected timing of the Marketing Period, could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the Debt Financing.

(c)   In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and, to the knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the Transactions to be consummated) from the same or other sources.

(d)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.13 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and related fee letters as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise or (ii) amend or waive any of the terms or conditions hereof or under the Debt Commitment Letter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1   Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a)   Shareholder Approval. The Plan of Merger shall have been duly adopted at the Company Shareholder Meeting by the Required Company Shareholder Vote.

(b)   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(c)   HSR. Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.2   Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Parent:

(a)   (w) The representations and warranties of the Company set forth in Section 3.1, Section 3.2(c), Section 3.3, Section 3.19 and Section 3.20 shall be true and correct, in all material respects, as of the date of the Agreement, and shall be true and correct, in all material respects, at and as of the Closing Date as if made on and as of such Closing Date, (x) the representations and warranties of the Company set forth in Sections 3.2(a), (b) and (d) shall have been true and correct in all but de minimis respects as of the date of the Agreement, and shall be true and correct in all but de minimis respects at and as of the Closing Date as if made on and as of such Closing Date, (y) the representations and warranties of the Company set forth in Section 3.9(a) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date and (z) all other representations and warranties of the Company set forth in Article III shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not result, individually or in the aggregate, in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (w), (x), (y) or (z) above, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b)   the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement at or prior to the Closing;

(c)   Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been satisfied; and

(d)   since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 7.3   Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)   the representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not result, individually or in the aggregate, in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b)   Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent or Merger Sub is required to comply with or to perform under the Agreement at or prior to the Closing; and

(c)   The Company shall have received a certificate signed on behalf of the Company by an officer of Parent to the effect that the conditions in clauses (a) and (b) above have been satisfied.

Section 7.4   Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or, with respect to Parent or Merger Sub, in Section 7.2, or, with respect to the Company, in Section 7.3, to be satisfied if such failure was caused by such Party’s failure to act in good faith or use such efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1   Termination. This Agreement may be terminated, and the Merger may be abandoned (notwithstanding adoption of this Agreement by Parent as sole shareholder of Merger Sub):

(a)   at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)   at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose breach of Section 6.3, Section 6.12 or Section 6.13, as the case may be was the primary cause of, or resulted in, the issuance of order, decree or ruling or taking of such action;

(c)   at any time prior to the Effective Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof has made a Company Change of Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer or (iv) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the date a Company Competing Proposal has been publicly announced;

(d)   at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if the Effective Time has not occurred on or prior to the close of business on the one hundred and eightieth (180th) day after the date hereof (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event;

(e)   at any time prior to the Effective Time, by the Company, by written notice to Parent, to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal, if the Company Board, or a duly authorized committee thereof, has authorized the Company to enter into a Superior Proposal Acquisition Agreement in compliance with Section 5.2; provided that such termination shall not be effective and the Company shall not enter into any such agreement, unless the Company has paid the Company Termination Fee concurrently with such termination in accordance with Section 8.2(b)(i);

(f)   at any time prior to the Effective Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Sections 7.2(a) or 7.2(b) to be satisfied; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company by the earlier of the End Date and thirty (30) days following the date on which Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

(g)   at any time prior to the Effective Time, by the Company, by written notice to Parent, if (i) a breach of any representation or warranty on the part of Parent has had a Parent Material Adverse Effect or (ii) a failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent has occurred; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Parent by the earlier of the End Date and thirty (30) days following the date on which the Company gives Parent notice of such breach and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

(h)   by either the Company or Parent, by written notice to the other, if the Required Company Shareholder Vote shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting, including any adjournment or postponement thereof.

Section 8.2   Effect of Termination.

(a)   In the event of the termination of this Agreement as provided in Section 8.1, the written notice thereof shall be given by the terminating Party to the other Party or Parties shall specify the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(b)   Termination Fee.

(i)   If Parent terminates this Agreement pursuant to Section 8.1(c) or the Company terminates this Agreement pursuant to Section 8.1(e), the Company shall pay or cause to be paid to Parent a fee of $35 million in cash (the “Termination Fee”), in the case of a termination of this Agreement by the Company pursuant to Section 8.1(e), prior to or concurrently with such termination by the Company and in the case of a termination by this Agreement by Parent pursuant to Section 8.1(c), within two (2) Business Days after such termination.

(ii)   If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h) or if Parent terminates this Agreement pursuant to Section 8.1(f), (B) a Company Competing Proposal shall have been publicly disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Competing Proposal, or a Company Competing Proposal shall have otherwise become publicly known) and in each case such Company Competing Proposal (or such public announcement of an intention to make a Company Competing Proposal) has not been irrevocably withdrawn prior to the date of termination, and (C) within twelve (12) months of such termination (1) the Company consummates any Company Competing Proposal or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Termination Fee within two (2) Business Days after the earlier of entering into any definitive agreement providing for a Company Competing Proposal or consummation of any Company Competing Proposal.

(iii)   In the event any amount is payable pursuant to this Section 8.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(iv)   For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one (1) occasion.

(c)   Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Amendment and Modification; Waiver.

(a)   Subject to applicable Law, and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof); provided, however, that after any adoption of the Plan of Merger by the holders of Shares, no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval; provided, further, that no amendment to Sections 9.1(a), 9.7(b), 9.9, 9.10 and 9.13, in each case to the extent such amendment would affect the rights of a Lender (or any Lender Related Party relating to such Lender) shall be effective as to such Lender without such Lender’s consent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)   At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.2   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.

Section 9.3   Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated. Parent shall bear and timely pay (i) all filing fees associated with the HSR Act and (ii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the Transaction (other than any such Taxes required solely by reason of a request by a holder of Shares that payment of the Merger Consideration be made to a Person other than the registered holder of such Shares).

Section 9.4   Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 5:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 5:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)   If to Parent or Merger Sub:

Teleflex Incorporated 550 E. Swedesford Rd. Suite 400, Wayne, PA 19087
Attention:	James J. Leyden
E-mail:	james.leyden@teleflex.com
Facsimile:	(610) 225-8780

       With a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Mario Ponce
E-mail:	mponce@stblaw.com
Facsimile:	(212) 455-2502

(b)   If to the Company:

Vascular Solutions, Inc. 6464 Sycamore Court North Minneapolis, Minnesota 55639
Attention:	Howard Root
Email:	hroot@vasc.com
Facsimile:	(763) 656-4288

       With a copy, which shall not constitute notice, to:

Dorsey & Whitney LLP 50 S. Sixth Street, Suite 1500 Minneapolis, MN 55402
Attention:	Timothy S. Hearn Jonathan A. Van Horn
E-Mail:	hearn.tim@dorsey.com van.horn.jonathan@dorsey.com
Facsimile:	(612) 340-2868

Section 9.5   Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to”. As used in this Agreement, the terms “affiliates” and “associates” shall have the meanings set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule). When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The term “or” has the inclusive meaning represented by the phrase “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” The term “dollars” and character “$” shall mean United States dollars. Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to include such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room used in connection with this Agreement. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.

Section 9.6   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7   Entire Agreement; Third-Party Beneficiaries.

(a)   This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)   Except as provided in Section 6.5, this Agreement (including the Company Disclosure Schedule) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties shall have the right, following the Effective Time, to enforce the provisions of Section 6.5 and the Lender Related Parties shall be third-party beneficiaries and have the right to enforce the provisions of Sections 9.1(a), 9.7(b), 9.9, 9.10, 9.13 (in each case, to the extent that any such Sections relate to the Lender Related Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.9   Governing Law; Jurisdiction.

(a)   This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in Hennepin County, Minnesota, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.4. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Legal Proceeding, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such legal proceeding; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (v) that any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10   Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTER AND THE FINANCING CONTEMPLATED THEREIN AND THE LENDER RELATED PARTIES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11   Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one (1) or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one (1) or more direct or indirect wholly owned Subsidiaries of Parent; provided, however, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be Enforceable by the Parties and their respective successors and assigns.

Section 9.12   Enforcement; Remedies.

(a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)   Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) such Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c)   The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

Section 9.13   Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Lender Related Party) shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto. For the avoidance of doubt, this Section 9.13 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Debt Commitment Letter.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEFLEX INCORPORATED

By	/s/ Benson F. Smith
Name: Benson F. Smith
Title: Chairman and Chief Executive Officer

VIOLET MERGER SUB INC.

By	/s/ James J. Leyden
Name: James J. Leyden
Title: Secretary

VASCULAR SOLUTIONS, INC.

By	/s/ Howard Root
Name: Howard Root
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement, the term:

“510(k)’s” has the meaning set forth in Section 3.17(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions that restrict a Person from making a confidential offer or proposal to the Company (including the Company Board) in respect of an Company Competing Proposal.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Book-Entry Shares” has the meaning set forth in Section 2.4(b).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day”.

“Capital Expenditure Budget” has the meaning set forth in Section 5.1(h).

“Certificates” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 6.8(c).

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Benefit Plan” has the meaning set forth in Section 3.8(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b).

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Change of Recommendation” has the meaning set forth in Section 5.2(a).

“Company Competing Proposal” means any inquiry, proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such Person or group to acquire direct or indirect beneficial ownership of at least fifteen percent (15%) of the assets (as determined on a book value basis) of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the shareholders of the Company immediately preceding such transaction holding less than eighty-five percent (85%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Transactions.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Governing Documents” means the Company Bylaws and the Company Articles.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board or a committee thereof that authorized the execution of this Agreement (as the case may be), or if known, the material consequences of which (based on facts known to members of the Company Board or such committee (as the case may be), as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes generally affecting the United States or global economic conditions; (b) any changes generally affecting the medical device industry; (c) any changes generally affecting legal, Tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions; (d) any change or prospective changes in GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes); (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement; (g) changes in the trading price of Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (i) changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of terrorism, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; (j) the negotiation, pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation from holders of Shares; (k) any action or failure to take any action that is expressly requested by Parent in writing; provided, further, however, that any Event referred to in clauses (a) through (e) and clause (i) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the medical device industry or (ii) any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair the Company’s ability to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 3.15(a).

“Company Options” has the meaning set forth in Section 2.7(a).

“Company Owned Real Property” has the meaning set forth in Section 3.14(a).

“Company Permits” has the meaning set forth in Section 3.6(b).

“Company Permitted Liens” has the meaning set forth in Section 3.14(a).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Shareholder Meeting” has the meaning set forth in Section 6.1(a).

“Company Stock Plans” has the meaning set forth in Section 2.7(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal (with references to 15% and 85% being deemed to be replaced with references to 50%), which the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the shareholders of the Company from a financial point of view than the Transactions contemplated by this Agreement, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such Company Competing Proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated hereby) and all other terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise)).

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 10, 2016, between Parent and the Company, as may be amended.

“Constituent Corporations” has the meaning set forth in Section 2.1.

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, legally binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“D&O Insurance” has the meaning set forth in Section 6.5.

“Debt Commitment Letter” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Dissenters’ Rights” has the meaning set forth in Section 2.6(a).

“Dissenting Share” has the meaning set forth in Section 2.6(a).

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(d).

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 2.7(d).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Fee Letter” has the meaning set forth in Section 4.5(a).

“FDA” has the meaning set forth in Section 3.17(a).

“FDA Permits” has the meaning set forth in Section 3.17(a).

“GAAP” has the meaning set forth in Section 3.4(b).

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“HSR Act” has the meaning set forth in Section 3.3(e).

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (c) net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (g) synthetic lease obligations; and (h) any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 6.5.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations and all related user accounts and social networking pages.

“Knowledge of the Company” means the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” means the first period of 15 consecutive Business Days commencing upon the later to occur of (x) the Parent’s receipt of the Required Information and (y) January 5, 2017, throughout which and at the end of which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such period (other than those other conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied); provided however that (A) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period: (1) Baker Tilly Virchow Krause, LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Baker Tilly Virchow Krause, LLP or another independent accounting firm of nationally recognized standing; or (2) the Company shall have publicly announced any intention to restate any historical financial statements of the Company included in the Required Information, or the Company shall have publicly announced that such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has publicly announced that it has concluded no such restatement shall be required; or (3) the Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such Required Information not materially misleading, in which case the Marketing Period will not be deemed to commence until all such Required Information has been corrected or disclosed; and (B) if the Company shall have failed to file with the SEC any Company SEC Document on or prior to the date required therefor under the Exchange Act, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, such Company SEC Document has been so filed; and (C) the Marketing Period shall be deemed to have ended on any date that the initial funding of the Debt Financing occurs.

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.4(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market LLC.

“Non-Management Employees” has the meaning set forth in Section 5.1(j).

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Payment Fund” has the meaning set forth in Section 2.5(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially delays consummation, or would reasonably be expected to prevent or materially delay consummation, by Parent or Merger Sub of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Party” has the meaning set forth in the Preamble.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan of Merger” has the meaning set forth in the Recitals.

“PMA’s” has the meaning set forth in Section 3.17(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Proxy Statement” has the meaning set forth in Section 3.3(e).

“Required Information” means all financial statements, financial data, audit reports and other information relating to the Company necessary to satisfy the conditions in paragraphs 5 and 6 of Exhibit D to the Debt Commitment Letter.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.3(c).

“Restricted Share” has the meaning set forth in Section 2.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Shareholder Approval” has the meaning set forth in Section 6.1(a).

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries and (d) such Persons has not incurred nor does it plan to incur debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or mature liability.

“Special Committee” has the meaning set forth in Section 3.3(a).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one (1) or more of its Subsidiaries, or by such Person and one (1) or more of its Subsidiaries or (b) with respect to a partnership or limited liability company, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership or limited liability company.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Transactions” means all of the transactions contemplated by this Agreement, including the Merger.

“U.S. Company Benefit Plans” has the meaning set forth in Section 3.8(a).

“Willful Breach” means an intentional and willful material failure to perform an agreement or covenant contained in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to act would constitute a breach of such agreement or covenant.

EXHIBIT A

ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

ARTICLES OF INCORPORATION

ARTICLE I

The name of this Corporation is Vascular Solutions, Inc.

ARTICLE II

The registered office of this Corporation is located at c/o Corporation Service Company, 2345 Rice Street, Suite 230, Roseville, MN, 55113.

ARTICLE III

This Corporation is authorized to issue an aggregate total of 100 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.

ARTICLE IV

No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE V

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VII

Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE VIII

A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 8 became effective.

Any repeal or modification of the foregoing provisions of this Article 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EXHIBIT B

BYLAWS OF SURVIVING CORPORATION

BY-LAWS

Of

VASCULAR SOLUTIONS, INC.

SHAREHOLDERS

Section 1.01   Place of Meetings. Each meeting of the shareholders shall be held at the principal executive office of the Corporation or at such other place as may be designated by the Board of Directors or the Chief Executive Officer. But any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the Corporation is located. The Board of Directors may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication.

Section 1.02   Regular Meetings. Regular meetings of the shareholders may be held on an annual or other less frequent basis as determined by the Board of Directors; provided, however, that if a regular meeting has not been held during the immediately preceding 15 months, a shareholder or shareholders holding three percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation. At each regular meeting the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.

Section 1.03   Special Meetings. A special meeting of the shareholders may be called for any purpose or purposes at any time by the Chief Executive Officer; by the Chief Financial Officer; by the Board of Directors or any two or more members thereof; or by one or more shareholders holding not less than ten percent of the voting power of all shares of the Corporation entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by shareholders holding not less than 25 percent of the voting power of all shares of the Corporation entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the Corporation specifying the purposes of such meeting.

Section 1.04   Meetings Held Upon Shareholder Demand. Within 30 days after receipt of a demand by the Chief Executive Officer or the Chief Financial Officer from any shareholder or shareholders entitled to call a meeting of the shareholders, it shall be the duty of the Board of Directors of the Corporation to cause a special or regular meeting of shareholders, as the case may be, to be duly called and held on notice no later than 90 days after receipt of such demand. If the Board fails to cause such a meeting to be called and held as required by this Section, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 1.06 hereof at the expense of the Corporation.

Section 1.05   Adjournments. Any meeting of the shareholders may be adjourned from time to time to another date, time and place. If any meeting of the shareholders is so adjourned, no notice as to such adjourned meeting need be given if the adjourned meeting is to be held not more than 120 days after the date fixed for the original meeting and the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

Section 1.06   Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the shareholders, stating the date, time, and place and, in the case of a special meeting, the purpose or purposes, shall be given at least 10 days and not more than 60 days before the meeting to every holder of shares entitled to vote at such meeting except as specified in Section 1.05 or as otherwise permitted by law. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. The business transacted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting.

Section 1.07   Waiver of Notice. A shareholder may waive notice of the date, time, place, or purpose of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 1.08   Voting Rights. Subdivision 1. A shareholder shall have one vote for each share held which is entitled to vote. Except as otherwise required by law, a holder of shares entitled to vote may vote any portion of the shares in any way the shareholder chooses. If a shareholder votes without designating the proportion or number of shares voted in a particular way, the shareholder is deemed to have voted all of the shares in that way.

Subdivision 2. The Board of Directors may fix, or authorize an officer to fix, a date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at that meeting of shareholders.

Section 1.09   Proxies. A shareholder may cast or authorize the casting of a vote by (a) filing a written appointment of a proxy, signed by the shareholder, with an officer of the Corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.

Section 1.10   Quorum. The holders of a majority of the voting power of the shares entitled to vote at a shareholders meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of the shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

Section 1.11   Acts of Shareholders. Subdivision 1. Except as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the shareholders shall take action by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders.

Subdivision 2. A shareholder voting by proxy authorized to vote on less than all items of business considered at the meeting shall be considered to be present and entitled to vote only with respect to those items of business for which the proxy has authority to vote. A proxy who is given authority by a shareholder who abstains with respect to an item of business shall be considered to have authority to vote on that item of business.

Section 1.12   Action Without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed, or consented to by authenticated electronic communication, by all of those shareholders, unless a different effective time is provided in the written action.

DIRECTORS

Section 2.01   Number; Qualifications. Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote, the business and affairs of the Corporation shall be managed by or under the direction of a Board of one or more directors. Directors shall be natural persons. The number of directors to constitute the Board shall be determined from time to time by resolution of the Board. Directors need not be shareholders.

Section 2.02   Term. Each director shall serve for an indefinite term that expires at the next regular meeting of the shareholders. A director shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.

Section 2.03   Vacancies. Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum. Vacancies on the Board resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time such directorships are created. Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular meeting or at any special meeting duly called for that purpose.

Section 2.04   Place of Meetings. Each meeting of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be designated from time to time by a majority of the members of the Board or by the Chief Executive Officer. The Board of Directors may determine that a meeting not be held at a physical place, but instead solely by one or more means of remote communication through which the directors may simultaneously participate with each other during the meeting. Participation by remote communication constitutes presence at the meeting.

Section 2.05   Regular Meetings. Regular meetings of the Board of Directors for the election of officers and the transaction of any other business shall be held without notice at the place of and immediately after each regular meeting of the shareholders.

Section 2.06   Special Meetings. A special meeting of the Board of Directors may be called for any purpose or purposes at any time by any member of the Board by giving not less than two days’ notice to all directors of the date, time and place of the meeting, provided that when notice is mailed, at least four days’ notice shall be given. The notice need not state the purpose of the meeting.

Section 2.07   Waiver of Notice; Previously Scheduled Meetings. Subdivision 1. A director of the Corporation may waive notice of the date, time and place of a meeting of the Board. A waiver of notice by a director entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

Subdivision 2. If the day or date, time and place of a Board meeting have been provided herein or announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.

Section 2.08   Quorum. The presence in person of a majority of the directors currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of the directors originally present leaves less than the proportion or number otherwise required for a quorum.

Section 2.09   Acts of Board. Except as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the Board shall take action by the affirmative vote of the greater of (a) a majority of the directors present at a duly held meeting at the time the action is taken or (b) a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting.

Section 2.10   Participation by Remote Communication. A director may participate in a Board meeting by conference telephone, or, if authorized by the Board, by any other means of remote communication through which the director, other directors so participating, and all directors physically present at the meeting may participate with each other during the meeting. A director so participating is deemed present at the meeting.

Section 2.11   Absent Directors. A director of the Corporation may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as the vote of a director present at the meeting in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 2.12   Action Without a Meeting. An action required or permitted to be taken at a Board meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the directors. Any action, other than an action requiring shareholder approval, if the Articles of Incorporation so provide, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present. The written action is effective when signed, or consented to by authenticated electronic communication, by the required number of directors, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date.

Section 2.13   Committees. Subdivision 1. A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the Corporation only to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the Board, except as provided in Section 2.14 or otherwise provided by law.

Subdivision 2. A committee shall consist of one or more natural persons, who need not be directors, appointed by affirmative vote of a majority of the directors present at a duly held Board meeting.

Subdivision 3. Section 2.04 and Sections 2.06 to 2.12 hereof shall apply to committees and members of committees to the same extent as those sections apply to the Board and directors.

Subdivision 4. Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director.

Section 2.14   Special Litigation Committee. Pursuant to the procedure set forth in Section 2.13, the Board may establish a committee composed of one or more independent directors or other independent persons to determine whether it is in the best interests of the Corporation to consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued. The committee, once established, is not subject to the direction or control of, or (unless required by law) termination by, the Board. To the extent permitted by law, a vacancy on the committee may be filled by a majority vote of the remaining committee members. The good faith determinations of the committee are binding upon the Corporation and its directors, officers and shareholders to the extent permitted by law. The committee terminates when it issues a written report of its determinations to the Board.

Section 2.15   Compensation. The Board may fix the compensation, if any, of directors.

OFFICERS

Section 3.01   Number and Designation. The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Corporation, with such powers, rights, duties and responsibilities as may be determined by the Board, including, without limitation, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these By-Laws unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

Section 3.02   Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (a) shall have general active management of the business of the Corporation; (b) shall, when present, preside at all meetings of the shareholders and Board; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) may maintain records of and certify proceedings of the Board and shareholders; and (e) shall perform such other duties as may from time to time be assigned by the Board.

Section 3.03   Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer (a) shall keep accurate financial records for the Corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as the Board shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board; (e) shall render to the Chief Executive Officer and the Board, whenever requested, an account of all of such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation; and (f) shall perform such other duties as may be prescribed by the Board or the Chief Executive Officer from time to time.

Section 3.04   President. Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board.

Section 3.05   Vice Presidents. Any one or more Vice Presidents, if any, may be designated by the Board of Directors as Executive Vice Presidents or Senior Vice Presidents. During the absence or disability of the President, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President. The determination of who is the highest ranking of two or more persons holding the same office shall, in the absence of specific designation of order of rank by the Board, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Corporation.

Section 3.06   Secretary. The Secretary, unless otherwise determined by the Board of Directors, shall attend all meetings of the shareholders and all meetings of the Board, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings. Except as otherwise required or permitted by law or by these By-Laws, the Secretary shall give or cause to be given notice of all meetings of the shareholders and all meetings of the Board.

Section 3.07   Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation. If an officer other than the Treasurer is designated Chief Financial Officer, the Treasurer shall perform such duties as may from time to time be assigned by the Board.

Section 3.08   Authority and Duties. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors. Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons.

Section 3.09   Term. Subdivision 1. All officers of the Corporation shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal.

Subdivision 2. An officer may resign at any time by giving written notice to the Corporation. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective date is specified in the notice.

Subdivision 3. An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly held Board meeting.

Subdivision 4. A vacancy in an office because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the office of Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired portion of the term by the Board.

Section 3.10   Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by the Chief Executive Officer if authorized by the Board.

INDEMNIFICATION OF CERTAIN PERSONS

Section 4.01   Indemnification. The Corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

Section 4.02   Insurance. The Corporation may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Corporation would otherwise be required to indemnify the person against the liability.

SHARES

Section 5.01   Certificated and Uncertificated Shares. Subdivision 1. The shares of the Corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.

Subdivision 2. Each certificate of shares of the Corporation shall bear the corporate seal, if any, and shall be signed by the Chief Executive Officer, or the President or any Vice President, and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer and the corporate seal upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

Subdivision 3. A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue shares of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board to determine the relative rights and preferences of subsequent classes or series.

Subdivision 4. A resolution approved by the affirmative vote of a majority of the directors present at a duly held meeting of the Board may provide that some or all of any or all classes and series of the shares of the Corporation will be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.

Section 5.02   Declaration of Dividends and Other Distributions. The Board of Directors shall have the authority to declare dividends and other distributions upon the shares of the Corporation to the extent permitted by law.

Section 5.03   Transfer of Shares. Shares of the Corporation may be transferred only on the books of the Corporation by the holder thereof, in person or by such person’s attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares. The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect transfers of shares.

Section 5.04   Record Date. The Board of Directors may fix a time, not exceeding 60 days preceding the date fixed for the payment of any dividend or other distribution, as a record date for the determination of the shareholders entitled to receive payment of such dividend or other distribution, and in such case only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed.

MISCELLANEOUS

Section 6.01   Execution of Instruments. Subdivision 1. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, or the President, or any Vice President, or by such other person or persons as may be designated from time to time by the Board of Directors.

Subdivision 2. If a document must be executed by persons holding different offices or functions and one person holds such offices or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.

Section 6.02   Advances. The Corporation may, without a vote of the directors, advance money to its directors, officers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

Section 6.03   Corporate Seal. The seal of the Corporation, if any, shall be a circular embossed seal having inscribed thereon the name of the Corporation and the following words:

“Corporate Seal Minnesota.”

Section 6.04   Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.05   Amendments. The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation, subject to the power of the shareholders to change or repeal the same, provided, however, that the Board shall not adopt, amend or repeal any By-Law fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a By-Law that increases the number of directors.

Section 6.06   Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the state or federal courts in Hennepin County, Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act, the articles of incorporation, or these By-laws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 12.01 is filed in a court other than a state or federal court in Hennepin County, Minnesota (a “Foreign Action”) by any shareholder, such shareholder shall be deemed to have consented to: (a) the personal jurisdiction of the state or federal courts in Hennepin County, Minnesota in connection with any action brought in any such court to enforce this Section 6.06; and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. If any provision of this Section 6.06 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 6.06 (including, without limitation, each portion of any sentence of this Section 6.06 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Annex B

OPINION OF GUGGENHEIM SECURITIES, LLC

December 1, 2016

The Board of Directors
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

Members of the Board:

We understand that Vascular Solutions, Inc. (“Vascular Solutions”), Teleflex Incorporated (“Teleflex”) and Violet Merger Sub Inc., a wholly owned subsidiary of Teleflex (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of December 1, 2016 (the “Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Vascular Solutions, and Vascular Solutions will become a wholly owned subsidiary of Teleflex. Pursuant to the Agreement, each of the issued and outstanding shares of common stock, par value $0.01 per share, of Vascular Solutions (“Vascular Solutions Common Stock”)(subject to certain exceptions), will be converted into the right to receive $56.00 in cash (the “Consideration to be Received”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to holders of Vascular Solutions Common Stock, excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of December 1, 2016;
•	Reviewed certain publicly available business and financial information regarding Vascular Solutions;
•	Reviewed certain non-public business and financial information regarding Vascular Solutions’ business and prospects, including certain financial projections for Vascular Solutions for the calendar years ending December 31, 2016 through December 31, 2021 (the “Vascular Solutions Projections”), all as prepared and provided to us by Vascular Solutions’ senior management;
•	Discussed with Vascular Solutions’ senior management their views of Vascular Solutions’ business, operations, historical and projected financial results and future prospects, including the commercial, competitive and regulatory dynamics in the medical device industry;
•	Reviewed the historical prices, trading multiples and trading activity of the shares of Vascular Solutions Common Stock;
•	Compared the financial performance of Vascular Solutions and the trading multiples and trading activity of the shares of Vascular Solutions Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Vascular Solutions;

The Board of Directors
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;
•	Performed discounted cash flow analyses for Vascular Solutions based on the Vascular Solutions Projections; and
•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Vascular Solutions Projections, any other estimates and any other forward-looking information) furnished by or discussed with Vascular Solutions or obtained from public sources, data suppliers and other third parties.
•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Vascular Solutions Projections, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Vascular Solutions Projections, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Vascular Solutions’ senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Vascular Solutions Projections, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.
•	Specifically, with respect to (i) the Vascular Solutions Projections, any other estimates and any other forward-looking information furnished by or discussed with Vascular Solutions, (a) we have been advised by Vascular Solutions’ senior management, and we have assumed, that the Vascular Solutions Projections, any other estimates and any other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Vascular Solutions’ senior management as to the expected future performance of Vascular Solutions and (b) we have assumed that the Vascular Solutions Projections, such other estimates and such other forward-looking information have been reviewed by Vascular Solutions’ Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were asked by Vascular Solutions’ Board of Directors to solicit indications of interest from selected third parties regarding a potential transaction with Vascular Solutions, and we have considered the results of such solicitation in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Vascular

The Board of Directors
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

Solutions or any other entity or the solvency or fair value of Vascular Solutions or any other entity, nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Vascular Solutions or its securityholders. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Vascular Solutions and its other advisors with respect to such matters.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) each of Vascular Solutions, Teleflex and Merger Sub will comply with all terms of the Agreement and (iii) the representations and warranties of Vascular Solutions, Teleflex and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Vascular Solutions or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Vascular Solutions Common Stock or other securities of Vascular Solutions may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Vascular Solutions in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon the delivery of our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Vascular Solutions has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Other than our current engagement by Vascular Solutions, Guggenheim Securities, LLC (“Guggenheim Securities”) has not during the past two years been formally engaged to provide any investment banking or financial advisory services to, or received any investment banking or financial advisory fees from, either Vascular Solutions or Teleflex. As previously disclosed, however, during the past two years Guggenheim Securities has maintained relationships with both Vascular Solutions and Teleflex and may seek to provide Vascular Solutions, Teleflex and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Vascular Solutions, Teleflex, other participants in the Merger or their respective affiliates, subsidiaries,

The Board of Directors
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

investment funds and portfolio companies, for which services Guggenheim Securities or any of its affiliates and related entities has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Vascular Solutions, Teleflex, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Vascular Solutions, Teleflex, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Vascular Solutions, Teleflex, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Vascular Solutions’ Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration to be Received. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Vascular Solutions Common Stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Vascular Solutions’ Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of Vascular Solutions Common Stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Vascular Solutions’ underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Vascular Solutions, the financing of the Merger or the effects of any other transaction in which Vascular Solutions might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Consideration to be Received by holders of Vascular Solutions Common Stock, excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger or the Agreement (including, without limitation, the form or structure of the Merger) or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Vascular Solutions, Teleflex or other participants in the Merger. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Vascular Solutions’ or Teleflex’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be Received or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of

The Board of Directors
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to holders of Vascular Solutions Common Stock, excluding (i) any wholly owned subsidiary of Vascular Solutions or (ii) Teleflex, Merger Sub and their respective affiliates.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex C

DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1.   Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B or 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B or 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.   Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.   Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.   Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1.   Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2.   Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.   Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.   Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.   Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.   Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.   Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.   Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith. (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions. (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Vascular Solutions

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

**There are three ways to vote your Proxy**

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

**INTERNET** – [______________________]
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (Eastern Time) on ______________.

**PHONE** – [______________________]
Use a touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (Eastern Time) on ______________.

**MAIL** – Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to ______________.

**If you vote by Phone or Internet, please do not mail your Proxy Card.**

*Please detach here*

**The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.**

**1.** Proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time), by and among Vascular Solutions, Inc., Teleflex Incorporated and Violet Merger Sub Inc., pursuant to which Violet Merger Sub Inc. will be merged with and into Vascular Solutions Inc. and to approve the merger. ☐ For ☐ Against ☐ Abstain

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS**

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.